SCHEDULE 14A

PROXY STATEMENT

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Sabre Corporation

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Notice of 2021 Annual Meeting

of Stockholders and

Proxy Statement

March 18, 2021

Dear Fellow Stockholders:

We are pleased to invite you to the 2021 Annual Meeting of Stockholders, to be held on Wednesday, April 28, 2021, at 9:30 a.m. CDT. Due to concerns regarding the COVID-19 pandemic, and to help protect the health and safety of our employees, stockholders, and other stakeholders, the Annual Meeting will be a virtual meeting conducted solely online via live webcast at www.proxydocs.com/SABR. There is no physical location for the meeting.

To participate in the Annual Meeting, you must register in advance at www.proxydocs.com/SABR. As part of the registration process, you must enter the control number provided on your proxy card, voting instruction form, or Notice of Electronic Availability. Upon completing your registration, you will receive further instructions via email, one hour prior to the meeting time, including your unique links that will allow you to access the meeting and will permit you to submit questions during the meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number provided.

Details about the business to be conducted at the Annual Meeting can be found in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

Your vote is important. Regardless of whether you plan to virtually attend the Annual Meeting, we urge you to submit your proxy as soon as possible. You may submit your proxy using the proxy card by completing, signing, and dating it, then returning it by mail. Also, most of our stockholders can submit their proxy by telephone or through the Internet. If telephone or Internet voting is available to you, instructions will be included on your proxy card. Additional information about voting your shares is included in the proxy statement.

As in prior years, we are utilizing rules that allow companies to furnish proxy materials to stockholders on the Internet. We believe furnishing proxy materials in this manner allows us to continue to make this information available to our stockholders, while reducing printing and delivery costs and acting in a sustainable manner.

On behalf of your Board of Directors, thank you for your continued interest and support.

Sincerely,

Karl Peterson	Sean Menke
Chairman of the Board	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

SABRE CORPORATION

3150 Sabre Drive

Southlake, Texas 76092

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders (including any adjournments or postponements, the “Annual Meeting”) of Sabre Corporation, a Delaware corporation, will be held virtually at 9:30 a.m. CDT on Wednesday, April 28, 2021, for the following purposes:

1.

To elect George Bravante, Jr., Hervé Couturier, Gary Kusin, Gail Mandel, Sean Menke, Phyllis Newhouse, Karl Peterson, Zane Rowe, Gregg Saretsky, John Scott, and Wendi Sturgis to our Board of Directors, each to serve a one-year term,

2.	To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2021,

3.	To approve our 2021 Omnibus Incentive Compensation Plan,

4.	To hold an advisory vote on the compensation of our named executive officers,

5.	To hold an advisory vote on the frequency of the advisory stockholder vote on the compensation of our named executive officers, and

6.	To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements.

Our Board of Directors recommends you vote (1) FOR the election of the eleven nominees for directors named in this proxy statement, (2) FOR ratification of the appointment of our independent auditors, (3) FOR the approval of our 2021 Omnibus Incentive Compensation Plan, (4) FOR the advisory, non-binding vote on the compensation of our named executive officers, and (5) for the option of ONE YEAR as the frequency of the advisory stockholder vote on the compensation of our named executive officers.

Only stockholders of record at the close of business on March 2, 2021 are entitled to notice of, to attend virtually, and to vote at the Annual Meeting and any adjournments or postponements.

Due to concerns regarding the COVID-19 pandemic, and to help protect the health and safety of our employees, stockholders, and other stakeholders, the Annual Meeting will be a virtual meeting conducted solely online via live webcast at www.proxydocs.com/SABR. Please register in advance at www.proxydocs.com/SABR prior to the registration deadline of 5:00 p.m. EDT on April 26, 2021. As part of the registration process, you must enter the control number provided on your proxy card, voting instruction form, or Notice of Electronic Availability. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you to access the meeting and will permit you to submit questions during the meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number provided.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Whether or not you expect to virtually attend the Annual Meeting, we encourage you to submit your proxy promptly by using the Internet or telephone or by signing, dating, and returning your proxy card.

By order of the Board of Directors.

Steve Milton

Corporate Secretary

March 18, 2021

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be Held on April 28, 2021

This proxy statement and the 2020 annual report are available at

www.proxydocs.com/SABR

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APPENDIX A:	Sabre Corporation 2021 Omnibus Incentive Compensation Plan	A-1

APPENDIX B:	List of Included and Excluded Countries	B-1

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PROXY STATEMENT SUMMARY

PROXY STATEMENT SUMMARY

This summary represents only selected information. You should review the entire proxy statement before voting.

Matters for Stockholder Voting

Proposal	Description	Board Voting Recommendation
1. Election of directors

Election of George Bravante, Jr., Hervé Couturier, Gary Kusin, Gail Mandel, Sean Menke, Phyllis Newhouse, Karl Peterson, Zane Rowe, Gregg Saretsky, John Scott, and Wendi Sturgis to serve a one-year term

FOR these nominees

2. Ratification of appointment of auditors	Ratification of the appointment of Ernst & Young LLP as our independent auditors for 2021	FOR

3. Approval of our 2021 Omnibus Incentive Compensation Plan

Approval of our 2021 Omnibus Incentive Compensation Plan, to replace our 2019 Omnibus Incentive Compensation Plan and increase the number of shares authorized for issuance under our equity-based compensation plans

FOR

4. Advisory, non-binding vote on the compensation of our named executive officers	Approval, on an advisory and non-binding basis, of our named executive officers’ 2020 compensation	FOR

5. Advisory, non-binding vote on the frequency of the advisory vote on the compensation of our named executive officers	Approval, on an advisory and non-binding basis, of the frequency of the advisory vote on our named executive officers’ compensation	ONE YEAR

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PROXY STATEMENT SUMMARY

Information on Director Nominees

Information about the eleven nominees for director is included below. The Governance and Nominating Committee has reviewed the individual director attributes and contributions of these nominees, and the Board of Directors recommends that stockholders vote FOR the election of each of these nominees.

Name and Occupation	Committee Roles	Independent	Experience Highlights

George Bravante, Jr. Co-founder of Bravante-Curci Investors, LP, Owner of Bravante Produce, and CEO of Pacific Agricultural Realty, LP	• Audit Committee • Executive Committee	✓	• Travel industry experience, as the former Chairman of the Board of ExpressJet Holdings, Inc. • Investment experience • Financial and strategic business knowledge • Audit Committee financial expert

Hervé Couturier President, Kerney Partners	• Audit Committee • Technology Committee • Executive Committee	✓

• Significant experience in the areas of solutions strategy, product strategy, product development, and business management in software-based companies

• Domain experience in the travel industry

• International experience

Gary Kusin Private investor, business advisor, and entrepreneur	• Compensation Committee • Governance and Nominating Committee	✓	• Substantial experience in executive management and corporate governance • Extensive experience as an investor, director, and executive officer of major corporations

Gail Mandel Managing Director, Focused Point Ventures, LLC	• Audit Committee • Technology Committee	✓	• Extensive hospitality industry experience • Significant leadership experience, including in finance and technology implementation

Sean Menke President and CEO, Sabre Corporation	• Technology Committee • Executive Committee		• Extensive travel technology sector experience • Substantial leadership experience as a former executive officer of airline companies

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PROXY STATEMENT SUMMARY

Name and Occupation	Committee Roles	Independent	Experience Highlights

Phyllis Newhouse Founder and CEO, Xtreme Solutions, Inc.	• Audit Committee* • Technology Committee*	✓

• Deep experience in cybersecurity and information technology fields as the CEO of a cybersecurity firm and as a former United States Army noncommissioned officer that focused on national security

• Significant focus on entrepreneurship, including through the founding of her firm and a nonprofit dedicated to connecting and supporting women on their entrepreneurial journeys

Karl Peterson Senior Partner of TPG and Managing Partner, TPG Pace Group, and Chairman of the Board, Sabre Corporation	• Compensation Committee • Executive Committee • Governance and Nominating Committee	✓

• Extensive experience as a director of several travel and technology companies

• Former executive of an airline travel company

• Private equity investor with significant experience working with public companies

Zane Rowe Chief Financial Officer and Interim Chief Executive Officer, VMware, Inc.	• Compensation Committee • Technology Committee	✓	• Extensive experience in the travel industry and the technology sector • Financial expertise • Experience in sales, operations, and strategic roles

Gregg Saretsky Retired President and Chief Executive Officer, WestJet	• Technology Committee	✓	• Deep airline industry experience • Leadership experience as an executive of airline companies

John Scott Founder and Chairman of Park House	• Governance and Nominating Committee	✓	• Extensive experience in the hospitality, leisure, and entertainment industries • Significant experience serving on the boards of private and public companies

Wendi Sturgis Chief Revenue Officer, Lyte, Inc.	• Governance and Nominating Committee* • Technology Committee*	✓	• Significant cybersecurity, technology and marketing leadership experience • Extensive executive officer experience, including as a founding executive of a search experience cloud company

*	Subject to election as a director.

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PROXY STATEMENT SUMMARY

2021 Omnibus Incentive Compensation Plan

We are seeking approval of our 2021 Omnibus Incentive Compensation Plan (the “2021 Omnibus Plan”), which our Board of Directors adopted in March 2021, subject to stockholder approval. We currently have the 2019 Omnibus Incentive Compensation Plan (the “2019 Omnibus Plan”) in place. We are proposing adoption of the 2021 Omnibus Plan to replace the 2019 Omnibus Plan, which will also increase the number of shares authorized for issuance pursuant to our equity-based compensation plans. The 2021 Omnibus Plan is a critical part of our overall compensation program and is intended to promote the interests of Sabre and our stockholders by providing our employees, who are largely responsible for the management, growth, and protection of our business, with incentives and rewards to encourage them to continue in the service of Sabre. The 2021 Omnibus Plan is designed to meet these objectives by providing these employees with a proprietary interest in pursuing the long-term growth, profitability, and financial success of Sabre.

The Board of Directors recommends that stockholders vote FOR the approval of the 2021 Omnibus Plan.

Advisory, Non-Binding Vote on the Compensation of Our Named Executive Officers

Stockholders are asked to cast an advisory, non-binding vote on the compensation of our named executive officers, as described in “Compensation Discussion and Analysis” and the executive compensation tables following that section. This is often referred to as a “say-on-pay” proposal.

The Board of Directors recommends that stockholders vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules.

Advisory, Non-Binding Vote on the Frequency of the Vote on the Compensation of Our Named Executive Officers

Stockholders are asked to cast an advisory, non-binding vote on the frequency of the advisory vote on the compensation of our named executive officers. Stockholders may vote for the vote to occur every year, every two years, or every three years.

The Board of Directors recommends that stockholders vote for the frequency of ONE YEAR for the advisory vote on the compensation of our named executive officers.

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PROXY STATEMENT

PROXY STATEMENT

for the Annual Meeting of Stockholders

to be held on April 28, 2021

INFORMATION ABOUT OUR ANNUAL MEETING

Date and Time of Virtual Annual Meeting

Our 2021 Annual Meeting will be held virtually solely online via live webcast on Wednesday, April 28, 2021, at 9:30 a.m. CDT at www.proxydocs.com/SABR.

Only stockholders as of the record date and persons holding proxies from stockholders as of the record date may attend the virtual Annual Meeting.

Record Date; Mailing Date

The Board of Directors established the close of business on March 2, 2021 as the record date for determining the holders of Sabre stock entitled to notice of and to vote at the Annual Meeting.

On the record date, 317,335,073 shares of common stock were outstanding and entitled to vote at the Annual Meeting. Each share of common stock outstanding is entitled to one vote for each director nominee and one vote for each other item to be voted on at the Annual Meeting.

We are first mailing this proxy statement and the accompanying proxy materials to holders of Sabre common stock on or about March 18, 2021.

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by rules of the Securities and Exchange Commission (“SEC”), we are making this proxy statement and our annual report available to our stockholders electronically via the Internet. This reduces printing and delivery costs and supports our sustainability efforts. You may have received in the mail a “Notice of Electronic Availability” explaining how to access this proxy statement and our annual report on the Internet and how to vote online. If you received this Notice but would like to receive a paper copy of the proxy materials, you should follow the instructions contained in the Notice for requesting these materials.

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PROXY STATEMENT

How to Vote

You may direct how your shares are voted by proxy, without virtually attending the Annual Meeting. The manner in which your shares may be voted by proxy depends on whether you are a:

•	Registered stockholder. Your shares are represented by certificates or book entries in your name on the records of Sabre’s stock transfer agent, American Stock Transfer & Trust Company, LLC, or

•	Beneficial stockholder. You hold your shares in “street name” through a broker, trust, bank, or other nominee.

You may vote your shares by proxy in any of the following three ways:

•

Using the Internet. Registered stockholders may submit their proxies using the Internet by going to www.proxypush.com/SABR and following the instructions. Beneficial stockholders may submit their proxies by accessing the website specified on the voting instruction forms provided by their brokers, trusts, banks, or other nominees. You will be required to enter the control number that is included on the voting instruction form provided by your broker, trust, bank, or other nominee.

•

By Telephone. Registered stockholders may submit their proxies, from within the United States, using any touch-tone telephone by calling (866) 206-5104 and following the recorded instructions. Beneficial owners may submit their proxies, from within the United States, using any touch-tone telephone by calling the number specified on the voting instruction forms provided by their brokers, trusts, banks, or other nominees. You will be required to enter the control number that is included on the voting instruction form provided by your broker, trust, bank, or other nominee.

•

By Mail. Registered stockholders that received printed proxy materials may submit proxies by mail by marking, signing, and dating the printed proxy cards and mailing them in the accompanying postage-paid envelopes. Beneficial owners may submit their proxies by marking, signing, and dating the voting instruction forms provided by their brokers, trusts, banks, or other nominees and mailing them in the accompanying postage-paid envelopes.

Please note that if you received a Notice of Electronic Availability, you cannot vote your shares by filling out and returning the Notice. Instead, you should follow the instructions contained in the Notice on how to submit a proxy by using the Internet or telephone.

All proxies properly submitted and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on the proxies. If you are a stockholder of record and submit your signed proxy voting instructions but do not direct how to vote on each item, the persons named as proxies will vote your shares as follows:

•	FOR the election of the eleven directors named in this proxy statement,

•	FOR the ratification of the appointment of our independent auditors,

•	FOR the approval of the 2021 Omnibus Plan,

•	FOR the advisory, non-binding vote on the compensation of our named executive officers, and

•	For the option of ONE YEAR as the frequency of the advisory stockholder vote on the compensation of our named executive officers.

You may also vote during the Annual Meeting by following the instructions on the meeting website during the Annual Meeting. Votes during the Annual Meeting will replace any previous votes you have made by

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mail, telephone, or the Internet. Attendance at the virtual Annual Meeting without voting or revoking a previous proxy in accordance with the voting procedures will not in and of itself revoke a previously submitted proxy.

How to Revoke Your Vote

Any stockholder of record submitting a proxy has the power to revoke the proxy at any time prior to its exercise by (1) submitting a new proxy with a later date or time, including a proxy given over the Internet or by telephone, (2) notifying our Corporate Secretary at 3150 Sabre Drive, Southlake, Texas 76092 in writing, which notice must be received by the Corporate Secretary before the meeting or (3) voting during the virtual Annual Meeting.

If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank, or other nominee.

Quorum

Transaction of business at the Annual Meeting may occur if a quorum is present. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of capital stock entitled to be voted at the meeting, present in person or by proxy, constitutes a quorum. If a quorum is not reached, the Annual Meeting will be adjourned until a later time.

Votes Required

Item 1: Election of Directors. The election of each director will be determined by the vote of a majority of the votes cast with respect to that director’s election, requiring the number of votes cast “for” a director’s election to exceed the number of votes cast “against” that director.

Item 2: Ratification of the Appointment of Our Independent Auditors. The affirmative vote of the holders of not less than a majority of the outstanding common stock entitled to vote and present, in person or by proxy, at the meeting is required.

Item 3: Approval of the 2021 Omnibus Plan. The affirmative vote of the holders of not less than a majority of the voting power of the outstanding common stock entitled to vote and present, in person or by proxy, at the meeting is required.

Item 4: Advisory, Non-binding Vote on the Compensation of Our Named Executive Officers. The affirmative vote of the holders of not less than a majority of the outstanding common stock entitled to vote and present, in person or by proxy, at the meeting is required.

Item 5: Advisory, Non-binding Vote on the Frequency of the Vote on the Compensation of Our Named Executive Officers. The affirmative vote of the holders of not less than a majority of the outstanding common stock entitled to vote and present, in person or by proxy, at the meeting is required.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. For Item 1, because the election of each director requires a majority of votes cast, abstentions

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PROXY STATEMENT

and broker non-votes will have no effect on the outcome of the vote. For Items 2, 3, 4 and 5, because the affirmative vote of the holders of a majority of the shares present and entitled to vote is required for approval, abstentions will be counted as votes against this proposal, and there will be no broker non-votes.

If you hold Sabre shares in street name, you must provide your broker, bank, or other holder of record with instructions in order to vote these shares. If you do not provide these voting instructions, whether your shares can be voted by your bank, broker, or other nominee depends on the type of item being considered for a vote.

•

Non-Discretionary Items. The election of directors, the approval of the 2021 Omnibus Plan, the advisory, non-binding vote on the compensation of our named executive officers, and the advisory, non-binding vote on the frequency of the vote on the compensation of our named executive officers are non-discretionary items and may NOT be voted on by your broker, bank, or other nominee absent specific voting instructions from you.

•

Discretionary Item. The ratification of Ernst & Young LLP as Sabre’s independent registered public accounting firm for the fiscal year ending December 31, 2021 is a discretionary item. Generally, brokers, banks and other nominees that do not receive voting instructions may vote on this proposal in their discretion.

Solicitation of Proxies

This solicitation is being made by our Board of Directors. We will bear all costs of this proxy solicitation, including the cost of preparing, printing, and delivering materials, the cost of the proxy solicitation, and the expenses of brokers, fiduciaries, and other nominees who forward proxy materials to stockholders. In addition to mail and electronic means, our employees may solicit proxies by telephone or otherwise. In addition, we may enlist the help of banks, brokers, broker-dealers, and similar organizations in soliciting proxies from their customers (i.e., beneficial stockholders). We have retained Alliance Advisors, LLC to aid in the solicitation at a cost of approximately $11,500 plus reimbursement of out-of-pocket expenses.

Other Business

The Board of Directors does not presently intend to bring any business before the Annual Meeting other than the proposals discussed in this proxy statement and specified in the Notice of Annual Meeting of Stockholders. If any other matters should properly come before the Annual Meeting, the persons designated in the proxy will vote on them according to their best judgment.

Your vote is very important. Whether or not you plan to virtually attend the Annual Meeting, please take the time to submit your proxy via the Internet, by telephone, or by returning your marked, signed, and dated proxy card so that your shares will be represented at the Annual Meeting.

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CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which govern the Board of Directors’ structure and proceedings and contain its position on many governance issues. These Guidelines are available on the investors section of our website at www.sabre.com.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our Board of Directors has the right to exercise its discretion to either separate or combine the offices of the Chairman of the Board and the CEO. This decision is based upon the Board of Directors’ determination of what is in the best interests of Sabre and its stockholders, in light of the circumstances and taking into consideration succession planning, skills, and experience of the individuals filling those positions and other relevant factors.

Mr. Peterson currently serves as non-executive Chairman of the Board. As Chairman of the Board, his duties include:

•	leading and overseeing the Board,

•	presiding at all meetings of the Board and the stockholders,

•	establishing, in consultation with the CEO (and any other executive officers as needed), the schedule and agendas for meetings of the Board,

•

defining the scope, quality, quantity, and timeliness of the flow of information between management and the Board, including Board meeting materials, that is necessary for the Board to effectively and responsibly perform its duties,

•	advising the Board committee chairs in fulfilling their designated roles and responsibilities to the Board,

•	facilitating discussions among directors both during and between Board meetings and serving as a liaison between the Board and the CEO,

•	advising the CEO on strategic matters, including regular discussions on key acquisitions, divestitures, significant company developments, and other items requiring Board approval or oversight,

•

developing the agenda for and presiding over Board executive sessions, as well as providing feedback and perspective to the CEO regarding discussions at these sessions and working with the CEO to address any feedback,

•	overseeing the Board’s review and approval of the CEO’s annual goals and objectives for Sabre,

•	leading the Board in the annual performance evaluation of the CEO,

•	leading the Board in CEO and senior management succession planning,

•	managing the Board’s oversight and approval of Sabre’s annual plan and multi-year outlook,

•	managing, in coordination with the Compensation Committee, the Board’s oversight of company-wide talent management and diversity,

•	managing the Board’s oversight of risks and conflicts of interest, including ensuring appropriate ownership by the full Board or an appropriate Board committee,

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CORPORATE GOVERNANCE

•	leading the annual Board evaluation and, in coordination with the Governance and Nominating Committee, overseeing the process for Board committee evaluations,

•	chairing the Governance and Nominating Committee,

•	working with the Governance and Nominating Committee regarding recommendations for Board committee service, including chairing Board committees,

•

interviewing, along with appropriate members of the Governance and Nominating Committee, all Board candidates and making recommendations to the Governance and Nominating Committee and the Board regarding these candidates,

•	consulting with stockholders, in coordination with the CEO,

•	approving the retention of consultants who report directly to the Board, and

•	assuming such other responsibilities that the Board or the CEO may designate from time to time.

Mr. Menke was elected as President and CEO effective December 31, 2016. The current leadership structure is based on the leadership provided by a non-executive Chairman of the Board (currently Mr. Peterson) and a full-time CEO (currently Mr. Menke), with both positions being subject to oversight and review by Sabre’s Board of Directors. The Board of Directors recognizes that, if circumstances change in the future, other leadership structures might also be appropriate, and it has the discretion to revisit this determination of Sabre’s leadership structure.

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CORPORATE GOVERNANCE

Overview of Board Composition

The following charts provide a snapshot of the Board’s composition.

Board Composition and Director Independence

Our Board of Directors is currently comprised of thirteen directors and will be comprised of eleven directors following Ms. James’, Ms. Odom’s, Messrs. Osnoss’ and Siciliano’s retirement from the Board of Directors immediately prior to the Annual Meeting and if Ms. Newhouse and Ms. Sturgis are elected. Our Certificate of Incorporation provides that the number of directors on our Board of Directors shall be not less than five directors nor more than thirteen directors, as determined by the affirmative vote of the majority of the Board of Directors then in office.

Our Board of Directors has determined that George Bravante, Jr., Hervé Couturier, Renée James, Gary Kusin, Gail Mandel, Phyllis Newhouse, Judy Odom, Joseph Osnoss, Karl Peterson, Zane Rowe, Gregg Saretsky, John Scott, John Siciliano, and Wendi Sturgis are independent as defined under the corporate governance rules of Nasdaq. The Board also determined that Lawrence W. Kellner was independent as defined under the corporate governance rules of Nasdaq during the period in 2020 in which he served as a

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director. In making these determinations, the Board of Directors considered the applicable legal standards and any relevant transactions, relationships, or arrangements. See “Certain Relationships and Related Party Transactions.”

Director Nominee Criteria and Process

The Board of Directors is responsible for approving candidates for membership to the Board of Directors. The Board of Directors has delegated the screening and recruitment process to the Governance and Nominating Committee, in consultation with our Chairman of the Board and our President and CEO. The Governance and Nominating Committee believes that the criteria for director nominees should support Sabre’s strategies and business, ensure effective governance, account for individual director attributes and the overall mix of those attributes, and support the successful recruitment of qualified candidates for the Board of Directors.

Qualified candidates for director are those who, in the judgment of the Governance and Nominating Committee, possess all of the general attributes and a sufficient mix of the specific attributes listed below to ensure effective service on the Board of Directors.

General Attributes	Specific Attributes
• Leadership skills • Ethical character • Active participator • Relationship skills • Effectiveness • Independence • Financial literacy • Reflection of Sabre values

• Leadership experience, including executive and board experience

• Technology or travel industry knowledge

• Financial background

• Diversity, including geographical, industry, function, gender, race, or ethnicity

• International experience

• Marketing or sales background

• Other functional expertise

The Governance and Nominating Committee may receive recommendations for candidates for the Board of Directors from various sources, including our directors, management, and stockholders. In addition, the Governance and Nominating Committee may periodically retain a search firm to assist it in identifying and recruiting director candidates meeting the criteria specified by the Governance and Nominating Committee.

The Governance and Nominating Committee recommends nominees to the Board of Directors to fill any vacancies. As provided in our Certificate of Incorporation, the Board of Directors elects a new director when a vacancy occurs between annual meetings of stockholders. The Governance and Nominating Committee also recommends to the Board of Directors any new appointments and nominees for election as directors at our Annual Meetings.

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CORPORATE GOVERNANCE

Attributes of Current Directors

The Governance and Nominating Committee believes that each of our current directors possesses all of the general attributes described above. The following chart provides an overview of the specific attributes described above we believe are applicable to our current directors.

See “Certain Information Regarding Nominees for Director” for additional information regarding director qualifications.

Board Tenure

The Governance and Nominating Committee believes that Board tenure is important, as we seek to achieve the appropriate balance in years of service. New directors provide fresh perspectives, while longer serving directors provide a deep knowledge of the company. Our current Board has an average tenure of 6 years.

Our Corporate Governance Guidelines provide that directors will not stand for re-election after reaching age 74. This guideline may be waived in individual cases by the Governance and Nominating Committee.

Board Evaluations

The Governance and Nominating Committee oversees annual performance evaluations of the Board and its committees, and the Board and each committee conducts an annual evaluation. The Governance and Nominating Committee further assesses the individual contributions of directors recommended for re-election, as well as considers the overall composition of the Board and its committees, including whether the directors have an appropriate mix of the attributes described above in order to function effectively and taking into account any anticipated future needs of the Board.

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CORPORATE GOVERNANCE

Diversity of Directors

As noted above, the Governance and Nominating Committee believes that diversity of backgrounds and viewpoints is a key attribute for directors. As a result, the Governance and Nominating Committee considers specific attributes for director candidates, including whether the individual brings an appropriate level of diversity, which may be, among others, geographical, industry, function, gender, race, or ethnicity. While the Governance and Nominating Committee considers this diversity when reviewing nominees for director, the Governance and Nominating Committee has not established a formal policy regarding diversity in identifying director nominees.

Stockholder Nominations for Directors

The Governance and Nominating Committee considers nominees recommended by stockholders as candidates for election to the Board of Directors. As discussed under “Other Corporate Governance Practices and Matters,” our Bylaws provide for proxy access stockholder nominations of director candidates. Stockholders who wish to nominate directors under our proxy access Bylaw provisions or who wish to nominate directors who are not intended to be included in our proxy materials should refer to the information under “Other Information—Proxy Access Nominations and Annual Meeting Advance Notice Requirements.”

A nomination that does not comply with the requirements set forth in our Bylaws will not be considered for presentation at the annual meeting, but may be considered by the Governance and Nominating Committee for any vacancies arising on the Board of Directors between annual meetings in accordance with the process described in “Director Nominee Criteria and Process.”

Board Meetings and Annual Meeting Attendance

The Board of Directors met eight times in 2020. All of the directors attended in excess of 75% of the total number of meetings of the Board of Directors and the committees on which they served.

Our Corporate Governance Guidelines provide that directors are expected to attend all or substantially all Board meetings and meetings of the committees of the Board on which they serve, as well as our annual meeting. Our 2020 Annual Meeting was attended by all of our directors then in office.

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CORPORATE GOVERNANCE

Board Committees

The Board of Directors has established five standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Compensation Committee, the Governance and Nominating Committee, the Technology Committee and the Executive Committee. The table below provides current membership for each committee.

Director	Audit	Compensation	Governance and Nominating	Technology	Executive

George Bravante, Jr.	Chair				Member

Hervé Couturier	Member			Chair	Member

Renée James	Member			Member

Gary Kusin		Member	Member

Gary Mandel	Member			Member

Sean Menke				Member	Member

Judy Odom	Member

Joseph Osnoss				Member

Karl Peterson		Member	Chair		Chair

Zane Rowe		Member		Member

Gregg Saretsky				Member

John Scott			Member

John Siciliano		Chair	Member		Member

Ms. Newhouse is expected to serve on the Audit Committee and the Technology Committee, and Ms. Sturgis is expected to serve on the Governance and Nominating Committee and the Technology Committee, if elected.

Each of the committees operates under its own written charter adopted by the Board of Directors, each of which is available on the investors section of our website at www.sabre.com.

Ad hoc committees may also be designated under the direction of our Board of Directors when necessary to address specific issues.

Audit Committee

The Audit Committee assists the Board of Directors in the oversight of, among other things, the following items:

•	the integrity of Sabre’s financial statements and internal control system,

•	the performance of Sabre’s internal audit function,

•	the annual independent audit of Sabre’s financial statements,

•	the engagement of the independent auditors and the evaluation of their qualifications, independence, and performance,

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CORPORATE GOVERNANCE

•	legal and regulatory compliance,

•	the implementation and effectiveness of Sabre’s disclosure controls and procedures,

•	review of our cybersecurity and other information technology risks, controls, and procedures, and

•	the evaluation of enterprise risk issues, including overseeing risks to Sabre related to the items listed above, and reviewing Sabre’s procedures with respect to risk management.

The members of the Audit Committee are George Bravante, Jr. (Chairman), Hervé Couturier, Renée James, Gail Mandel, and Judy Odom, and Ms. Newhouse is expected to serve on the Audit Committee if elected. Each of these individuals is “independent,” as defined under Nasdaq rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board of Directors has determined that each director appointed to the Audit Committee is financially literate and that Mr. Bravante, Ms. James, Ms. Mandel and Ms. Odom meet the criteria of the rules and regulations set forth by the SEC for an “audit committee financial expert.” The Audit Committee met seven times in 2020.

Compensation Committee

The Compensation Committee assists the Board of Directors in the oversight of, among other things, the following items:

•	the operation of our executive compensation program,

•

the review and approval of the corporate goals and objectives relevant to the compensation of our CEO, the evaluation of his or her performance in light of those goals and objectives, and the determination and approval of his or her compensation based on that evaluation,

•	the establishment and annual review of any stock ownership guidelines applicable to our executive officers and management, and the non-employee members of the Board of Directors,

•	the determination and approval of the compensation level (including base and incentive compensation) and direct and indirect benefits of our executive officers,

•	any recommendation to the Board of Directors regarding the establishment and terms of incentive-compensation and equity-based plans, and the administration of these plans, and

•	the evaluation and oversight risks to Sabre and its business implied by Sabre’s compensation program, taking into account Sabre’s business strategy.

The members of the Compensation Committee are John Siciliano (Chairman), Gary Kusin, Karl Peterson, and Zane Rowe, each of whom is “independent,” as defined under Nasdaq rules. The Compensation Committee met seven times in 2020.

Committee Consultant

The Compensation Committee’s charter provides that the Compensation Committee has the authority to retain advisors, including compensation consultants, to assist in its work. The Compensation Committee believes that a compensation consultant can provide important market information and perspectives that can help it determine compensation programs that best meet the objectives of our compensation philosophy and policies. Pursuant to its charter, prior to selecting a compensation consultant the Compensation Committee considers factors relevant to the independence of the individual advisors, as well as the independence of the advisors’ organization.

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CORPORATE GOVERNANCE

The Compensation Committee has engaged Compensia, Inc., a national compensation consulting firm, to assist it with compensation matters. Compensia has no other business relationship with Sabre and receives no payments from us other than fees for services to the Compensation Committee. Compensia reports directly to the Compensation Committee, and the Compensation Committee may replace Compensia or hire additional consultants at any time. A representative of Compensia attends Compensation Committee meetings and communicates with the Chairman of the Compensation Committee between meetings from time to time.

The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of Nasdaq, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for the Compensation Committee.

Compensation Policies and Practices Risk Assessment

At the request of the Compensation Committee, Compensia has assessed the risk profile of Sabre’s compensation programs. Based on this review, management and the Compensation Committee have concluded that Sabre’s compensation policies and practices, taken as a whole, are not reasonably likely to have a material adverse impact on Sabre.

Governance and Nominating Committee

The Governance and Nominating Committee assists the Board of Directors in the oversight of, among other things, the following items:

•

the review of the performance of our Board of Directors and any recommendations to the Board of Directors regarding the selection of candidates, qualification and competency requirements for service on the Board of Directors, and the suitability of proposed nominees as directors,

•	corporate governance principles applicable to Sabre,

•	leadership of the annual review of the Board of Directors’ performance, and

•	oversight of risks to Sabre associated with corporate governance, including Board leadership structure, succession planning, and other related governance matters.

The members of the Governance and Nominating Committee are Karl Peterson (Chairman), Gary Kusin, John Scott, and John Siciliano, and Ms. Sturgis is expected to serve on the Governance and Nominating Committee if elected. Each of these individuals is “independent,” as defined under Nasdaq rules. The Governance and Nominating Committee met six times in 2020.

Technology Committee

The Technology Committee assists the Board of Directors in the oversight of, among other things, the following items:

•	the appraisal of major technology-related projects and recommendations to our Board of Directors regarding our technology strategies,

•	the review of the quality and effectiveness of Sabre’s information technology security, data privacy, and disaster recovery capabilities,

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CORPORATE GOVERNANCE

•	the provision of advice to our senior technology management team with respect to existing trends in information technology and new technologies, applications, and systems, and

•	in coordination with the Audit Committee, oversight of risks related to the quality and effectiveness of Sabre’s information technology security, data privacy, and disaster recovery capabilities.

The members of the Technology Committee are Hervé Couturier (Chairman), Renée James, Gail Mandel, Sean Menke, Joseph Osnoss, Zane Rowe, and Gregg Saretsky, and Ms. Newhouse and Ms. Sturgis are expected to serve on the Technology Committee if elected. The Technology Committee met three times in 2020.

Executive Committee

The Executive Committee’s principal function is to exercise, when necessary between meetings of the Board of Directors, certain of the Board of Directors’ powers and authority in the management of our business and affairs and to act on behalf of the Board of Directors.

The members of the Executive Committee are Karl Peterson (Chairman), George Bravante, Hervé Couturier, Sean Menke, and John Siciliano. The Executive Committee did not meet in 2020.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Other Corporate Governance Practices and Matters

Proxy Access

In 2020, the Board of Directors amended our Bylaws to implement proxy access. The proxy access provisions in our Bylaws generally permit a stockholder or group of up to 20 stockholders owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director nominees constituting up to the greater of 20% of the Board of Directors or two individuals, provided that such stockholders and nominees satisfy the requirements specified in the Bylaws.

Simple Majority Voting Provisions

In 2019, stockholders approved an amendment to our Certificate of Incorporation that eliminated the supermajority voting provisions contained in our Certificate of Incorporation in favor of simple majority voting requirements contained in our Certificate of Incorporation.

Annual Election of Directors

In 2018, stockholders approved amendments to our Certificate of Incorporation to provide that directors will be elected on an annual basis instead of for staggered terms of three years each. Under the amendment, as of the 2021 Annual Meeting of Stockholders, all directors are elected annually.

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CORPORATE GOVERNANCE

Majority Voting for Directors in Uncontested Elections

In 2017, the Board of Directors and our stockholders approved an amendment to our Certificate of Incorporation to facilitate the implementation of a majority vote standard in uncontested director elections. As a result, our Bylaws now provide for a majority vote standard in these elections.

Communicating with Directors

Stockholders and other interested parties may communicate with our Board of Directors by writing to the Board of Directors, c/o Corporate Secretary, Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092. You may also find information on communicating with the Board of Directors on the investors section of our website at www.sabre.com.

Code of Business Ethics

We have adopted a Code of Business Ethics, which is the code of conduct applicable to all of our directors, officers, and employees. The Code of Business Ethics is available on the investors section of our website at www.sabre.com. Any change or amendment to the Code of Business Ethics, and any waivers of the Code of Business Ethics for our directors, CEO or senior financial officers, will be available on our website at the above location. As of the date of this proxy statement, no such waivers had been posted at this location.

Board and Management Roles in Risk Oversight

Our Board of Directors has the primary responsibility for risk oversight of Sabre as a whole. The Audit Committee is responsible for overseeing risks associated with financial and accounting matters, including compliance with legal and regulatory requirements and internal control over financial reporting. In addition, the Audit Committee has oversight responsibility relating to the evaluation of enterprise risk issues, as well as for reviewing Sabre’s procedures with respect to risk management. The Audit Committee further has oversight authority to review our plans to mitigate cybersecurity risks.

The Board of Directors has also charged the Compensation Committee with evaluating Sabre’s compensation program, taking into account Sabre’s business strategy and risks to Sabre and its business implied by the compensation program. See “Compensation Policies and Practices Risk Assessment.” The Governance and Nominating Committee oversees risks associated with corporate governance, including Board leadership structure, succession planning and other matters. The Technology Committee, in coordination with the Audit Committee, is responsible for periodically reviewing, appraising, and discussing with management the quality and effectiveness of Sabre’s information technology security, data privacy, and disaster recovery capabilities.

We believe that the current leadership structure of the Board of Directors is designed to support effective oversight of our risk management processes described above by providing independent leadership at the Board committee level, with ultimate oversight by the full Board of Directors as led by both the Chairman of the Board and the President and CEO.

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CORPORATE GOVERNANCE

Whistleblower Procedures

The Audit Committee has established procedures for receiving, recording, and addressing any complaints we receive regarding accounting, internal accounting controls, or auditing matters, and for the confidential and anonymous submission, by our employees or others, of any concerns about our accounting or auditing practices. We also maintain a toll-free Sabre Global Integrity Hotline telephone line and a website, each allowing our employees and others to voice their concerns anonymously.

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PROPOSAL 1: ELECTION OF DIRECTORS

PROPOSAL 1: ELECTION OF DIRECTORS

General Information

Our business and affairs are managed under the direction of our Board of Directors. Our Certificate of Incorporation provides that our Board of Directors shall consist of at least five directors but no more than thirteen directors.

As of the date of this proxy statement, the Board of Directors consists of thirteen members. The Board of Directors, upon the recommendation of the Governance and Nominating Committee, has recommended Phyllis Newhouse and Wendi Sturgis for election to the Board of Directors. In addition, Ms. James, Ms. Odom, and Messrs. Osnoss and Siciliano have notified us that they are retiring from the Board of Directors immediately prior to the Annual Meeting. We would like to thank them for their many years of service and substantial contributions to the Board of Directors, Sabre and our stockholders. Following their retirement, and if Ms. Newhouse and Ms. Sturgis are elected, the Board of Directors will consist of eleven directors. The eleven nominees for director set forth on the following pages are proposed to be elected at this year’s Annual Meeting to serve for a term to expire at the 2022 Annual Meeting and until their successors are elected and have been qualified. Should any nominee become unable to serve, proxies may be voted for another person designated by management. All nominees have advised us that they will serve if elected.

Certain Information Regarding Nominees for Director

The names of the nominees, their ages as of March 18, 2021, the year they first became directors, their principal occupations during at least the past five years, information regarding director qualifications, and certain other biographical information are set forth below. Information is also provided on public company boards with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or registered under the Investment Company Act of 1940 on which they have served on since January 1, 2016. All of the nominees, other than Ms. Newhouse and Ms. Sturgis, are current directors standing for reelection.

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PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

For a One-Year Term Expiring at the 2022 Annual Meeting of Stockholders

GEORGE R. BRAVANTE, JR.

Sabre committee membership:

Audit Committee (chair) and Executive Committee

Professional experience:

Mr. Bravante is the co-founder and the managing member of the general partner of Bravante-Curci Investors, LP, an investment firm focusing on real estate investments in California. He has held this position since 1996. Since 2005, he has also been the owner of Bravante Produce, a grower, packer, and shipper of premium California table grapes and citrus. In addition, since 2012 he has served as the CEO of Pacific Agricultural Realty, LP, a private equity fund investing in agricultural assets in California. Previously, he served as chairman of the board of ExpressJet Holdings, Inc. from 2005 to 2010 and was a member of its board from 2004 to 2010. From 1994 to 1996, Mr. Bravante was President and Chief Operating Officer of Colony Advisors, Inc., a real estate asset management company, and prior to that he was President and Chief Operating Officer of America Real Estate Group, Inc., where he led strategic management, restructuring, and disposition of assets. He serves as a director of KBS Growth & Income REIT, Inc., a real estate investment trust.

Director qualifications:

We believe that Mr. Bravante should serve on the Board of Directors because of his travel industry experience, as well as his investment experience and financial and strategic business knowledge.

Public company boards served on since 2016:

KBS Growth & Income REIT, Inc. (2016 to present)

62, Director since December 2014
Co-founder of Bravante-Curci Investors, LP, Owner of Bravante Produce, and CEO of Pacific Agricultural Realty, LP

HERVÉ COUTURIER

Sabre committee membership:

Audit Committee, Technology Committee (chair) and Executive Committee

Professional experience:

Mr. Couturier is a private investor and product strategy consultant. Mr. Couturier currently serves as President of Kerney Partners, a consulting firm. From 2012 to 2016, he was Executive Vice President, R&D, at Amadeus, an airline reservation systems provider. From 2007 to 2012, he was Executive Vice President of SAP AG’s Technology Group and Head of Research. He also serves as a board member for SimCorp A/S, Infovista Inc., Unit4 N.V., Sportradar AG, and Kyriba Corp., and has held management positions at a number of IT companies including Business Objects, the worldwide leader of business intelligence solutions, now part of SAP, S1 Corporation, a provider of payment software for financial institutions, and XRT, a leading European treasury management software company, now part of the Sage Group PLC. Mr. Couturier holds both an engineering degree and a Master of Science degree from the École Centrale Paris in France. He began his career at IBM in 1982, where he held various engineering and business positions until 1997.

Director qualifications:

Mr. Couturier has significant experience in the areas of solutions strategy, product strategy, product development, and business management at software-based companies, as well as domain experience in the travel, banking, and manufacturing segments. We believe this international and industry expertise provides valuable insights for the Board of Directors.

62, Director since December 2017
President, Kerney Partners

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PROPOSAL 1: ELECTION OF DIRECTORS

GARY KUSIN

Sabre committee membership:

Compensation Committee and Governance and Nominating Committee

Professional experience:

Mr. Kusin is a private investor, business advisor, and entrepreneur. Mr. Kusin has advised an array of public companies, private companies, and private equity firms, including TPG Capital and Leonard Green Partners on strategic, management, and growth issues. He co-founded two companies, Babbage’s, operating now as GameStop, and Laura Mercier Cosmetics which today are well known global brands. Mr. Kusin served from 2001 to 2006 as president and chief executive officer of Kinko’s, today operating as FedEx Office. He was responsible for the turnaround, strategic growth, and transformation of Kinko’s and oversaw its ultimate sale to FedEx. An Inc. magazine “Entrepreneur of the Year,” Mr. Kusin has served on numerous private and public the boards of director. Mr. Kusin’s community activities include positions held with St. Mark’s School of Texas Board of Trustees, Dallas Young Presidents’ Organization (YPO) chairman, Dallas Citizen’s Council board of directors, the Southwestern Medical School Foundation, and as chairman of the Advisory Council for the University of Texas McComb’s School of Business. A member of the University of Texas McComb’s School of Business Hall of Fame, Mr. Kusin earned a BA from the University of Texas at Austin and a MBA from the Harvard Business School.

Director qualifications:

We believe that Mr. Kusin should serve on our Board of Directors because of his substantial expertise in executive management and corporate governance as a result of his extensive experience as an investor, director, and an executive officer of major corporations.

69, Director since March 2007
Private investor, business advisor, and entrepreneur

GAIL MANDEL

Sabre committee membership:

Audit Committee and Technology Committee

Professional experience:

Ms. Mandel has served as Managing Director of Focused Point Ventures, LLC, a business advisory and consulting services organization, since 2019. In addition, she currently serves as the Executive Chairman of the Board of PureStar, a provider of laundry services and linen management to the hospitality industry. From 2014 to 2018, she served as President and Chief Executive Officer of Wyndham Destination Network, an operating division of Wyndham Worldwide and a provider of professionally managed, unique vacation accommodations. Ms. Mandel served as Chief Operating Officer and Chief Financial Officer, Wyndham Exchange & Rentals (later known as Wyndham Destination Network), from March 2014 to November 2014 and Chief Financial Officer, Wyndham Destination Network, from January 2010 to March 2014. From August 2006 to January 2010, Ms. Mandel was Senior Vice President, Financial Planning & Analysis, for Wyndham Worldwide. From February 1999 to August 2006, Ms. Mandel was Division CFO/Controller, Cendant Hospitality Services, and from October 1997 to February 1999, Ms. Mandel was Controller, Cendant Mobility.

Director qualifications:

We believe that Ms. Mandel’s extensive hospitality industry experience, as well as her significant leadership experience in finance and technology implementation, provides an important contribution to our Board of Directors.

52, Director since April 2020
Managing Director, Focused Point Ventures, LLC

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PROPOSAL 1: ELECTION OF DIRECTORS

SEAN MENKE

Sabre committee membership:

Executive Committee and Technology Committee

Professional experience:

Mr. Menke was elected President and CEO of Sabre effective December 31, 2016. Prior to that, he served as Sabre’s executive vice president and president of Travel Network. Before joining Sabre in October 2015, Mr. Menke served as executive vice president and chief operating officer of Hawaiian Airlines from October 2014 to October 2015. From 2013 to 2014, he was executive vice president of resources at IHS Inc., a global information technology company. He served as managing partner of Vista Strategic Group, LLC, a consulting firm, from 2012 to 2013 and from 2010 to 2011. From 2011 to 2012, he served as president and chief executive officer of Pinnacle Airlines, and from 2007 to 2010 as president and chief executive officer of Frontier Airlines. Frontier Airlines and Pinnacle Airlines filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in 2008 and 2012, respectively. He serves as a director of Waste Management, Inc.

Director qualifications:

Mr. Menke’s extensive travel technology sector experience and his substantial leadership experience as an executive officer of airline companies make him a valuable asset to our management and our Board of Directors.

Public company boards served on since 2016:

Waste Management, Inc. (2021 to present)

52, Director since December 2016
President and CEO, Sabre Corporation

PHYLLIS NEWHOUSE

Professional experience:

Ms. Newhouse has served as Chief Executive Officer of Xtreme Solutions, Inc. since 2002. Xtreme Solutions, Inc. is a leading information technology and cybersecurity firm that specializes in ethical hacking, training, and providing cyber solutions consultancy to the federal and private sectors. She served in the United States Army, where she focused on national security, including working with several information security task forces teams. In 2019, Ms. Newhouse founded ShoulderUp, a nonprofit dedicated to connecting and supporting women in their entrepreneurial journeys. Ms. Newhouse currently serves on the board of the Technology Association of Georgia, is a member of the Business Executives for National Security and of the Women Presidents’ Organization, and serves on the Board of Directors of Girls Inc.

Director qualifications:

Ms. Newhouse has deep experience in the cybersecurity and information technology fields as the CEO of a cybersecurity firm and as a former United States Army noncommissioned officer that focused on national security. She also has a significant focus on entrepreneurship, including through the founding of her firm and a nonprofit dedicated to connecting and supporting women on their entrepreneurial journeys. We believe these characteristics will serve an important role on our Board of Directors.

58
Founder and CEO, Xtreme Solutions, Inc.

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PROPOSAL 1: ELECTION OF DIRECTORS

KARL PETERSON

Sabre committee membership:

Compensation Committee, Executive Committee (chair) and Governance and Nominating Committee (chair)

Professional experience:

Mr. Peterson is a Senior Partner of TPG and Managing Partner of TPG Pace Group, the firm’s effort to sponsor SPACs and other permanent capital solutions for companies. He previously served as President and CEO of TPG Pace Holdings and Pace Holdings Corp. Since rejoining TPG in 2004, Mr. Peterson has led investments for the firm in technology, media, financial services, and travel sectors and oversaw TPG’s European operations from 2010 until 2017. Prior to 2004, he was a co-founder and the president and CEO of Hotwire.com. He led the business from its launch in 2000 through its sale to InterActiveCorp in 2003. Before Hotwire, Mr. Peterson was a principal at TPG in San Francisco, and from 1992 to 1995 he was a financial analyst at Goldman, Sachs & Co. Mr. Peterson is currently a director of Playa Hotels and Resorts and as Chairman of Accel Entertainment.

Director qualifications:

We believe that as a result of his experience as a director of several travel and technology companies, as a former executive of an online travel company, and as a private equity investor with significant experience working with public companies, Mr. Peterson brings a keen strategic understanding of our industry and of the competitive landscape for our company.

Public company boards served on since 2016:

Pace Holdings Corp. (2015 to 2017), Playa Hotels and Resorts (2017 to present), Caesars Acquisition Company (2013 to 2017), Norwegian Cruise Line Holdings Ltd. (2008 to 2016), TPG Pace Holdings (2017 to 2019), TPG Pace Beneficial Finance (2020 to 2021), and TPG Pace Tech Opportunities (2020 to 2021)

50, Director since March 2007
Senior Partner of TPG and Managing Partner, TPG Pace Group Chairman of the Board, Sabre Corporation

ZANE ROWE

Sabre committee membership:

Compensation Committee and Technology Committee

Professional experience:

Mr. Rowe has served as Chief Financial Officer of VMware, Inc. since March 2016, and as its Interim Chief Executive Officer since February 2021. Before joining VMware, he served as Executive Vice President and Chief Financial Officer of EMC Corporation from October 2014 through February 2016. Prior to joining EMC, Mr. Rowe was Vice President of North American Sales of Apple Inc. from May 2012 to May 2014. He was Executive Vice President and Chief Financial Officer of United Continental Holdings, Inc., an airline holdings company, from October 2010 until April 2012 and was Executive Vice President and Chief Financial Officer of Continental Airlines from August 2008 to September 2010. Mr. Rowe serves on the Board of Trustees of Embry-Riddle Aeronautical University.

Director qualifications:

Mr. Rowe’s extensive experience in the travel industry and the technology sector, as well as his financial expertise and experience in sales, operations, and strategic roles, provides key contributions to our Board of Directors.

Public company boards served on since 2016:

Pivotal Software, Inc. (2016 to 2019)

50, Director since May 2016
Chief Financial Officer and Interim Chief Executive Officer, VMware, Inc.

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PROPOSAL 1: ELECTION OF DIRECTORS

GREGG SARETSKY

Sabre committee membership:

Technology Committee

Professional experience:

Mr. Saretsky retired in March 2018 from WestJet as President and Chief Executive Officer, a position he held since April 2010 after having joined WestJet in June 2009. During Mr. Saretsky’s tenure, WestJet doubled in size, started a regional airline subsidiary, inaugurated long haul international operations, all while achieving an investment-grade credit rating and recognition from Waterstone Human Capital for Canada’s Most admired corporate culture. He was named Alberta’s Business Person of the Year for 2012 by Alberta Venture magazine. In 2013, Mr. Saretsky was also named Top New CEO of the Year by Canadian Business Magazine, an award bestowed on a CEO who has transformed his company within the first five years of his appointment. In addition, he received an Honorary Doctor of Laws from Concordia University in 2014 and was the recipient of the David Foster Foundation Visionary Award as Canada’s National Business Leader of the Year in 2015. Mr. Saretsky began his career in aviation with Canadian Airlines in 1985, after a short period in Commercial Banking, and rose through the ranks to the position of Vice-President, Airports, and Vice-President, Marketing, before joining Alaska Airlines in 1998 as Senior Vice-President, Marketing & Planning and then Executive Vice-President of Flight Operations and Marketing, responsible for the airline’s flight crews, operations, and consumer programs and activities. He led the development of Alaska Airlines’ alliance strategy and was instrumental in building new airline and tour operator partnerships. Mr. Saretsky has served as a board member of the Conference Board of Canada, Calgary Telus Convention Centre, Tourism Vancouver, and the University of British Columbia (UBC) and is currently Board Chair of the Fort McMurray Wood Buffalo Economic Development & Tourism Corporation, a Director of RECARO, a German Industrial Company, and a Director of IndiGo, India’s largest airline and low-cost carrier.

Director qualifications:

Mr. Saretsky’s deep airline industry experience, including as the retired President and Chief Executive Officer of WestJet, and his leadership experience as an executive of airline companies make him a valuable asset to our Board of Directors.

61, Director since July 2020
Retired President and Chief Executive Officer, WestJet

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PROPOSAL 1: ELECTION OF DIRECTORS

JOHN SCOTT

Sabre committee membership:

Governance and Nominating Committee

Professional experience:

Mr. Scott is an experienced executive in the hospitality, leisure, and entertainment industries with more than 25 years of consumer facing business expertise across complex global, multi-unit, multi-brand enterprises. Mr. Scott is a founder and Chairman of Park House, a new private social club business located in Dallas, Texas, which is redefining the private social club model. He is also Chairman of A&O Hotels, the largest European hybrid hotel and hostel platform, which owns and operates 40 assets with more than 25,000 beds and 7,000 rooms throughout Europe. Most recently Mr. Scott served from 2012 through 2015 as President, Chief Executive Officer, and a Director of Belmond Ltd., previously Orient-Express Hotels Ltd., a publicly listed company engaged in the ownership and management of a global portfolio of 46 luxury hotel, restaurants, tourist trains, and cruise businesses in 22 countries. Prior to joining Belmond Ltd., he served from 2003 until 2011 as President and Chief Executive Officer of Rosewood Hotels & Resorts, an international luxury hotel ownership and management company. Mr. Scott previously served on the board of Kimpton Hotels and Restaurants, a private hotel and restaurant management company, SMU COX School of Business, and Cedar Fair Entertainment, a leading North American amusement park owner and operator, and currently serves as a director of Subway Restaurants.

Director qualifications:

Mr. Scott’s extensive experience as an executive in the hospitality, leisure, and entertainment industries, including as President and Chief Executive Officer of Rosewood Hotels & Resorts and Belmond Ltd., as well as his significant experience in serving on the boards of private and public companies, provides important insights and contributions to our Board of Directors.

Public company boards served on since 2016:

Cedar Fair Entertainment (2010 to 2020)

55, Director since July 2020
Founder and Chairman of Park House

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PROPOSAL 1: ELECTION OF DIRECTORS

WENDI STURGIS

Professional experience:

Ms. Sturgis has served as the Chief Revenue Officer of Lyte, Inc., a ticketing/consumer technology platform, since 2021. She has over twenty-five years of experience as a technology and marketing leader at some of the world’s largest tech companies. Prior to Lyte, Ms. Sturgis was a founding executive at Yext (NYSE: Yext) where she worked from 2011 to 2019, serving in multiple roles, including SVP of Sales and Services, Chief Customer Officer, and most recently, CEO of Yext Europe. She has previously held executive positions at Oracle, Gartner, Right Media, and Yahoo!, where she was Vice President of Account Management for North America in charge of the North American Search business. She is currently an independent director for The Container Store and Kustomer, a private company based in New York City. She has served on multiple boards including Dailyworth.com, Student Transportation of America, Step Up Women’s Network, and Chair of the Georgia Tech Advisory Board. Ms. Sturgis currently serves as a trustee for the Georgia Tech Foundation.

Director qualifications:

We believe that Ms. Sturgis’ significant cybersecurity, technology, and marketing leadership experience, as well as her extensive executive officer experience, make her well qualified to serve as a member of our Board of Directors.

Public company boards served on since 2016:

The Container Store Group, Inc. (2019 to present), TPG Pace Tech Opportunities Corp. (2020 to present) and Student Transportation of America (2013 to 2018)

53
Chief Revenue Officer, Lyte, Inc.

The Board of Directors unanimously recommends a vote FOR the election of the eleven nominees for director.

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PROPOSAL 1: ELECTION OF DIRECTORS

Director Compensation Program

2020 Compensation

Our Board of Directors, based on recommendations by the Compensation Committee, has adopted a formal compensation program for the non-employee members of our Board of Directors. This compensation program is designed to pay directors an appropriate amount for their services required as a director, while also seeking to align their interests with the long-term interests of our stockholders. When assessing the director compensation program, the Compensation Committee, with the assistance of Compensia, compares the design and the compensation elements of the program to that of our compensation peer group. For information regarding our compensation peer group, see “Compensation Discussion and Analysis—Competitive Positioning” below.

For 2020, this compensation program consisted of the following elements, adjusted as described below under “Impact of COVID-19 Pandemic on 2020 Board Compensation”:

Type of Compensation	Dollar Value of Compensation Element

Annual cash retainer	$90,000, paid quarterly

Annual grant of restricted stock unit awards (vests in full on first anniversary of date of grant)	$160,000 value, awarded on March 15

Audit Committee chairman annual cash retainer	additional $30,000, paid quarterly

Audit Committee member annual cash retainer	additional $15,000, paid quarterly

Compensation Committee chairman annual cash retainer	additional $20,000, paid quarterly

Compensation Committee member annual cash retainer	additional $10,000, paid quarterly

Governance and Nominating Committee chairman annual cash retainer	additional $15,000, paid quarterly

Governance and Nominating Committee member annual cash retainer	additional $10,000, paid quarterly

Technology Committee chairman annual cash retainer	additional $15,000, paid quarterly

Technology Committee member annual cash retainer	additional $10,000, paid quarterly

In addition, the non-employee members of our Board of Directors are also eligible to receive a one-time restricted stock unit award with a grant date value of $400,000 in connection with their appointment to the Board of Directors, which vests ratably on a quarterly basis over four years from the date of grant.

Our Chairman of the Board receives an additional annual cash retainer equal to $160,000, payable quarterly in arrears, for service as Chairman of the Board. He receives no additional fees for serving as a committee chairman or member.

Awards granted to non-employee directors (i) from 2014 through May 2016 were pursuant to the 2014 Omnibus Incentive Compensation Plan (the “2014 Omnibus Plan”), (ii) from May 2016 to April 2019 were pursuant to the 2016 Omnibus Incentive Compensation Plan (the “2016 Omnibus Plan”), and (iii) after April 2019 were pursuant to the 2019 Director Equity Compensation Plan (the “2019 Director Plan”). Each of the 2014 Omnibus Plan, the 2016 Omnibus Plan, and the 2019 Director Plan was approved by stockholders.

Impact of COVID-19 Pandemic on 2020 Board Compensation

Notwithstanding the program described above, as a result of the unprecedented impact of the COVID-19 pandemic on the travel industry and our business, the Board reduced its cash retainer by 25% from

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PROPOSAL 1: ELECTION OF DIRECTORS

March 16, 2020 through June 30, 2020. In addition, the Compensation Committee approved the use of a minimum stock price of $14.00 per share to calculate the number of shares issued for grants to directors under the 2019 Director Plan from March 13, 2020 through July 31, 2020, including restricted stock units awarded in connection with the annual grant and to newly-elected directors. The use of this $14.00 calculation had the effect of significantly limiting the number of shares issued to directors during this period. See “Compensation Discussion and Analysis” for more information on the effects of the COVID-19 pandemic on our business and actions taken in response to the pandemic on our executive compensation program.

Approval of 2020 Compensation

In February 2020, the Compensation Committee, with the assistance of Compensia, reviewed the compensation program for the non-employee members of our Board of Directors. In its assessment, the Compensation Committee compared the design and the compensation elements of the program to that of the directors’ compensation programs of our compensation peer group. Based on its review, the Compensation Committee recommended, and the Board concurred, not to make any changes to the program at that time.

Non-Employee Directors Compensation Deferral Plan

We maintain the Sabre Corporation Non-Employee Directors Compensation Deferral Plan, a non-qualified deferred compensation plan that allows non-employee directors to defer receipt of all or a portion of the shares of our common stock subject to their restricted stock unit awards. Each participating non-employee director has a notional account established to reflect the vesting of his or her restricted stock unit awards and any associated notional dividend equivalents. Non-employee directors are fully vested in their accounts. Deferrals are distributed in the form of Sabre common stock after the director terminates his or her service on the Board of Directors or in the event of a change in control of Sabre.

30	|	Sabre Corporation 2021 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

2020 Director Compensation Table

The following table presents the total compensation for each person who served as a non-employee member of our Board of Directors during 2020. Mr. Menke, who is our President and CEO, does not receive any compensation for his service as a director and is not included in this table. The compensation received by Mr. Menke as an employee is presented in the “2020 Summary Compensation Table” below.

Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)

George Bravante, Jr.	$107,854	$95,204	$203,058

Hervé Couturier	$112,500	$95,204	$207,704

Renée James	$107,813	$95,204	$203,017

Lawrence W. Kellner(4)	$36,332	$95,204	$131,536

Gary Kusin	$106,223	$95,204	$201,427

Gail Mandel	$72,428	$211,425	$283,853

Judy Odom	$103,084	$95,204	$198,288

Joseph Osnoss	$99,945	$95,204	$195,149

Karl Peterson	$229,375	$95,204	$324,579

Zane Rowe	$103,125	$95,204	$198,329

Gregg Saretsky	$46,196	$245,711	$291,907

John Scott	$46,196	$245,711	$291,907

John Siciliano	$107,854	$95,204	$203,058

(1)

Reflects reduction in cash retainer from March 16, 2020 through June 30, 2020 as a result of the unprecedented impact of the COVID-19 pandemic on the travel industry and our business, as described above.

(2)

The amounts reported in the Stock Awards column represent the grant date fair value of the restricted stock unit award for shares of our common stock granted during 2020, computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), disregarding the impact of estimated forfeitures. The assumptions used in calculating the grant date fair value of these stock-based awards are set forth in Note 14, Equity-Based Awards, to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. The amounts reported in this column reflect the accounting cost for these stock-based awards, and do not correspond to the actual economic value that may be received by the non-employee members of our Board of Directors from their awards. The amounts also reflect the use of a minimum stock price of $14.00 per share to calculate the number of shares issued for grants to directors under the 2019 Director Plan from March 13, 2020 through July 31, 2020, including restricted stock units awarded in connection with the annual grant and to newly-elected directors. The use of this $14.00 calculation had the effect of significantly limiting the number of shares issued to directors during this period.

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PROPOSAL 1: ELECTION OF DIRECTORS

(3)

The following table sets forth information on the restricted stock unit awards for shares of our common stock granted in 2020 and the aggregate number of shares of our common stock subject to such outstanding restricted stock unit awards held at December 31, 2020 by the non-employee members of our Board of Directors.

Director	Grant Date	Restricted Stock Units Awarded in 2020 (#)		Restricted Stock Units Held at December 31, 2020 (#)

George Bravante, Jr.	03/13/2020	11,429	(a)	11,429	(a)

Hervé Couturier	03/13/2020	11,429		16,547

Renée James	03/13/2020	11,429	(a)	11,429	(a)

Lawrence W. Kellner	03/13/2020	11,429	(a)	0

Gary Kusin	03/13/2020	11,429		11,429

Gail Mandel	04/29/2020	28,571		25,000

Judy Odom	03/13/2020	11,429	(a)	11,429	(a)

Joseph Osnoss	03/13/2020	11,429		11,429

Karl Peterson	03/13/2020	11,429	(a)	11,429	(a)

Zane Rowe	03/13/2020	11,429		11,429

Gregg Saretsky	07/15/2020	28,571		26,786

John Scott	07/15/2020	28,571		26,786

John Siciliano	03/13/2020	11,429	(a)	22,676	(a)

(a)

Per election made by the non-employee director under the Non-Employee Directors Compensation Deferral Plan, receipt of this restricted stock unit award for shares of our common stock was deferred until the end of the respective board member’s service. Mr. Bravante, Ms. James, Mr. Kellner, and Ms. Odom also earned an aggregate of 794, 627, 5,816, and 794 dividend equivalent shares in 2020 on previously deferred shares, respectively.

(4)	Mr. Kellner retired from the Board effective April 29, 2020.

The non-employee members of our Board of Directors are reimbursed for their actual travel and other out-of-pocket expenses in connection with their service on our Board of Directors and Board committees. Non-employee directors are not otherwise provided perquisites or retirement benefits.

32	|	Sabre Corporation 2021 Proxy Statement

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP (“Ernst & Young”) as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2021, and is requesting ratification by our stockholders. If our stockholders do not approve the selection of Ernst & Young, the selection of other independent auditors for the fiscal year ending December 31, 2022 will be considered by the Audit Committee.

Representatives of Ernst & Young are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to questions.

Principal Accounting Firm Fees

Our aggregate fees (excluding value added taxes) with respect to the fiscal years ended December 31, 2020 and 2019 to our principal accounting firm, Ernst & Young, were as follows (in thousands):

	2020	2019

Audit Fees(1)	$8,057	$7,306

Audit-Related Fees(2)	$803	$860

Tax Fees(3)	$482	$1,200

All Other Fees(4)	$10	$10

(1)

Audit fees consist of fees for the audit of our consolidated financial statements, the review of the unaudited interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or which include services provided in connection with our filings with the SEC under the Securities Act of 1933, as amended.

(2)	Audit-related fees consist primarily of service organization control examinations and other attestation services.

(3)	Tax fees comprise fees for a variety of permissible services relating to international tax compliance, tax planning, and tax advice.

(4)	All other fees were paid for an online technical accounting research tool.

Audit Committee Approval of Audit and Non-Audit Services

All audit and non-audit services provided by Ernst & Young to Sabre are pre-approved by the Audit Committee using the following procedures. At the first in-person meeting of the Audit Committee each year, the Audit Committee reviews a proposal, together with the related fees, to engage Ernst & Young for audit services. In addition, also at the first in-person meeting of the year, our Audit Committee reviews non-audit services to be provided by Ernst & Young during the year. At each subsequent in-person meeting, the Audit Committee reviews, if applicable, updated information regarding approved services and highlights any new audit and non-audit services to be provided by Ernst & Young. All new non-audit services to be provided are described in individual requests for services. The Audit Committee reviews the individual requests for non-audit services and approves the services if acceptable to the Audit Committee.

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PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

Predictable and recurring covered services and their related fee estimates or fee arrangements are considered for general pre-approval by the full Audit Committee on an annual basis at the first in-person meeting of the year, based on information that is sufficiently detailed to identify the scope of the services to be provided. General pre-approval of any covered services is effective for the applicable fiscal year. A covered service and its related fee estimate or fee arrangement that has not received general pre-approval must be pre-approved by the Audit Committee or the Chairman of the Audit Committee.

In considering whether to pre-approve a covered service, the Audit Committee considers the nature and scope of the proposed service in light of applicable law, as well as the principles and other guidance enunciated by the SEC and the Public Company Accounting Oversight Board (“PCAOB”) with respect to auditor independence, including that an auditor cannot (1) function in the role of management, (2) audit his or her own work, or (3) serve in an advocacy role for his or her client. The Audit Committee also considers whether the independent auditors are best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile, and other factors, and whether the service might enhance our ability to manage or control risk, or improve audit quality. All these factors are considered as a whole, and no one factor is necessarily determinative. The Audit Committee is also mindful of the ratio of fees for audit to non-audit services in determining whether to grant pre-approval for any service, and considers whether the level of non-audit services, even if permissible under applicable law, is appropriate in light of the independence of the auditor.

To ensure prompt handling of unexpected matters, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve any individual covered services that are not the subject of general pre-approval and for which the aggregate estimated fees do not exceed $250,000. Actions taken are reported to the Audit Committee at its next Committee meeting. All services and fees in 2020 were pre-approved by the Audit Committee or the Chairman of the Audit Committee.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2021.

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board of Directors. In accordance with this charter, the Audit Committee assists the Board in fulfilling its oversight responsibility relating to the integrity of Sabre’s financial statements and internal control system. Management and the independent auditors are responsible for the planning and conduct of audits, as well as for any determination that Sabre’s financial statements are complete, accurate, and in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Audit Committee is responsible for the oversight of management and the independent auditors in connection with this process.

In addition, the Audit Committee is responsible for monitoring the independence of and the risk assessment procedures used by the independent auditors, selecting, and retaining the independent auditors, and overseeing compliance with various laws and regulations.

In discharging its oversight responsibilities, the Audit Committee reviewed and discussed Sabre’s audited financial statements with management and Ernst & Young, Sabre’s independent auditors. The Audit Committee also discussed with Ernst & Young all communications required by the auditing standards of the PCAOB.

34	|	Sabre Corporation 2021 Proxy Statement

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee received the written disclosures and letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence and has discussed Ernst & Young’s independence with them.

The Audit Committee has relied on management’s representation that the financial statements have been prepared in accordance with GAAP and on the opinion of Ernst & Young included in their report on Sabre’s financial statements.

Based on the above-mentioned review and discussions with management and the auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Sabre’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.

AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

George Bravante, Jr., Chair

Hervé Couturier

Renée James

Gail Mandel

Judy Odom

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PROPOSAL 3: APPROVAL OF THE SABRE CORPORATION 2021 OMNIBUS INCENTIVE COMPENSATION PLAN

PROPOSAL 3: APPROVAL OF THE SABRE CORPORATION 2021 OMNIBUS INCENTIVE COMPENSATION PLAN

In March 2021, our Board of Directors adopted the Sabre Corporation 2021 Omnibus Incentive Compensation Plan (the “2021 Omnibus Plan”), subject to approval by our stockholders at the 2021 Annual Meeting.

We currently have the 2019 Omnibus Plan in place, and as of December 31, 2020, there were 10,344,102 shares of our common stock available for issuance under the 2019 Omnibus Plan. We expect to utilize an additional approximately 6,000,000 shares of common stock under the 2019 Omnibus Plan through the date of the 2021 Annual Meeting, which will result in approximately 4,344,102 shares of common stock available for issuance as the date of the 2021 Annual Meeting. Subject to approval of the 2021 Omnibus Plan by stockholders, the 2021 Omnibus Plan will replace the 2019 Omnibus Plan for grants made after the 2021 Annual Meeting, which will also increase the number of shares authorized for issuance pursuant to our equity-based compensation plans.

The 2021 Omnibus Plan is a critical part of Sabre’s overall compensation program and is intended to promote the interests of Sabre and its stockholders by providing Sabre’s employees, who are largely responsible for the management, growth, and protection of Sabre’s business, with incentives and rewards to encourage them to continue in the service of Sabre. The 2021 Omnibus Plan is designed to meet these objectives by providing these employees with a proprietary interest in pursuing the long-term growth, profitability, and financial success of Sabre.

As with the 2019 Omnibus Plan, non-employee directors are not eligible to participate in the plan; instead, they participate in the 2019 Director Plan.

Alignment of 2021 Omnibus Plan with Stockholders’ Interests

The 2021 Omnibus Plan is designed to reinforce the alignment of our equity compensation opportunities for officers and employees with stockholders’ interests and, as highlighted below, includes a number of provisions that we believe are consistent with good compensation practices.

•	No Discounted Stock Options. Stock options may not be granted with an exercise price lower than the fair market value of the underlying shares on the date of grant.

•

No Repricings/Cash Buyouts without Stockholder Approval. The 2021 Omnibus Plan prohibits, without stockholder approval, a stock option or a stock appreciation right from being repurchased for cash at a time when the exercise or strike price, as applicable, is equal to or greater than the fair market value of the underlying shares. The 2021 Omnibus Plan also prohibits any stock option or stock appreciation right from being re-priced, replaced, re-granted through cancellation, or modified without stockholder approval if the effect would be to reduce the exercise or strike price, as applicable, for the shares underlying the option or stock appreciation right.

•	No “Evergreen” Provision. There is no “evergreen” feature pursuant to which the shares available for issuance under the 2021 Omnibus Plan can be automatically replenished.

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PROPOSAL 3: APPROVAL OF THE SABRE CORPORATION 2021 OMNIBUS INCENTIVE COMPENSATION PLAN

•

No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, unless approved by the Compensation Committee.

•	No Automatic Grants. The 2021 Omnibus Plan does not provide for “reload” or other automatic grants to participants.

•	No Tax Gross-ups. The 2021 Omnibus Plan does not provide for any tax gross-ups.

•

Compensation Recovery (“Clawback”). The 2021 Omnibus Plan provides that Sabre is entitled, to the extent permitted or required by applicable law, Sabre policy (including our Executive Compensation Recovery Policy), or the requirements of any national securities exchange on which Sabre’s shares are listed for trading, to claw back compensation paid by Sabre to a participant under the 2021 Omnibus Plan.

•

No Single Trigger Vesting Upon a Change in Control. The 2021 Omnibus Plan provides that all outstanding equity awards will become exercisable and/or vest in the event of a change in control of Sabre only if these awards are not assumed, continued, or substituted by the surviving corporation, or if the holder undergoes a qualifying termination of employment following a change in control of Sabre.

•

No Liberal Share Recycling. Shares of our common stock used to pay the exercise price (whether through actual or constructive transfer) or tax withholding requirements related to any award granted under the 2021 Omnibus Plan may not be regranted, issued, or transferred under the 2021 Omnibus Plan.

•	Minimum Vesting Period. 95% of the shares of our common stock issued pursuant to an equity award granted under the 2021 Omnibus Plan are subject to a minimum one-year vesting requirement.

Key Data

The following table includes information regarding outstanding equity awards, shares available for grants of future equity awards, and total shares of common stock outstanding as of December 31, 2020 (and without giving effect to approval of this Proposal 3):

Total shares underlying outstanding options	3,300,256

Weighted average exercise price of outstanding options	$13.59

Weighted average remaining contractual life of outstanding options	7.9 years

Total shares underlying outstanding unvested restricted stock unit awards	12,309,646	(1)

Total shares available for grant	10,344,102	(2)

Total shares available for grant as full-value awards	10,344,102	(3)

Total shares of common stock outstanding	317,296,733

(1)

Represents shares underlying outstanding unvested time-based restricted stock unit awards. As of December 31, 2020, there were also 2,846,795 shares underlying outstanding unvested performance-based restricted stock unit awards, assuming vesting at target levels.

(2)	Total shares available for grant as of the Annual Meeting is projected to be 4,334,102. Total amount of shares initially available for grant as of April 23, 2019 was 23,187,275.

(3)	Total shares available for grant as full-value awards as of the Annual Meeting is projected to be 4,334,102.

Sabre Corporation 2021 Proxy Statement	|	37

PROPOSAL 3: APPROVAL OF THE SABRE CORPORATION 2021 OMNIBUS INCENTIVE COMPENSATION PLAN

Based on our historical practice, the Board of Directors believes the shares available for grant under the 2021 Omnibus Plan will be sufficient to cover awards for approximately the next two to three years, depending on circumstances such as significant market value fluctuations, vesting levels of performance-based restricted stock unit awards, off-cycle awards, or acquisitions. Since our initial public offering in April 2014, we granted equity awards (gross equity grants, which do not reflect the impact of cancellations) representing a total of approximately 4,996,677 shares in 2014, 2,824,579 shares in 2015, 4,777,809 shares in 2016, 5,681,376 shares in 2017, 5,679,715 shares in 2018, 5,925,561 shares in 2019, and 13,596,722 shares in 2020. These awards reflect a five-year average utilization rate of 2.54%. We expect to grant equity awards representing a total of approximately 6,000,000 through the date of the 2021 Annual Meeting.

Summary of Terms of the 2021 Omnibus Plan

The principal features of the 2021 Omnibus Plan are described below. This summary is qualified in its entirety by reference to the full text of the 2021 Omnibus Plan, a copy of which is attached as Appendix A to this proxy statement and incorporated in this proxy statement by reference. Please refer to Appendix A for more information.

Term

Awards under the 2021 Omnibus Plan may be granted for a term of ten years following the date that stockholders approve the 2021 Omnibus Plan at the 2021 Annual Meeting.

Administration

The 2021 Omnibus Plan is administered by our Board of Directors, the Compensation Committee of our Board of Directors, or such other committee as designated by our Board of Directors (the “Committee”). Among the Committee’s powers under the 2021 Omnibus Plan is the power to determine those employees who will be granted awards and the amount, type, and other terms and conditions of awards. The Committee may also prescribe agreements evidencing or settling the terms of any awards, and any amendments thereto; grant awards alone or in addition to, in tandem with, or in substitution or exchange for (subject to restrictions on repricing stock options and stock appreciation rights, as described below), any other award, any award granted under the Prior Plans or that of any business entity we are acquiring, or any other right of the plan participant to receive payment from us.

“Prior Plans” means, with respect to the 2019 Omnibus Plan, the Sabre Corporation 2016 Omnibus Incentive Compensation Plan (the “2016 Omnibus Plan”), the Sabre Corporation 2014 Omnibus Incentive Compensation Plan (the “2014 Omnibus Plan”), the Sovereign Holdings, Inc. 2012 Management Equity Incentive Plan (the “Sovereign 2012 MEIP”), the Sovereign Holdings, Inc. 2007 Management Equity Incentive Plan (as amended in 2010), and the Sovereign Holdings, Inc. Stock Incentive Plan (the “Sovereign MEIP”), and with respect to the 2021 Omnibus Plan, each of the foregoing plans plus the 2019 Omnibus Plan.

The Committee may delegate its powers and responsibilities under the 2021 Omnibus Plan, in writing, to a sub-committee of our Board of Directors, or delegate certain administration powers (not including the grant of awards) over the plan to one or more of our officers or employees.

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PROPOSAL 3: APPROVAL OF THE SABRE CORPORATION 2021 OMNIBUS INCENTIVE COMPENSATION PLAN

The Committee has discretionary authority to interpret and construe any and all provisions of the 2021 Omnibus Plan and the terms of any award (or award agreement) granted thereunder and to adopt and amend such rules and regulations for the administration of the 2021 Omnibus Plan as it deems appropriate. Decisions of the Committee will be final, binding, and conclusive on all parties.

On or after the date of grant of any award, the Committee may accelerate the date on which any award becomes vested, exercisable, or transferable, provided that 95% of the shares underlying any stock-settled award must have a vesting period of at least one year from the date of grant. The Committee may also extend the term of any such award (including the period following a termination of a participant’s employment during which any such award may remain outstanding); waive any conditions to the vesting, exercisability, or transferability of any such award; grant other awards in addition to, in tandem with, or in substitution or exchange for any award granted under the 2021 Omnibus Plan, any Prior Plan, or any equity compensation plan of any business entity we are acquiring (subject to restrictions on repricing stock options and stock appreciation rights, as described below); or provide for the payment of dividends or dividend equivalents with respect to any such award. The Committee does not have the authority and may not take any such action described in this section to the extent that the grant of such authority or the taking of such action would cause any tax to become due under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

We will not reprice any stock option or stock appreciation right without the approval of our stockholders.

Shares Available for Issuance

•	Available Shares. The aggregate number of shares of our common stock which may be issued under the 2021 Omnibus Plan may not exceed the sum of:

(1)	12,000,000 shares,

(2)	the number of shares that remain available for issuance under the Prior Plans as of April 28, 2020, and

(3)

the number of shares subject to outstanding awards under the 2019 Omnibus Plan or any of the Prior Plans that may become available if the underlying awards expire, are forfeited, cancelled, or terminated, are settled for cash, or otherwise become available in accordance with the terms of such plans.

•	Incentive Stock Options. The number of shares that may be covered by incentive stock options under the 2021 Omnibus Plan may not exceed 12,000,000 shares in the aggregate.

•	The shares to be delivered under the 2021 Omnibus Plan may be authorized and unissued shares or shares held in or acquired for our treasury, or both.

In general, if awards under the 2021 Omnibus Plan expire or are forfeited, cancelled, or terminated without the issuance of shares, or are settled for cash in lieu of shares, or are exchanged for an award not involving shares, the shares covered by such awards will again become available for the grant of awards under the 2021 Omnibus Plan. However, if the exercise price or tax withholding requirements related to any award under the 2021 Omnibus Plan are satisfied through our withholding of shares otherwise then deliverable in respect of an award or through actual or constructive transfer to us of shares already owned, the number of shares equal to such withheld or transferred shares, as applicable, will no longer be available for issuance under the 2021 Omnibus Plan.

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PROPOSAL 3: APPROVAL OF THE SABRE CORPORATION 2021 OMNIBUS INCENTIVE COMPENSATION PLAN

Shares covered by awards granted pursuant to the 2021 Omnibus Plan in connection with the assumption, replacement, conversion, or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger will not count as issued under the 2021 Omnibus Plan.

Individual Employee Share Limits Per Fiscal Year under the 2021 Omnibus Plan

•	Options. 2,000,000 shares.

•	Stock Appreciation Rights. 2,000,000 shares.

•	Other Stock-Based Awards. 2,000,000 shares.

Individual Limits on Cash Incentive Awards

•

Cash Incentive Awards. The amount payable in respect of a cash incentive award granted to any participant in a single fiscal year that is subject to performance-based vesting may not exceed $5,000,000.

Eligibility for Participation

The individuals eligible to receive awards under the 2021 Omnibus Plan are our employees (including prospective employees who have been offered employment) and those of our subsidiaries, as selected by the Committee.

As of December 31, 2020, approximately 7,500 employees would be eligible to participate in the 2021 Omnibus Plan. During 2020, a total of approximately 852 individuals received awards under the 2019 Omnibus Plan.

Cash Incentive Awards

The Committee may grant cash incentive awards. Cash incentive awards may be settled in cash or in other property, including shares of our common stock.

Stock Options and Stock Appreciation Rights

The Committee may grant non-qualified stock options and incentive stock options to purchase shares of our common stock. The Committee will determine the number of shares of our common stock subject to each option, the vesting schedule (provided that no option may be exercisable after the expiration of ten years after the date of grant), the method and procedure to exercise vested options, restrictions on transfer of options and any shares acquired pursuant to the exercise of an option, and the other terms of each option. The exercise price per share of common stock covered by any option may not be less than 100% of the fair market value of a share of common stock on the date of grant.

Additionally, with respect to “incentive stock options” (within the meaning of Section 422 of the Code), the aggregate fair market value of shares with respect to incentive stock options that are exercisable for the first time by a participant during any calendar year under the 2021 Omnibus Plan or any of our other stock option plans may not exceed $100,000. To the extent the fair market value of such shares exceeds $100,000, the incentive stock options granted to such participant, to the extent and in the order required by regulations, automatically will be deemed to be non-qualified stock options, but all other terms and

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PROPOSAL 3: APPROVAL OF THE SABRE CORPORATION 2021 OMNIBUS INCENTIVE COMPENSATION PLAN

provisions of such option will remain unchanged. No incentive stock option may be granted to a 10% stockholder unless the exercise price of the option is at least 110% of the fair market value of a share of common stock at the time such incentive stock option is granted and such incentive stock option is not exercisable after the expiration of five years from the date such incentive stock option is granted.

Other Stock-Based Awards

The Committee may grant other stock, stock-based, or stock-related awards in such amounts and subject to such terms and conditions as determined by the Committee. Each such other stock-based award may (i) involve the transfer of actual shares of our common stock to the participant, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of common stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units, or share-denominated performance units, and (iv) be designed to comply with applicable laws of jurisdictions other than the United States; provided, that each award must be denominated in, or must have a value determined by reference to, a number of shares of our common stock that is specified at the time of the grant of such award.

Performance-Based Compensation, Performance Goals and Measures

The Committee may grant performance-based compensation to a participant payable upon the attainment of specific performance goals. The performance goals may include any one or more of the following, including in combination: adjusted net earnings, appreciation in and/or maintenance of the price of common stock (including, without limitation, comparisons with various stock market indices), attainment of strategic and operational initiatives, budget, cash flow (including, without limitation, free cash flow), cost of capital, cost reduction, earnings and earnings growth (including, without limitation, earnings per share, earnings before taxes, earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization), market share, market value added, net income, net sales, net revenue, operating profit and operating income, pretax income before allocation of corporate overhead and bonus, reductions in costs, return on assets and return on net assets, return on equity, return on invested capital, revenues, sales and sales growth, successful acquisition/divestiture, total stockholder return and improvement of stockholder return, gross margin, measures of liquidity or credit metrics, cash flow per share, improvements or attainments of expense levels, improvements or attainment of working capital levels or debt reduction, or such other measures as the Committee may determine from time to time.

Performance goals may relate to individual performance, company performance, or business unit performance.

In addition, any performance measure may be used to measure the performance of Sabre or a subsidiary as a whole or any business unit of Sabre or a subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above performance measures as compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its sole discretion, deems appropriate.

The Committee may, subject to the terms of the 2021 Omnibus Plan, amend previously granted awards whose grant, vesting, or payment is subject to performance-based measures.

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PROPOSAL 3: APPROVAL OF THE SABRE CORPORATION 2021 OMNIBUS INCENTIVE COMPENSATION PLAN

Stockholder Rights

No person will have any rights as a stockholder with respect to any shares of our common stock covered by or relating to any award granted pursuant to the 2021 Omnibus Plan until the date of the issuance of such shares on our books and records.

Amendment and Termination

Notwithstanding any other provision of the 2021 Omnibus Plan, our Board of Directors may at any time suspend or discontinue the plan or revise or amend it in any respect whatsoever; provided, however, that to the extent that any applicable law, regulation, or rule of a national securities exchange requires stockholder approval for any such revision or amendment to be effective, such revision or amendment will not be effective without such approval.

Transferability

Awards granted under the 2021 Omnibus Plan are generally nontransferable (other than by will or the laws of descent and distribution), except that the Committee may provide for the transferability of non-qualified stock options subject to conditions and limitations as determined by the Committee; however, awards (other than incentive stock options and tandem stock appreciation rights) may be transferred during the lifetime of the participant, and may be exercised by these transferees during the lifetime of the participant, but only to the extent the transfers are permitted by the Committee.

Change in Control

Except as otherwise set forth in a participant’s award agreement, in the event (i) a participant has a qualifying termination of employment following a change in control of Sabre or (ii) of a change in control of Sabre in which outstanding awards are not assumed, continued, or substituted by the surviving corporation:

•

All deferral of settlement, forfeiture conditions, and other restrictions applicable to awards granted under the 2021 Omnibus Plan will lapse, and such awards will be deemed fully vested as of the time of the change-in-control transaction without regard to deferral and vesting conditions, and

•	Any award carrying a right to exercise that was not previously exercisable and vested will become fully exercisable and vested as of the time of the change in control of Sabre.

For purposes of this provision, a “qualifying termination of employment” means with respect to a participant, (i) a termination of such participant’s employment by Sabre (or any of its then-affiliated entities) without cause or by the participant for good reason, or (ii) a termination of such participant’s employment in the event of the participant’s death or disability, in each case, following a change in control of Sabre.

New Plan Benefits

All awards made under the 2021 Omnibus Plan are discretionary. Therefore, the benefits and amounts that will be received or allocated under the 2021 Omnibus Plan are not determinable at this time. The closing price of our common stock, as reported on the Nasdaq Stock Market, on February 26, 2021 was $14.69 per share. See “Executive Compensation—2020 Grants of Plan-Based Awards,” which provides information on the equity awards granted to the named executive officers in 2020.

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PROPOSAL 3: APPROVAL OF THE SABRE CORPORATION 2021 OMNIBUS INCENTIVE COMPENSATION PLAN

U.S. Federal Income Tax Consequences

The following is a summary of certain federal income tax consequences of the awards to be made under the 2021 Omnibus Plan based upon the laws in effect on the date hereof. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the circumstances of a particular participant under the 2021 Omnibus Plan. The income tax consequences under applicable state and local tax laws may not be the same as under federal income tax laws.

Non-Qualified Stock Options

A participant will not recognize taxable income at the time of grant of a non-qualified stock option, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and we generally will be entitled to a corresponding tax deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

Incentive Stock Options

A participant will not recognize taxable income at the time of grant of an incentive stock option. A participant will not recognize taxable income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the stock option was granted and one year from the date the shares were transferred to the participant in connection with the exercise of such incentive stock option, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and we will not be entitled to any tax deduction. If, however, such shares are disposed of within such two- or one-year periods, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise over the exercise price, and we generally will be entitled to a corresponding tax deduction, except to the extent the deduction limits of Section 162(m) of the Code apply. The excess of the amount realized through the disposition date over the fair market value of the stock on the exercise date will be treated as capital gain.

Stock Appreciation Rights

A participant will not recognize taxable income at the time of grant of a stock appreciation right, and we will not be entitled to a tax deduction at such time. Upon exercise, a participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) equal to the fair market value of any shares delivered and the amount of cash paid by us, and we generally will be entitled to a corresponding tax deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

Restricted Stock

A participant will not recognize taxable income at the time of grant of shares of restricted stock award, and we will not be entitled to a tax deduction at such time, unless the participant makes an election under Section 83(b) of the Code to be taxed at such time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an

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PROPOSAL 3: APPROVAL OF THE SABRE CORPORATION 2021 OMNIBUS INCENTIVE COMPENSATION PLAN

employee) at the time of the grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. We are entitled to a corresponding tax deduction at the time the ordinary income is recognized by the participant, except to the extent the deduction limits of Section 162(m) of the Code apply. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income. We will be entitled to a corresponding tax deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

Restricted Stock Units

A participant will not recognize taxable income at the time of grant of a restricted stock unit, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares delivered and the amount of cash paid by us, and we will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

Other Stock-Based Awards

The grant, exercise or settlement of other stock-based awards granted under the 2021 Omnibus Plan may be taxable based on the specific terms and conditions of such awards.

Section 162(m) Limitations

Section 162(m) of the Code generally places a $1 million annual limit on a company’s federal income tax deduction for compensation paid to certain senior executives. Thus, it is possible that Section 162(m) of the Code may disallow compensation deductions that would otherwise be available to us.

The foregoing general tax discussion is intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 2021 Omnibus Plan. Participants are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the 2021 Omnibus Plan.

Required Vote

At the Annual Meeting, stockholders will be asked to approve the 2021 Omnibus Plan. This proposal requires the affirmative vote of the holders of not less than a majority of the voting power of the outstanding common stock entitled to vote and present, in person or by proxy, at the meeting.

Abstentions will be counted toward the tabulation of votes cast on the approval of the proposal to approve the 2021 Omnibus Plan, and will have the same effect as votes against that proposal.

The Board of Directors unanimously recommends a vote FOR approval of the Sabre Corporation 2021 Omnibus Incentive Compensation Plan.

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PROPOSAL 3: APPROVAL OF THE SABRE CORPORATION 2021 OMNIBUS INCENTIVE COMPENSATION PLAN

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of options, warrants, and rights under all of our equity compensation plans as of December 31, 2020.

	Number of securities to be issued upon exercise of outstanding options (a)	Weighted average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (c)

Equity compensation plans approved by stockholders	18,456,697	$13.59	10,642,038

Equity compensation plans not approved by stockholders	—	—	—

(a)

Includes shares to be issued upon the exercise of outstanding options under our 2019 Omnibus Plan, 2016 Omnibus Plan, 2014 Omnibus Plan, the Sovereign 2012 MEIP, and the Sovereign MEIP. Also includes 15,156,441 restricted stock unit awards under our 2019 Omnibus Plan, 2016 Omnibus Plan, and 2014 Omnibus Plan (including shares that may be issued pursuant to outstanding performance-based restricted stock unit awards, assuming the target award is met; actual shares may vary, depending on actual performance).

(b)	Excludes restricted stock unit awards which do not have an exercise price.

(c)	Excludes securities reflected in column (a).

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PROPOSAL 4: ADVISORY, NON-BINDING VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL 4: ADVISORY, NON-BINDING VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In “Compensation Discussion and Analysis” and the executive compensation tables following that section, we describe in detail our executive compensation program, including its objectives, policies and components. As discussed in Compensation Discussion and Analysis, the Compensation Committee seeks to observe the following principles, while balancing them with the context of the current uncertain COVID-19 pandemic environment and the corresponding need to respond quickly to any related challenging circumstances that may result from the pandemic:

•

Retain and hire top-caliber executive officers. Executive officers should have base salaries and employee benefits that are market competitive and that permit us to hire and retain high-caliber individuals at all levels.

•

Pay for performance. A significant portion of the target total direct compensation opportunities of our executive officers should vary with annual and long-term business performance and each individual’s contribution to that performance, while the level of “at-risk” compensation should increase as the scope of the executive officer’s responsibility increases.

•	Reward long-term growth and profitability. Executive officers should be rewarded for achieving long-term results, and these rewards should be aligned with the interests of our stockholders.

•

Align compensation with stockholder interests. The interests of our executive officers should be linked with those of our stockholders through the risks and rewards of the ownership of shares of our common stock.

•	Provide limited personal benefits. Perquisites and other personal benefits for our executive officers should be limited to items that serve a reasonable business purpose.

•	Reinforce succession planning process. The overall compensation program for our executive officers should reinforce our succession planning process.

•

Promote transparency. We seek to establish an efficient, simple, and transparent process for designing our compensation arrangements, setting performance objectives for annual and long-term incentive compensation opportunities, and making compensation decisions.

For a more detailed discussion of how our executive compensation program reflects these objectives, policies, and principles, including information about the 2020 compensation of our named executive officers, see “Compensation Discussion and Analysis.” The Compensation Committee and our Board of Directors believe that the policies, practices, and compensation components described in “Compensation Discussion and Analysis” are effective in achieving our objectives and are directly aligned with our performance.

We are asking our stockholders to indicate their support for our executive compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our executive compensation program. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive

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PROPOSAL 4: ADVISORY, NON-BINDING VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

officers and the objectives, policies, and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.

This proposal is being presented pursuant to Section 14A of the Exchange Act. The say-on-pay vote is advisory and is therefore not binding on us, the Compensation Committee, or our Board of Directors. The Compensation Committee and our Board of Directors value the opinions of our stockholders and, to the extent there is any significant vote against our executive compensation program as disclosed in this proxy statement, will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules.

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PROPOSAL 5: FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL 5: FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

This proposal gives stockholders the opportunity to indicate how frequently we should seek an advisory vote on our executive compensation, such as Proposal 4 above. By voting on this Proposal 5, stockholders can indicate whether they would prefer an advisory non-binding vote on executive compensation every one, two, or three years.

After careful consideration of this proposal, our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Sabre, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years, or abstain from voting when you vote in response to the resolution set forth below.

RESOLVED, that the option of every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the frequency preferred by stockholders for which the Corporation is to hold an advisory stockholder vote to approve the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion.

This proposal is being presented pursuant to Section 14A of the Exchange Act. The option of one year, two years, or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on our Board or Sabre in any way, our Board may decide that it is in the best interests of our stockholders and Sabre to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders. Depending on whether the Board adopts a one-, two-, or three-year interval for the advisory vote on executive compensation, the next stockholder advisory vote will occur respectively at the 2022, 2023, or 2024 Annual Meeting of Stockholders.

The Board of Directors unanimously recommends a vote for the option of every ONE YEAR as the frequency with which stockholders are provided an advisory, non-binding vote on the compensation of our named executive officers.

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COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis addresses the principles underlying our executive compensation program and the policies and practices that contributed to our executive compensation actions and decisions for the year ended December 31, 2020 for our named executive officers. For 2020, our named executive officers were:

Name	Position
Sean Menke	President and Chief Executive Officer
Douglas Barnett	Executive Vice President and Chief Financial Officer
Wade Jones	Executive Vice President and Chief Product Officer
David Moore	Executive Vice President and Chief Technology Officer
David Shirk	Executive Vice President, Sabre and President, Travel Solutions

Executive Summary

Strategic Initiatives

In February 2020, we announced a set of strategic initiatives that we expect will position us to accelerate growth, increase margins and create long-term stockholder value. These strategic initiatives are focused on creating and distributing personalized offers including through the new distribution capability (“NDC”) standard, increasing our footprint in low-cost carrier growth and innovation, building a full-service hotel property management system, and completing our technology transformation. These initiatives form a part of our vision to lead a new marketplace for personalized travel and are intended to increase our addressable market across our business, deliver revenue and share growth, and improve our overall margin structure. These strategic initiatives continue to be a significant focus for us, as we believe that they will help position us favorably on the other side of the COVID-19 pandemic. As described below, to help ensure alignment with these strategic initiatives and our intermediate business objectives, certain executive officers, excluding our CEO, received performance-based long-term cash incentive awards in 2020 designed to align with our strategic initiatives.

Changes to Executive Officer Long-Term Incentive Program Design Reflected in March 2020 Awards

As discussed in “Stockholder Engagement” below, we maintain an ongoing, proactive stockholder engagement program. Through this process, we received stockholder feedback in 2019 that focused on the performance metrics and performance period length of our performance-based restricted stock unit awards. After carefully considering this feedback, as well as competitive market compensation factors, in March 2020 the Compensation Committee approved significant design changes to our performance-based restricted stock unit awards granted to our executive officers. See “—Compensation Elements of Total Direct Compensation—Long-Term Incentive Compensation—2020 Equity Awards—2020 Performance-Based Restricted Stock Unit Awards.”

In addition, as discussed above, certain executive officers, excluding our CEO, received performance-based cash incentive awards in March 2020. These incentive awards will be payable in March 2022 based on the Compensation Committee’s determination of the extent to which our strategic initiatives have been achieved by December 2021. See “—Compensation Elements of Total Direct Compensation—Long-Term Incentive Compensation—2020 Long-Term Performance-Based Cash Incentive Awards.”

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Actions Taken in 2020 in Response to COVID-19 Pandemic

The COVID-19 pandemic created an unprecedented time of disruption in global travel and represented a massive challenge to the travel industry and our business. As a global technology company that is a leader in the retailing, distribution, and fulfillment of travel and a key solutions provider to the global travel industry, we experienced a rapid and sustained decline in airline and hotel bookings driven by the COVID-19 pandemic, which directly and significantly impacted our 2020 revenue, earnings and free cash flow.

In response, we quickly took a number of decisive actions to increase our cash position, including through reducing costs, suspending common stock dividends and share repurchases, borrowing under our existing revolving credit facility, and completing debt and equity offerings. We also took the following actions with regard to our workforce and compensation programs:

•

Reduced base salary and suspended 401(k) match. In mid-March 2020, the Board immediately implemented base salary reductions of 25% for our CEO and 20% for our other executive officers, which extended from March 16, 2020 through July 6, 2020. These amounts will not be repaid to the executive officers. Our 401(k) employer matching contribution was suspended for executive officers and other U.S.-based employees from March 16, 2020 through December 31, 2020.

•

Reduced shares granted under long-term incentives. In light of the significant reduction in our stock price during the onset of the COVID-19 pandemic, the Compensation Committee in March 2020 approved the use of a minimum stock price of $14.00 per share to calculate the number of shares issued for grants under the 2019 Omnibus Plan from March 13, 2020 through July 31, 2020, including stock options, performance-based restricted stock units and time-based restricted stock units awarded in connection with the March 13, 2020 annual grant. This had the effect of significantly limiting the number of shares issued to executive officers and other plan participants during this period.

•	Offered voluntary time-off, voluntary severance, and voluntary early retirement in the first quarter of 2020.

•	Implemented a temporary furlough program of approximately one-third of our workforce during the second quarter of 2020.

•	Right-sized our global organization through a reduction-in-force, which was in addition to the voluntary severance and voluntary early retirement programs described above.

An additional consequence of the COVID-19 pandemic is that it placed us at a significant disadvantage compared to many other technology companies with which we compete for talent but that were not as severely harmed by the direct and significant impact of the pandemic on the travel and hospitality industries. This disadvantage was particularly magnified during the initial period of the COVID-19 pandemic, when its scope and duration were unknown. As a result, our ability to accomplish our strategic initiatives and our executive compensation objectives has been significantly challenged.

Correspondingly, motivating and retaining our existing talent at all levels of our organization, including new leadership engaged with our strategic initiatives in mind, have taken on an even greater importance, particularly after we acted to stabilize our cash position as described above. Consequently, the Compensation Committee took steps to address these challenges, including ending the base salary reductions and the use of the $14.00 valuation for the purpose of calculating long-term equity incentive

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COMPENSATION DISCUSSION AND ANALYSIS

awards, as described above. The Compensation Committee also proactively took additional actions to help address the disadvantages we faced in retaining key talent.

•

Modified annual cash incentive plan and cap on payments. Prior to the onset of the COVID-19 pandemic, the Compensation Committee approved performance metrics for the 2020 annual cash incentive plan consisting of revenue and Pre-Tax and Pre-VCP/EIP Adjusted EPS. As noted above, the onset of the COVID-19 pandemic immediately and precipitously impacted our revenue and earnings, beginning in mid-March 2020. Given the scope of this direct and unprecedented impact, the metrics initially selected for the annual cash incentive plan for 2020 became almost immediately unattainable. As a result, the Compensation Committee replaced these metrics in May 2020 with an expense reduction metric; failure to meet this expense reduction target would have resulted in no payment of the annual cash incentive for 2020. The Compensation Committee selected this objective metric early in 2020, given our focus on controlling costs and its importance in stabilizing our business and our cash position, as well as enhancing the profitability of our cost structure after recovery from the pandemic, rather than choosing to exercise discretion regarding the payout of the annual cash incentive at the end of the performance period. The Compensation Committee also capped the potential payouts at 50% of the original target annual cash incentive opportunity. See “—Compensation Elements of Total Direct Compensation—Annual Incentive Compensation” below.

•

Granted time-based restricted stock unit awards in June 2020. As noted, the Compensation Committee was focused on the talent and retention concerns described above in light of the disparate impact of COVID-19 on us as compared to many other technology companies, potentially providing these companies with a competitive advantage in recruiting our key talent, including new leadership engaged to help execute our strategic initiatives. As a result, in June 2020, the Compensation Committee granted off-cycle time-based restricted stock unit awards to our executive officers and other key employees. Fifty percent of these awards vest on each of June 15, 2021 and June 15, 2022 based on continuous service through these dates. See “—Compensation Elements of Total Direct Compensation—Long-Term Incentive Compensation” below.

•

Updated metrics with respect to performance-based restricted stock units with 2020 performance periods and reduction in maximum payout. Similar to the metrics for the annual cash incentive plan, the metrics with respect to outstanding performance-based restricted stock unit awards with performance periods to be completed in 2020, which were based on our financial performance, also became almost immediately unattainable for 2020, following the impact of the onset COVID-19 pandemic beginning in mid-March 2020. As a result, in July 2020 the Compensation Committee amended outstanding performance-based restricted stock unit awards with 2020 performance periods, which included awards granted in prior years as well as awards granted in 2020, replacing the financial performance metrics with the following metrics and weightings. These metrics were designed to align with key areas of focus for management in 2020, given the likely impact of the COVID-19 pandemic environment:

•	Achieve expense reduction targets for 2020 (25%)

•	Maintain our capital structure and liquidity through 2020 in a manner that seeks to provide operational flexibility to manage the business through the COVID-19 pandemic (25%)

•	Negotiate a new deal structure for technology infrastructure services that achieves significant incremental cost savings over the contract term (20%)

•	Utilize a systemic process to review and address customer concession requests that seeks to minimize disruption to the business (15%)

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COMPENSATION DISCUSSION AND ANALYSIS

•

Design programs by the end of 2020 for implementation in 2021 that enable employees to “work from anywhere” (to the extent allowed under local laws) and further our diversity and inclusion initiatives (15%)

In connection with this change, the maximum payout for these outstanding performance-based restricted stock units with respect to the 2020 performance period became the target of 100%, a reduction from the prior maximum payout of 150%. See “—Compensation Elements of Total Direct Compensation—Long-Term Incentive Compensation” below.

Stockholder Engagement

Since 2016, we have maintained an ongoing, proactive stockholder engagement program. Throughout the year, members of our investor relations group, Corporate Secretary’s office and executive compensation team engage with our stockholders to seek their input on topics of interest to them, including related to our strategy, compensation, Board and other governance matters. We actively engage with our stockholders on a year-round basis and integrate the information we learn through these discussions into our governance calendar.

Fall 2020 Stockholder Outreach Program

Given the impact of the COVID-19 pandemic on our business and the corresponding changes to our executive compensation program in 2020, our 2020 stockholder engagement program was a key focus for our ongoing dialogue with stockholders. Throughout the year, we focused on transparency with investors, providing multiple disclosures of actions we took in response to the COVID-19 pandemic (including in filings with the SEC on Current Reports on Form 8-K). These disclosures supported our conversations with investors on these topics and augmented our fall 2020 stockholder outreach program.

In the fall of 2020, we contacted 24 institutional stockholders representing approximately 67% of our shares then outstanding, and we ultimately met with stockholders representing over 24% of our shares then outstanding, including four of our top six stockholders. Our Chairman of the Board played an active role in our outreach program, meeting with stockholders representing almost 20% of our shares then

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COMPENSATION DISCUSSION AND ANALYSIS

outstanding. Stockholder feedback from these discussions was shared with the Governance and Nominating Committee, the Compensation Committee and the full Board of Directors.

As noted, much of these conversations focused on the effects of the COVID-19 pandemic on our business, how we were responding to the challenges posed to our workforce, and the corresponding changes to our executive compensation program. Investors were generally understanding of the reasons for the Compensation Committee’s changes to our executive compensation program, particularly given the unprecedented impact of the pandemic on the global travel environment. Given the pandemic’s effect on our business, particularly as compared to many other technology companies as described above, many investors focused on employee retention and steps taken to address retention considerations, including the June 15, 2020 grant of time-based restricted stock unit awards. Investors also provided feedback regarding Sabre’s executive compensation after the conclusion of the pandemic, including generally expressing support for a return to the structure of the long-term incentive award program established in March 2020 described above once our business operations and financial results have stabilized.

This feedback informed the Compensation Committee’s discussion and review of our overall approach to compensation and the design of our 2021 executive compensation program, as highlighted below.

What we heard	What we did

• Encouragement to provide for metrics in our executive compensation program that are designed to provide for continued focus on factors critical for our health in the current COVID-19 pandemic environment

• The Compensation Committee designed our 2021 annual cash incentive so that it will not pay out if our Adjusted Free Cash Flow in 2021 is less than a target amount and if we do not achieve an expense reduction threshold for 2021

• In addition, if the threshold requirements described above are met, 50% of the 2021 annual cash incentive funding formula will be based on the extent to which we meet this expense reduction target, and the remaining 50% of the funding formula will be based on the extent to which we achieve in 2021 specified GDS bookings, passengers boarded, central reservation transactions, and technology transformation goals

• None of the performance-based restricted stock units granted in 2021 will vest if we do not achieve a minimum expense reduction threshold for 2021, and these performance-based restricted stock units will not vest above target unless we exceed an Adjusted Free Cash Flow target for 2021

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COMPENSATION DISCUSSION AND ANALYSIS

What we heard	What we did

• Encouragement for metrics in our executive compensation program that are designed to provide for continued focus on our strategic initiatives, including our technology transformation, with the goal of positioning us for success following the COVID-19 pandemic

• The 2020 long-term performance-based cash incentive awards are based on the Compensation Committee’s determination of the extent to which our strategic initiatives have been achieved by December 2021, based on criteria for certain strategic deliverables related to these initiatives

• The 2021 annual cash incentive includes a metric based on the extent to which we achieve technology transformation goals

• Questions regarding talent retention throughout the organization, including executives

• In March 2021, the Compensation Committee amended outstanding performance-based restricted stock units with 2021 and/or 2022 performance periods to replace the existing financial metrics with the metrics described above

• We have designed programs to further our inclusion and diversity initiatives, as well as implemented programs to assist in global retention and employee satisfaction, such as our Work-from-Anywhere program

See “2021 Executive Compensation Program.”

2020 Annual and Long-Term Incentive Results

With respect to 2020, the Compensation Committee approved the following results regarding our annual cash and long-term incentives:

•

Annual cash incentive results. In December 2020, the Compensation Committee reviewed the results of our focus on controlling costs as discussed above and determined that we met the expense reduction target approved in May 2020. As a result, the Compensation Committee approved annual cash incentive payouts under the 2020 EIP in amounts equal to 50% of the named executive officers’ target annual cash incentive opportunities. See “—Compensation Elements of Total Direct Compensation—Annual Incentive Compensation” below.

•

Long-term incentive results. In February 2021, the Compensation Committee reviewed our progress in achieving the updated metrics with respect to performance-based restricted stock units with 2020 performance periods. Based on this review, the Compensation Committee determined that each of the revised metrics for the outstanding performance-based restricted stock units with 2020 performance periods was achieved. See “—Compensation Elements of Total Direct Compensation—Long-Term Incentive Compensation” below.

“Pay-for-Performance” Philosophy

Our executive compensation philosophy, which is embodied in the design and operation of our executive compensation program, provides that a substantial portion of each year’s target total direct compensation

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opportunity for our executive officers, including our named executive officers, is delivered through our annual and long-term incentive compensation awards which are earned contingent on our ability to meet and exceed our annual and long-term objectives. Consequently, we believe that our executive compensation program creates commonality of interest between our executive officers and stockholders for long-term value creation.

We believe our commitment to a “pay-for-performance” compensation philosophy is reflected by the following:

•

A substantial portion of our executive officers’ target total cash compensation opportunity is performance-based. This focus on performance-based metrics for cash compensation remained in place notwithstanding the impact of the COVID-19 pandemic. For example, for 2020, a significant portion of Mr. Menke’s target total cash compensation opportunity was contingent on meeting expense reduction targets. See “—2020 Total Direct Compensation Mix.”

•

We grant performance-based restricted stock unit awards to our executive officers. Outstanding performance-based restricted stock units with 2020 performance periods were revised to include metrics representing key areas of focus for management in 2020, given the COVID-19 pandemic environment and its effect on the global travel industry. See “—Compensation Elements of Total Direct Compensation—Long-Term Incentive Compensation—2020 Equity Awards—2020 Performance-Based Restricted Stock Unit Awards.”

Compensation Program Overview

What we do	What we don’t do

✓IndependentCompensation Committee consultant. The Compensation Committee has engaged its own compensation consultant to assist with the review and analysis of our executive compensation program. This consultant performs no other consulting or other services for us

X No pension plans. We do not currently offer, nor do we have plans to provide, supplemental pension arrangements or defined benefit pension plans to our executive officers

✓Annualexecutive compensation review. The Compensation Committee conducts an annual review of our executive compensation program, including a review of the competitive market for executive talent, and has developed a compensation peer group for use during its deliberations when evaluating the competitive market

X No tax reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments

✓Compensationat-risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and stockholders

X  No special health or welfare benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees

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What we do	What we don’t do

✓Performance-basedincentives. We use performance-based annual and long-term incentives	X Limited perquisites. We provide only limited perquisites and other personal benefits to our executive officers

✓Multi-yearvesting requirements. The equity awards granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives

X  Hedging and pledging prohibited. Our Insider Trading Policy prohibits employees that are recipients of equity grants, including our executive officers, and members of our Board of Directors from hedging or pledging any of their shares of Sabre common stock

✓Clawbackpolicy. We maintain an Executive Compensation Recovery Policy (also referred to as a “clawback” policy)	X No stock option repricings. We prohibit the repricing of outstanding options to purchase our common stock without prior stockholder approval

Committee Consideration of 2018 Stockholder Advisory (“Say-on-Pay”) Vote on the Compensation of Our Named Executive Officers

At our 2018 Annual Meeting, we conducted an advisory stockholder vote on the compensation of our named executive officers (a “say-on-pay” vote). Our executive compensation program received the support of approximately 81% of the shares of our common stock present at the meeting. See “—Stockholder Engagement” for a discussion of our stockholder outreach program. At our 2015 Annual Meeting, our stockholders expressed their preference for our Board’s recommendation to conduct the say-on-pay vote every three years. Based on this outcome, our Board determined that the say-on-pay vote would be held every three years, until the next stockholder vote on the frequency of the say-on-pay vote, or our Board otherwise determines that a different frequency for such advisory votes is in the best interests of our stockholders.

As noted above, there will be a say-on-pay vote and a frequency of say-on-pay vote at the 2021 Annual Meeting. Our Board of Directors recommends that stockholders vote FOR the say-on-pay vote and for the option of ONE YEAR as the frequency of the say-on-pay vote at the 2021 Annual Meeting. See “Proposal 4: Advisory, Non-Binding Vote on the Compensation of Our Named Executive Officers” and “Proposal 5: Frequency of Advisory Vote on Executive Compensation.”

Compensation Philosophy and Principles

The philosophy underlying our executive compensation program is to provide an attractive, flexible, and effective total compensation opportunity to our executive officers, including our named executive officers, tied to our corporate performance and aligned with the interests of our stockholders. Our objective is to recruit, motivate, and retain the caliber of executive officers necessary to deliver sustained high performance to our stockholders, customers, and other stakeholders.

Equally important, we view our compensation policies and practices as a means of communicating our goals and standards of conduct and performance and for motivating and rewarding employees in relation to their achievements. Overall, the same principles that govern the compensation of our executive officers also generally apply to the compensation of our salaried employees. Within this framework, we seek to observe the following principles, while balancing them with the context of the current uncertain COVID-19

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pandemic environment and the corresponding need to respond quickly to any related challenging circumstances that may result from the pandemic:

•

Retain and hire top-caliber executive officers. Executive officers should have base salaries and employee benefits that are market competitive and that permit us to hire and retain high-caliber individuals at all levels.

•

Pay for performance. A significant portion of the target total direct compensation opportunities of our executive officers should vary with annual and long-term business performance and each individual’s contribution to that performance, while the level of “at-risk” compensation should increase as the scope of the executive officer’s responsibility increases.

•	Reward long-term growth and profitability. Executive officers should be rewarded for achieving long-term results, and these rewards should be aligned with the interests of our stockholders.

•

Align compensation with stockholder interests. The interests of our executive officers should be linked with those of our stockholders through the risks and rewards of the ownership of shares of our common stock.

•	Provide limited personal benefits. Perquisites and other personal benefits for our executive officers should be limited to items that serve a reasonable business purpose.

•	Reinforce succession planning process. The overall compensation program for our executive officers should reinforce our succession planning process.

•

Promote transparency. We seek to establish an efficient, simple, and transparent process for designing our compensation arrangements, setting performance objectives for annual and long-term incentive compensation opportunities, and making compensation decisions.

We believe that our compensation philosophy, as reinforced by these principles, has been effective in aligning our executive compensation program with the creation of sustainable long-term stockholder value.

2020 Total Direct Compensation Mix

We believe our executive compensation program has been designed to reward strong performance. The program seeks to focus a significant portion of each executive officer’s target total direct compensation opportunity on annual and long-term incentives that depend upon our performance. Each executive officer has been granted a significant stake in Sabre in the form of an equity award to closely link his or her interests to those of our stockholders. These equity awards also seek to focus his or her efforts on the successful execution of our long-term strategic and financial objectives.

(1)	Excludes the June 15, 2020 grant of time-based restricted stock unit awards, which was awarded in addition to Mr. Menke’s target total direct compensation package for 2020.

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In addition, the Compensation Committee believes that Mr. Menke’s target incentive compensation for 2020 was comprised of an appropriate mix of long-term elements (performance-based restricted stock unit awards and stock options) and short-term elements (an annual cash incentive opportunity), consistent with our emphasis on pay-for-performance:

(1)	Excludes the June 15, 2020 grant of time-based restricted stock unit awards, which was awarded in addition to Mr. Menke’s target total direct compensation package for 2020.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee is responsible for overseeing our executive compensation program (including our executive compensation policies and practices), approving the compensation of our executive officers (including our named executive officers), and administering our various employee stock plans.

Pursuant to its charter, the Compensation Committee has responsibility for reviewing and determining the compensation of our CEO at least annually, as well as for evaluating our CEO’s performance in light of the corporate goals and objectives applicable to him. In reviewing our CEO’s compensation each year and considering any potential adjustments, the Compensation Committee exercises its business judgment after taking into consideration several factors, including our financial results, his individual performance and strategic leadership, its understanding of competitive market data and practices, and his current total compensation and pay history.

In addition, the Compensation Committee annually reviews and determines the compensation of our other executive officers, including our other named executive officers, and it also approves the terms of any employment offers for our executive officers. In doing so, the Compensation Committee is responsible for ensuring that the compensation of our executive officers, including our named executive officers, is consistent with our executive compensation philosophy and objectives.

Role of Executive Officers

The Compensation Committee receives support from our People Department in designing our executive compensation program and analyzing competitive market practices. Our CEO and certain other executive officers regularly participate in portions of Compensation Committee meetings, providing management input on organizational structure, executive development, and financial and governance considerations.

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Our CEO evaluates the performance of each of our executive officers, including our other named executive officers. Our CEO then reviews each executive officer’s target total direct compensation opportunity and based on his or her target total direct compensation opportunity and his or her performance, proposes compensation adjustments for him or her, subject to review and approval by the Compensation Committee. Our CEO presents the details of each executive officer’s target total direct compensation opportunity and performance to the Compensation Committee for its consideration and approval. Our CEO does not participate in the evaluation of his own performance.

In making executive compensation decisions, the Compensation Committee reviews a variety of information for each executive officer, including his or her current total compensation and pay history, his or her equity holdings, individual performance, and competitive market data and practices for comparable positions. Neither our CEO nor our other named executive officers are present when their specific compensation arrangements are approved by the Compensation Committee.

Role of Compensation Consultant

In fulfilling its duties and responsibilities, the Compensation Committee has the authority to engage the services of outside advisers, including compensation consultants. In 2020, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm, to assist it with compensation matters. A representative of Compensia attends regularly scheduled meetings of the Compensation Committee, responds to inquiries from members of the Compensation Committee, and provides his analysis with respect to these inquiries.

The nature and scope of services provided to the Compensation Committee by Compensia in 2020 included the following:

•	Assisted in the review of our compensation peer group.

•	Monitored the responses with respect to executive compensation of peer group and other travel industry companies to the COVID-19 pandemic.

•	Provided input and guidance regarding decisions of the Compensation Committee with respect to executive compensation actions taken in response to the impacts of the COVID-19 pandemic.

•	Analyzed the executive compensation levels and practices of the companies in our compensation peer group.

•	Provided advice with respect to compensation best practices and market trends for our executive officers, including our CEO.

•	Provided advice with respect to market trends and practices for non-employee director compensation.

•	Analyzed various design alternatives for long-term incentive compensation program.

•	Assessed our executive compensation risk profile and reported on this assessment.

•	Provided ad hoc advice and support throughout the engagement.

Compensia does not provide any services to us, other than the services provided to the Compensation Committee. The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of Nasdaq, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for the Compensation Committee.

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Competitive Positioning

At least annually, the Compensation Committee reviews competitive market data for comparable executive positions in the market as one factor for determining the structure of our executive compensation program and establishing target compensation levels for our executive officers, including our named executive officers.

The Compensation Committee, with the assistance of Compensia, reviewed and updated our compensation peer group based on an evaluation of companies that it believed were comparable to us with respect to operations, industry segment, revenue level, and enterprise value as a reference source in its executive compensation deliberations. This compensation peer group, which was used by the Compensation Committee as a reference in the course of its executive compensation deliberations, consisted of the following companies with respect to 2020 executive compensation matters:

Alliance Data Systems Corporation	Maximus, Inc.
Broadridge Financial Solutions, Inc.	NortonLifeLock Inc.
CACI International Inc.	Nuance Communications, Inc.
Citrix Systems, Inc.	Science Applications International Corporation
CoreLogic, Inc.	SS&C Technologies Holdings, Inc.
Euronet Worldwide, Inc.	Verisk Analytics, Inc.
Gartner, Inc.	The Western Union Company
Genpact Limited	WEX Inc.

In selecting this compensation peer group, the Compensation Committee considered companies with the following primary selection criteria: companies within the software and services, data processing and outsourced services, SaaS companies, and other companies in related industries, companies with revenues between approximately $2.0 billion to $7.9 billion (or between approximately 0.5x to 2.0x of our preceding four quarters of revenue), and companies with market capitalization of approximately $1.8 billion to $17.9 billion (or between approximately 0.3x to 3.0x our estimated market capitalization). Further, the Compensation Committee considered companies with the following secondary selection criteria: revenue growth over the prior four quarters exceeding 5.0%, positive operating income over the prior four quarters, and are SaaS-based companies.

Competitive comparison data was collected from publicly-available information contained in the SEC filings of the compensation peer group companies, as well as from the Radford Global Technology Survey. The Radford survey provides market data for executive positions that may not be available from publicly-available SEC filings and other information related to trends and competitive practices in executive compensation.

The competitive market data described above was not and is not used by the Compensation Committee in isolation but rather serves as one point of reference in its deliberations on executive compensation. The Compensation Committee uses the competitive market data as a guide when making decisions about total direct compensation, as well as individual elements of compensation; however, the Compensation Committee does not formally benchmark our executive officers’ compensation against this data. While market competitiveness is important, it is not the only factor the Compensation Committee considers when establishing compensation opportunities of our executive officers. Actual compensation decisions

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also depend upon the consideration of other factors that the Compensation Committee deems relevant, such as the financial and operational performance of our businesses, individual performance, specific retention concerns, internal equity, and external factors.

In December 2020, the Compensation Committee, with the assistance of Compensia, reviewed the compensation peer group to be used as a reference for purposes of its deliberations on our 2021 executive compensation program. Given the fluid circumstances underlying the COVID-19 pandemic and its anticipated unique effect on Sabre and other peer companies, the Compensation Committee determined that any changes to the peer group would not have been appropriate at that time.

The Compensation Committee, with the assistance of Compensia, reviews the compensation peer group annually.

Compensation-Related Risk Assessment

The Compensation Committee considers potential risks when reviewing and approving the various elements of our executive compensation program, including executive compensation actions taken in response to the effects of the COVID-19 pandemic. In evaluating the elements of our executive compensation program, the Compensation Committee assesses each element to help ensure that it does not encourage our executive officers to take excessive or unnecessary risks or to engage in decision-making that promotes short-term results at the expense of our long-term interests. In addition, we have designed our executive compensation program, including our incentive compensation plans, with specific features to address potential risks while rewarding our executive officers for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. Further, the following policies and practices have been incorporated into our executive compensation program:

•

Balanced Mix of Compensation Components. The target compensation mix for our executive officers is composed of base salary, annual cash incentive compensation, and long-term incentive compensation in the form of equity and cash awards, including performance-based awards, which provides a compensation mix that is not overly weighted toward short-term cash incentives.

•

Minimum Performance Measure Thresholds. Our annual cash incentive compensation plan, which encourages focus on the achievement of corporate performance objectives for our overall benefit, does not pay out unless pre-established target levels for one or more financial measures are met.

•

Long-Term Incentive Compensation Vesting. Our long-term equity- and cash-based incentives have multi-year vesting requirements. These long-term incentive programs complement our annual cash incentive compensation plan and include awards that are earned and pay out only upon meeting specific pre-established performance objectives.

•

Capped Annual Cash Incentive and Performance-Based Restricted Stock Unit Awards. Awards under the annual cash incentive compensation plan and grants of performance-based restricted stock unit awards were initially capped at 200% and 150%, respectively, of the target award level. As a result of actions taken by the Compensation Committee in response to the effects of the COVID-19 pandemic, these caps subsequently became 50% and 100%, respectively.

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Compensation Elements of Total Direct Compensation

Our executive compensation program is designed around the concept of total direct compensation. The performance-based portion of total direct compensation generally increases as an executive officer’s level of responsibilities increases. The chart below provides information on the principal elements of total direct compensation and is intended to illustrate our overall objectives relative to our executive compensation program.

Long-term equity-based compensation	Performance- based restricted stock unit awards	Supports achievement of our long-term strategic and financial objectives and creates an incentive to deliver stockholder value
	Stock options	Provides rewards for stock price appreciation, creating an incentive to deliver stockholder value and to achieve our long-term strategic and financial objectives

Annual cash compensation	Annual incentive	Supports and encourages the achievement of our specific annual corporate goals as reflected in our annual operating plan
	Base salary	Provides a consistent and fixed amount of annual cash income

In March 2020, certain executive officers, excluding our CEO, also received long-term performance-based cash incentive awards, and in June 2020, our executive officers received time-based restricted stock unit awards.

In setting the appropriate level of total direct compensation, the Compensation Committee seeks to establish each compensation element at a level that is both competitive and attractive for motivating top executive talent, while also keeping the overall compensation levels aligned with stockholder interests and job responsibilities. These compensation elements are structured to motivate our executive officers, including our named executive officers, and to align their financial interests with those of our stockholders.

Base Salary

We believe that a competitive base salary is essential in attracting and retaining key executive talent. Historically, the Compensation Committee has reviewed the base salaries of our executive officers, including our named executive officers, on an annual basis or as needed to address changes in job title, a promotion, assumption of additional job responsibilities, or other unique circumstances.

In evaluating the base salaries of our executive officers, the Compensation Committee considers several factors, including our financial performance, his or her contribution towards meeting our financial objectives, his or her qualifications, knowledge, experience, tenure, and scope of responsibilities, his or her past performance as against individual goals, his or her future potential, the recommendations of our CEO (with respect to the other executive officers), competitive market data and practices, our desired compensation position with respect to the competitive market, retention purposes, internal equity, and external factors.

2020 Base Salary Decisions

As previously noted, in response to the impact of the COVID-19 pandemic, the Board implemented base salary reductions of 25% for the Chief Executive Officer and 20% for other executive officers, which extended from March 16, 2020 through July 6, 2020.

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In June 2020, we announced a strategic realignment of our Travel Solutions business to fully combine our airline and agency-focused businesses, with the goal of providing a stronger, more seamless experience for our customers. As a result of this realignment, Mr. Shirk took on additional responsibilities in his role as President of the newly realigned business, including overseeing all aspects of our agency and airline-focused business segments including product management, global product development, sales, and account management, delivery and professional services, as well as strategy. Mr. Jones was designated Executive Vice President and Chief Product Officer, with the responsibility of overseeing a centralized product management and marketing organization that will help customers maximize the value of their content by delivering a brand-consistent customer experience across all channels. Mr. Moore was promoted to Executive Vice President and Chief Technology Officer, with the responsibility of building world-class software products for customers, embracing a unified approach to all product development efforts, and driving our technology transformation. In connection with the realignment, the Compensation Committee increased Messrs. Shirk’s, Jones’ and Moore’s base salaries, on an annualized basis, from $690,000 to $705,000, from $567,500 to $625,000, and from $460,000 to $530,000, respectively, effective July 6, 2020.

The base salaries paid to our named executive officers during 2020 are set forth in the “2020 Summary Compensation Table” below.

Annual Incentive Compensation

We use annual incentive compensation to support and encourage the achievement of our specific annual corporate and business segment goals as reflected in our annual operating plan. Each year, our officers at the level of senior vice president or above, which includes our named executive officers, are eligible to receive annual cash incentive payments under our Executive Incentive Program, or EIP.

Typically, at the beginning of the fiscal year the Compensation Committee approves the terms and conditions of the EIP for the year, including the selection of one or more performance measures as the basis for determining the funding of annual cash incentive payments for the year. Subject to available funding, the EIP provides cash incentive payments based upon our achievement as measured against the pre-established target levels for these performance measures.

Annual Cash Incentive Opportunities

For purposes of the 2020 EIP, the annual cash incentive opportunity for each of our eligible executive officers, including our named executive officers, was expressed as a percentage of his or her base salary during 2020 and was as follows:

Named Executive Officer	2020 Cash Incentive Opportunity (as a percentage of base salary)		Potential Payout
Sean Menke	150%		0% to 200% of opportunity

Douglas Barnett	100%		0% to 200% of opportunity

Wade Jones	85%		0% to 200% of opportunity

David Moore	79	%(1)	0% to 200% of opportunity

David Shirk	97	%(2)	0% to 200% of opportunity

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(1)

Prorated percentage. In connection with Mr. Moore’s additional responsibilities, his cash incentive opportunity was increased from 70% to 85%, effective June 8, 2020. The Compensation Committee did not change Mr. Moore’s cash incentive opportunity in March 2021 from the target level of 85%.

(2)

Prorated percentage. In connection with Mr. Shirk’s additional responsibilities, his cash incentive opportunity was increased from 95% to 100%, effective June 8, 2020. The Compensation Committee did not change Mr. Shirk’s cash incentive opportunity in March 2021 from the target level of 100%.

The annual cash incentive opportunities were established by the Compensation Committee based on its consideration of various factors such as each executive officer’s contribution towards meeting our financial objectives, his or her qualifications, knowledge, experience, tenure, and scope of responsibilities, his or her past performance as against individual goals, his or her future potential, the recommendations of our CEO (with respect to the other executive officers), competitive market data and practices, our desired compensation position with respect to the competitive market, internal equity, and external factors.

Corporate Performance Measures and Weights

As noted above, the Compensation Committee initially approved performance metrics for the annual cash incentive plan consisting of revenue (25% of funding formula) and Pre-Tax and Pre-VCP/EIP Adjusted EPS (75% of funding formula).

The onset of the global COVID-19 pandemic, as well as government directives enacted to slow the spread of the virus, immediately and severely affected the global travel industry beginning in mid-March 2020, which materially decreased our transaction-based revenue across our business, as compared to 2019. Our 2020 revenue was further negatively impacted by significantly increased cancellation activity. Compared to 2019, our total consolidated revenue for 2020 dropped 66%, driven by unprecedented reductions in global air, hotel and other travel bookings due to the COVID-19 pandemic, and our Adjusted EPS for 2020 dropped 415%.

Given the scope of this direct and unprecedented impact, the metrics initially selected for the annual cash incentive plan for 2020 became almost immediately unattainable. As a result, the Compensation Committee replaced these metrics in May 2020 with an expense reduction metric, based on our achievement of at least $260 million of expense reductions in 2020; failure to meet this expense reduction target would have resulted in no payment of the annual cash incentive for 2020. The Compensation Committee selected this objective metric early in 2020, given our focus on controlling costs and its importance in stabilizing our business and our cash position, as well as enhancing the profitability of our cost structure after recovery from the pandemic, rather than choosing to exercise discretion regarding the payout of the annual cash incentive at the end of the performance period. The Compensation Committee also capped the payout potential at 50% of the original target annual cash incentive opportunity. The Compensation Committee also provided that any payments under the annual cash incentive plan for 2020 would be made in December 2020.

In December 2020, the Compensation Committee determined that the expense reductions for 2020 were approximately $355 million, resulting in a payout percentage of 50%. In addition to helping to improve our cash position in 2020, these expense reductions are expected to reduce our go-forward annual costs by approximately $200 million, which would represent a significant improvement in our EBITDA margin versus 2019, all else equal. Accordingly, in December 2020, the Compensation Committee approved the cash

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incentive payments under the revised 2020 EIP for our named executive officers at the 50% payout level as follows:

Named Executive Officer	2020 Target Cash Incentive Opportunity(1)	2020 Actual Cash Incentive Payment	2020 Actual Cash Incentive Payment as a Percentage of Target Cash Incentive Opportunity

Sean Menke	$1,462,500	$731,251	50%

Douglas Barnett	$705,000	$352,500	50%
Wade Jones	$506,950	$253,475	50%

David Moore	$392,260	$196,130	50%

David Shirk	$683,216	$341,608	50%

(1)

Reflects original target cash incentive opportunity prior to revision of the metrics by the Compensation Committee in May 2020, as well as the effects of the base salary reduction from March 16, 2020 through July 6, 2020, in connection with the COVID-19 pandemic. For Messrs. Jones, Moore and Shirk, also reflects the base salary increase in June 2020.

The cash incentives actually paid to our named executive officers for 2020 are set forth in the “2020 Summary Compensation Table” below.

Long-Term Incentive Compensation

We have used long-term incentive compensation in the form of equity awards as the principal element of our executive compensation program to align the financial interests of our executive officers, including our named executive officers, with those of our stockholders. We also have sought to retain top executive talent and drive long-term stockholder value creation through the use of equity-based long-term incentive compensation.

In determining the value of the long-term incentive compensation opportunities for our executive officers, including our named executive officers, the Compensation Committee considers several factors, including our financial performance, the executive officer’s contribution towards meeting our financial objectives, his or her qualifications, knowledge, experience, tenure, and scope of responsibilities, his or her past performance as against individual goals, his or her future potential, the recommendation of our CEO (with respect to our other executive officers), his or her current equity position (including the value of any unvested equity awards), competitive market data and practices, our desired compensation position with respect to the competitive market, internal equity, and external factors.

The Compensation Committee has made annual long-term incentive compensation awards to our executive officers, including our named executive officers, using a “portfolio” mix of time-based and performance-based equity awards. We believe this approach aligns the interests of our executive officers and stockholders, aids in attracting and retaining talent by conforming more closely to the practices among the members of our compensation peer group, and further mitigates excessive risk incentives by ensuring that we provide incentive compensation with diversified performance measures.

2020 Equity Awards

The Compensation Committee approved equity awards in the form of performance-based restricted stock unit awards and time-based options to purchase shares of our common stock to our named executive

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officers, which were granted on March 13, 2020. For 2020, the Compensation Committee set the long-term incentive compensation award value for each named executive officer, with the size of the award value based on the factors discussed above.

This award value was then divided into two separate grants consisting of a performance-based restricted stock unit award and a time-based stock option for an equal number of shares of our common stock.

In light of the significant reduction in our stock price during the onset of the COVID-19 pandemic, the Compensation Committee approved the use of a minimum stock price of $14.00 per share to calculate the number of shares issued for grants under the 2019 Omnibus Plan from March 15, 2020 through July 31, 2020, including in connection with the March 13, 2020 annual grant. The Compensation Committee selected the $14.00 valuation in light of the significant uncertainly in our stock price during this period and its corresponding effect on our share usage under the 2019 Omnibus Plan. The use of this $14.00 valuation had the effect of significantly limiting the number of shares issued to executive officers and other participants during this period.

The equity awards made in March 2020 were as follows:

Named Executive Officer	2020 Equity Award Value	2020 Amount of Performance-Based Restricted Stock Unit Awards	2020 Number of Stock Options Granted
Sean Menke	$7,000,000	420,420	420,420
Douglas Barnett	$1,500,000	90,090	90,090
Wade Jones	$1,000,000	60,060	60,060
David Moore	$1,000,000	60,060	60,060
David Shirk	$2,000,000	120,120	120,120

2020 Performance-Based Restricted Stock Unit Awards

After carefully considering investor feedback, as well as market compensation factors, the Compensation Committee initially approved the following structure for the performance-based restricted stock unit awards granted to our executive officers in March 2020, as follows:

•

Adjusted Free Cash Flow performance-based restricted stock unit awards (“FCF PRSUs”). Initially, approximately one-half of the performance-based restricted stock unit awards granted in March 2020 utilized Adjusted Free Cash Flow as the performance measure. For 2020, the FCF PRSUs were designed to include a one-time transitional approach to facilitate the move from one-year performance measurement and vesting periods to a three-year performance measurement and vesting period. As a result, approximately 16.67% of the FCF PRSUs granted to each named executive officer in March 2020 have a one-year performance measurement period, approximately 33.33% have a two-year performance measurement period, and approximately 50% have a three-year performance measurement period. The FCF PRSUs granted in March 2020 initially had the potential to earn up to 150% of the target number of performance-based restricted stock units based on our actual performance in the applicable performance periods.

•	Adjusted EBITDA performance-based restricted stock unit awards (“EBITDA PRSUs”). Initially, approximately one-half of the performance-based restricted stock unit awards granted to the named

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executive officers in March 2020 utilized Adjusted EBITDA as the performance measure. The EBITDA PRSUs were designed to contain three consecutive one-year performance and vesting periods, with the potential to initially earn up to 150% of the target number of performance-based restricted stock units based on our actual performance in each of the three performance periods.

Subsequent to the Compensation Committee’s approval of the program described above, the metrics with respect to outstanding performance-based restricted stock unit awards with 2020 performance periods also became almost immediately unattainable for 2020, following the impact of the onset COVID-19 pandemic beginning in mid-March 2020. In addition to the impacts on our revenue and Adjusted EPS described above, the effects of the COVID-19 pandemic resulted in a severe drop in our Free Cash Flow and Adjusted EBITDA. For 2020, our Free Cash Flow and Adjusted EBITDA were negative in 2020 and dropped 279% and 139%, respectively, compared to 2019.

As a result, the Compensation Committee reviewed the metrics with respect to outstanding performance-based restricted stock unit awards with 2020 performance periods, including the applicable performance-based restricted stock unit awards granted in March 2020, in the context of the significant uncertainty related to the subsequent impact of the COVID-19 pandemic on our 2020 financial results. Based on this review, in July 2020 the Compensation Committee amended outstanding performance-based restricted stock units with 2020 performance periods, which included awards granted in prior years as well as awards granted in 2020, replacing the financial performance metrics with performance criteria and weightings that represented key areas of focus for management in 2020, given the likely impact of the COVID-19 pandemic environment. In connection with this change, the maximum payout for these outstanding performance-based restricted stock unit awards with respect to the 2020 performance period became the target of 100%, a reduction from the prior maximum payout of 150%.

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In February 2021, the Compensation Committee evaluated our achievements regarding the revised 2020 performance criteria, as follows:

Revised Performance Criteria	Weighting	Evaluation of Criteria

Achieve expense reduction target for 2020	25%	Achieved—$355 million expense reduction for 2020 achieved (compared to target of $260 million)

Maintain our capital structure and liquidity through 2020 in a manner that seeks to provide operational flexibility to manage the business through the COVID-19 pandemic	25%	Achieved—Executed multiple actions in 2020 to raise additional liquidity in case the COVID-19 pandemic persists longer than expected, as well as pushed out material debt maturities to extend our liquidity runway

Negotiate a new deal structure for technology infrastructure services that achieves significant incremental cost savings over the contract term	20%	Achieved—Signed a contract extension with DXC in August 2020 that provides for significant incremental savings over its multi-year term

Utilize a systemic process to review and address customer concession requests that seeks to minimize disruption to the business	15%	Achieved—Implemented a weekly review process for customer concessions, involving key members of management including the Chief Financial Officer and Chief Product Officer

Design programs by the end of 2020 for implementation in 2021 that enable employees to “work from anywhere” (to the extent allowed under local laws) and further our diversity and inclusion initiatives	15%	Achieved—Communicated a company-wide program to employees in the fourth quarter of 2020 of a work-from-anywhere strategy for implementation in 2021. Created an Inclusion and Diversity Council, conducted global training on unconscious bias and inclusive leadership, and developed an inclusion and diversity strategy and work plan

Based on this review, the Compensation Committee determined that each of the revised metrics had been achieved. As a result, 100% of the units vested with respect to outstanding performance-based restricted stock units with 2020 performance periods.

2020 Stock Option Awards

The stock options granted to the named executive officers in March 2020 vest over three years, with one-third of these options vesting annually beginning in March 2021. The Compensation Committee believes that stock options help further align our executive officers’ interest with those of our stockholders and encourage them to remain with us through the multi-year vesting schedule.

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June 2020 Time-Based Restricted Stock Unit Awards

As discussed above, the Compensation Committee noted that, as a technology solutions provider, Sabre directly competes for executive and key employee talent within the technology industry. The Compensation Committee also considered the tremendous challenges that the travel industry faced in 2020 as a result of the COVID-19 pandemic environment. In particular, the Compensation Committee focused on talent and retention concerns in light of the disparate impact of COVID-19 on Sabre as compared to many other technology companies, potentially providing these companies with a competitive advantage in recruiting our key talent, including the new leadership engaged to help execute our strategic initiatives.

To address retentive vulnerability in the uncertain environment, and to help ensure retention of key talent and business continuity, both of which support stockholder interests, on June 15, 2020 the Compensation Committee granted time-based restricted stock unit awards to our executive officers and certain other employees viewed as critical to the implementation of our strategic initiatives, given the pandemic environment. Due to their nature, these awards were granted in addition to the equity awards granted under our total direct compensation program.

In determining the number of time-based restricted stock units awarded, the Compensation Committee considered employee tenure, position, and total previously awarded equity value. The equity awards granted to the named executive officers in June 15, 2020 were as follows:

Named Executive Officer	Number of Time- Based Restricted Stock Units Granted

Sean Menke	579,580	(1)

Douglas Barnett	166,983

Wade Jones	161,637

David Moore	109,138

David Shirk	249,319

(1)

Initially, this amount was indicated to be 855,163 restricted stock units. It was subsequently determined that the restricted stock unit grant was inadvertently partially in excess of the individual share limits specified in the 2019 Plan. Specifically, it was determined that the grant in fact provided for a total grant of 579,580 restricted stock units and Mr. Menke has waived any rights to any restricted stock units in excess of that number.

Fifty percent of these awards vest on each of June 15, 2021 and June 15, 2022, subject to continued service through such dates.

For additional information on these equity awards, see the “2020 Summary Compensation Table” and the “2020 Grants of Plan-Based Awards Table” below.

2020 Long-Term Performance-Based Cash Incentive Awards

In March 2020, certain executive officers, excluding our CEO, received long-term performance-based cash incentive awards. These awards are designed to help ensure alignment of participants with our strategic initiatives and intermediate business objectives. The awards will be payable in March 2022 based on the Compensation Committee’s determination of the extent to which our strategic initiatives have been achieved by December 2021, based on criteria for certain strategic deliverables related to creating and

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distributing personalized offers, increasing our footprint in low-cost carrier growth and innovation, implementing an enhanced billing platform, moving our technology transformation forward, and enabling the NDC standard. As noted above, these awards support our strategic initiatives, which form a part of our vision to lead a new marketplace for personalized travel and are intended to increase our addressable market across our business, deliver revenue and share growth, and improve our overall margin structure. These strategic initiatives continue to be a significant focus for us, as we believe that they will help position us favorably on the other side of the COVID-19 pandemic.

The award value for each participant was based on the participant’s position. The long-term performance-based cash incentive awards granted to the named executive officers in 2020 were as follows:

Named Executive Officer	2020 Long-Term Performance-Based Cash Incentive Award

Sean Menke(1)	$0

Douglas Barnett	$2,000,000

Wade Jones	$1,000,000

David Moore	$1,000,000

David Shirk	$2,000,000

(1)	Mr. Menke did not receive a long-term performance-based cash incentive award in 2020.

Health, Welfare, and Other Employee Benefits

We have established a defined contribution or “401(k)” retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. We currently match contributions made to the plan by our employees, including our executive officers, up to 6% of their eligible compensation. We intend for the plan to qualify under Section 401(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

The 401(k) match was suspended for its executive officers and other U.S.-based employees from March 16, 2020 through December 31, 2020 as a cost-reduction measure in light of the impact of the COVID-19 pandemic.

In addition, we provide other benefits to our executive officers, including our named executive officers, on the same basis as all of our full-time employees. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we provide perquisites and other personal benefits to our executive officers in limited situations where we believe it is appropriate to assist an individual in the

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performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. For example, each of our executive officers is eligible to receive financial planning benefits, subject to an annual allowance of up to $5,000 per year. In addition, our executive officers are eligible to participate in our annual physical program. This program provides for an annual executive physical examination in an amount of up to $5,000. The Compensation Committee believes that these personal benefits are a reasonable component of our overall executive compensation program and are consistent with market practices.

In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits for named executive officers will be approved and subject to periodic review by the Compensation Committee.

2021 Executive Compensation Program

The COVID-19 pandemic has continued to significantly impact the travel industry in 2021 and, correspondingly, our financial results, and it continues to be challenging to predict when the post-COVID-19 environment will take effect and how that environment will affect the industry. In light of this ongoing impact and uncertainty, the Compensation Committee sought to implement a 2021 executive compensation program that is designed to address the ongoing need to provide for a competitive executive compensation program that is aligned with stockholders’ interests. In connection with these objectives, the Compensation Committee sought to establish goals that it considered to be appropriate in the continuing COVID-19 pandemic and that are tied to our achievement of internally dependent goals designed to help benefit us in a recovery from the pandemic. As a result, in the first quarter of 2021, the Compensation Committee took certain actions with respect to the compensation of our named executive officers, including the following:

•

Annual cash incentive framework. For the 2021 annual cash incentive program, the maximum payout potential will be 100% of the target opportunity, rather than the historical maximum payout potential of 200% of the target opportunity. If our Adjusted Free Cash Flow in 2021 is less than a target amount and if we do not achieve an expense reduction threshold for 2021, the annual cash incentive will not pay out. If these threshold requirements are met, then 50% of the funding formula will be based on the extent to which we meet this expense reduction target, and the remaining 50% of the funding formula will be based on the extent to which we achieve in 2021 specified GDS bookings, passengers boarded, central reservation transactions, and technology transformation goals. To the extent that the payout requirements are met, the 2021 annual cash incentive is expected to be paid in March 2022.

•

Long-term incentive awards. The Compensation Committee granted performance-based restricted stock unit awards in March 2021, after setting the long-term incentive compensation award value for each named executive officer. One-half of the performance-based restricted stock unit awards will vest in March 2024, and one-half will vest annually in three equal tranches, beginning in March 2022, subject to the named executive officer’s continued employment through the applicable vesting date. The total number of units eligible to be earned could range from zero to 150% of the number of units granted, depending on the degree to which we achieve expense reduction and Adjusted Free Cash Flow targets for 2021. If we do not achieve a minimum expense reduction threshold for 2021, none of the performance-based restricted stock units will vest. If this threshold requirement is met, then 50% to 100% of the target award will vest as specified above based on our expense reductions for 2021. Thereafter, 100% to 150% of the target award will vest as specified above based on the extent to which we exceed an Adjusted Free Cash Flow target for 2021. In light of the significant ongoing uncertainty

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related to the subsequent impact of the COVID-19 pandemic on our 2021 financial results, the Compensation Committee also amended outstanding performance-based restricted stock units with 2021 and/or 2022 performance periods to replace the existing financial metrics with the metrics described above; however, the vesting dates of these awards did not change.

In addition, to help ensure CEO continuity during the implementation of our strategic initiatives, including our technology transformation, in light of the ongoing COVID-19 pandemic environment, the Compensation Committee granted Mr. Menke a time-based restricted stock unit award in March 2021. One-third of this award will vest annually, beginning on March  15, 2022, subject to his continued service through the vesting dates.

Employment Agreements and Offer Letters

We have entered into a written employment agreement or offer letter with each of our named executive officers. We believe that these agreements and letters were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling these executive positions, the Compensation Committee was aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a dynamic and ever-changing industry. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a highly-competitive labor market. At the same time, the Compensation Committee was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

For additional information on the employment agreements and offer letters of our named executive officers, see “—Employment Agreements and Offer Letters” below.

Post-Employment Compensation

We have adopted the Sabre Corporation Executive Severance Plan (the “Executive Severance Plan”) for key executives of Sabre. Under the Executive Severance Plan, participants are eligible to receive certain payments and benefits in the event of a termination of their employment by Sabre without “cause” or a termination of employment by the participant for “good reason,” as well as upon “disability” (as each of these terms is defined in the Executive Severance Plan) and death. The Executive Severance Plan is designed to provide post-employment compensation payments and benefits that approximate the termination benefits that executive officers with employment agreements were entitled to receive under their respective agreements.

We provide these arrangements under the Executive Severance Plan to encourage our named executive officers to work at a dynamic and growing business where their long-term compensation largely depends on future stock price appreciation. Specifically, the arrangements are intended to mitigate a potential disincentive for our named executive officers when they are evaluating a potential acquisition of Sabre, particularly when their services may not be required by the acquiring entity. In such a situation, we believe that these arrangements are necessary to encourage retention of our named executive officers through the conclusion of the transaction, and to ensure a smooth management transition. We believe that the

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level of benefits provided under these various agreements is consistent with market practice and help us to attract and retain key talent. For additional information, see “—Potential Payments upon Termination or Change in Control” below.

Change-in control payments and benefits for our named executive officers are based on a “double-trigger” arrangement (that is, they require both a change in control of Sabre plus a qualifying termination of employment before payments and benefits are paid).

Other Compensation Policies and Programs

Stock Ownership Policy

We have historically maintained a stock ownership policy for our executive officers and the non-employee members of our Board of Directors. Under this policy, the individuals who have been designated as an executive officer or Senior Vice President are required to own that number of shares of our common stock with a value equal to a specified multiple of their annual base salary divided by the closing price of our common stock on the applicable measurement date. As adopted, these base salary multiples are as follows:

Position	Market Value of Stock That Must be Owned (As a Multiple of Base Salary)

Chief Executive Officer	Five

Executive Vice Presidents	Three

Senior Vice Presidents	Two

Shares of our common stock that count towards satisfaction of the guidelines include shares beneficially owned by the individual or immediate family members, shares held in trust for the benefit of the individual or immediate family members, vested shares of restricted stock, vested deferred stock units, restricted stock units or performance share units that may only be settled in shares of stock, and shares acquired as a result of the exercise of vested options to purchase shares of our common stock. Unvested restricted stock awards or restricted stock unit awards, and unexercised stock options do not count towards satisfaction of the guidelines.

In addition, until such time as an executive officer has met his or her specified ownership level, he or she has historically been required to hold an amount equal to 50% of the net shares of our common stock (i.e., shares remaining after the payment of the exercise price or the tax withholding obligations with respect to an equity award) received as the result of the exercise, vesting, or payment of any equity awards granted to him or her.

In the case of the non-employee members of our Board of Directors, each individual is required to own that number of shares of our common stock with a market value equal to five times his or her annual retainer divided by the closing price of our common stock on applicable measurement date.

Our traditional measurement date is the trading day immediately preceding April 1st of each year. Given the significant uncertainty in the global travel industry in connection with the COVID-19 pandemic and the significant volatility in our stock price, the Compensation Committee did not measure ownership levels in 2020 and suspended the 50% holding requirement through July 2021. The Compensation Committee will

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continue to monitor economic conditions and our financial results and intends to measure ownership levels in the future, with any adjustments to the policy deemed appropriate by the Compensation Committee.

Compensation Recovery Policy

The Compensation Committee has adopted an executive compensation recovery policy (often referred to as a “clawback” policy). The policy addresses when the Compensation Committee will be authorized to cause us to seek to recover erroneously-awarded incentive compensation in the event of an accounting restatement due to material noncompliance with any financial reporting requirements under the federal securities laws. The policy applies to any current or former Section 16 officer during a three-year look-back period. We will further review this policy once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Act.

Derivatives Trading and Hedging and Pledging Policies

We have adopted a general Insider Trading Policy that provides that employees that are recipients of equity grants, as well as individuals that have been designated as insiders, including executive officers and members of our Board of Directors, may not enter into hedging or monetization transactions, including zero-cost collars, equity swaps, exchange fund and forward sale contracts. Similarly, our Insider Trading Policy generally prohibits these individuals from pledging any of their shares of our common stock as collateral for a loan or other financial arrangement.

Equity Award Grant Policy

We maintain a formal policy for the timing of equity awards. The policy provides that our annual grant pool is approved at a meeting of the Compensation Committee held in the first quarter of each fiscal year and awards are granted on the 15th day of the third month of our fiscal year or if such day is not a business day, the first business day immediately preceding such day. In addition to our annual grant pool, we may grant equity awards to our named executive officers at other times during the year in recognition of special events, such as promotions, or for retention or other business purposes. Under our equity grant policy, all awards to our executive officers must be granted by the Compensation Committee. Awards to newly elected non-employee directors will be granted on the date of the meeting of our Board of Directors at which the new director is elected. If the specified grant date falls on a non-business day, the grant date will be the first business day immediately preceding that day. All stock options must be granted at an option price not less than the “fair market value” of a share of our common stock on the grant date.

Tax and Accounting Considerations

Deductibility of Compensation

Section 162(m) of the Code generally disallows for public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer, chief financial officer, and each of the three other most highly-compensated executive officers in any taxable year. Prior to January 1, 2018, remuneration in excess of $1 million could in general be deducted if it qualified as “qualified performance-based compensation” within the meaning of the Code. The Tax Cuts and Jobs Act (the “TCJA”) eliminated the “performance-based” exception, beginning January 1, 2018; however, the TCJA provides a transition rule with respect to remuneration that is provided pursuant to a written binding

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contract that was in effect on November 2, 2017 and that was not materially modified after that date. As a result, compensation paid to our covered executive officers in excess of $1 million in taxable years beginning after December 31, 2017 will not be deductible unless it qualifies for the transition relief described above.

In designing our executive compensation program and determining the compensation of our executive officers, including the named executive officers, the Compensation Committee considers a variety of factors, including the possible tax consequences to us and our executive officers, such as the potential impact of the Section 162(m) deduction limit. To maintain flexibility to compensate our executive officers in a manner designed to promote short-term and long-term corporate goals and objectives, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Compensation Committee believes that our stockholder interests are best served if its discretion and flexibility in structuring compensation programs to attract, motivate, and retain key executives is not restricted, even though such arrangements may result in non-deductible compensation expense. Thus, the Compensation Committee may approve compensation for the named executive officers that does not comply with an exemption from the deduction limit when it believes that such compensation is consistent with the goals of our executive compensation program and is in the best interests of Sabre and our stockholders.

“Golden Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of Sabre that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during 2020, and we have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow ASC Topic 718 for our stock-based compensation awards, which requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, stock appreciation rights and other awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our employees, including our executive officers, and directors may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an employee or director is required to render service in exchange for the stock option, stock appreciation right, or other award.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with our management, which has the responsibility for preparing the Compensation Discussion and Analysis. Based upon this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2020.

COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS

John Siciliano, Chair

Gary Kusin

Karl Peterson

Zane Rowe

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EXECUTIVE COMPENSATION

2020 Summary Compensation Table

The following table sets forth the compensation paid to, received by, or earned during fiscal years 2020, 2019 and 2018 by our named executive officers:

Name and Principal Position	Fiscal Year	Salary ($)(3)	Bonus ($)(4)	Stock Awards ($)(5)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)

Sean Menke
President and CEO	2020	$937,500	—	$8,416,937	$449,849	$731,251	$27,523	$10,563,060
	2019	$966,346	—	$5,770,265	$1,229,729	$797,594	$21,155	$8,785,089
	2018	$943,269	—	$7,044,225	$1,355,765	$1,414,904	$14,182	$10,772,345

Douglas Barnett(1)
Executive Vice President and Chief Financial Officer	2020	$688,731	—	$2,166,466	$96,396	$352,500	$10,513	$3,314,606
	2019	$699,808	—	$2,060,809	$439,189	$385,037	$22,196	$3,607,039
	2018	$291,923	$500,000	$3,629,255	$620,739	$291,923	$13,591	$5,347,431

Wade Jones(2)
Executive Vice President and Chief Product Officer	2020	$583,154	—	$1,870,982	$64,264	$253,475	$8,448	$2,780,323
	2019	$561,442	—	$1,648,647	$351,351	$262,616	$17,054	$2,841,110
	2018	$536,539	—	$2,096,507	$403,504	$456,058	$17,004	$3,509,612

David Moore(1)
Executive Vice President and Chief Technology Officer	2020	$484,385	—	$1,425,790	$64,264	$196,130	$6,873	$2,177,442

David Shirk(2)
Executive Vice President, Sabre and President, Travel Solutions	2020	$681,577	—	$3,114,825	$128,528	$341,608	$18,707	$4,285,245
	2019	$684,808	—	$2,060,809	$439,189	$357,948	$25,843	$3,568,597
	2018	$637,039	—	$3,330,470	$669,535	$569,768	$29,782	$5,236,594

(1)

Mr. Barnett joined us as our Executive Vice President and Chief Financial Officer effective July 23, 2018, and Mr. Moore was promoted to Executive Vice President and Chief Technology Officer effective June 8, 2020.

(2)

Effective July 23, 2018, Mr. Shirk’s title was changed from Executive Vice President, Sabre and President, Airline Solutions to Executive Vice President, Sabre and President, Travel Solutions, and effective June 8, 2020, Mr. Jones’ title was changed from Executive Vice President, Sabre and President, Travel Network to Executive Vice President and Chief Product Officer.

(3)	Reflects reduction in base salary from March 16, 2020 through July 6, 2020 as a result of the unprecedented impact of the COVID-19 pandemic on the travel industry and our business, as described above.

(4)	The amount reported in the “Bonus” column represents a sign-on bonus paid in 2018 to Mr. Barnett.

(5)

The amounts reported in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of the stock-based awards granted to our named executive officers in the years indicated, as computed in accordance with ASC Topic 718, disregarding the impact of estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 14, Equity-Based Awards, to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. Note that the amounts reported in these columns reflect the accounting cost for these stock-based awards, and do not correspond to the actual economic value that may be received by our named executive officers from these awards. Also, amounts reflect the use of a minimum stock price of $14.00 per share to calculate the number of shares issued for grants under the 2019 Omnibus Plan from March 15, 2020 through July 31, 2020, including in connection with the March 13, 2020 annual grant, in light of the significant uncertainly in our stock price during this period and its corresponding effect on our share usage under the 2019 Omnibus Plan; the use of this $14.00 valuation had the effect of significantly limiting the number of shares issued to executive officers and other participants during this period. In addition, in July 2020, the Compensation Committee amended outstanding performance-based restricted stock units with 2020 performance periods, which included awards granted in prior years as well as awards granted in 2020, replacing the financial performance metrics with performance criteria and weightings that represented key areas of focus for management in 2020. See “—2020 Performance-Based Restricted Stock

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Unit Awards.” Due to the nature of the terms of these modified awards, no grant date has been established under ASC Topic 718 and therefore a grant date fair value could not be calculated and included in the “Stock Awards” column with respect to these awards as of December 31, 2020.

(6)

The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent the amounts paid to our named executive officers for the years indicated pursuant to the EIP. For a discussion of this plan, see “—Compensation Elements of Total Direct Compensation—Annual Incentive Compensation” above.

(7)

The amounts reported in the “All Other Compensation” column are described in more detail in the following table. The amounts reported for perquisites and other personal benefits represent the actual incremental cost incurred by us in providing these benefits to the indicated named executive officer.

Name	Year	Group Term Life Insurance Premiums	Executive Physical Examination	Financial Planning Services		Section 401(k) Plan Matching Contribution	Tax Gross-Up(c)	Other(d)	Total

Sean Menke	2020	$983	$2,875	$10,000	(a)	$13,500	$65	$100	$27,523

	2019	$958	$3,697	—		$16,500	—	—	$21,155

	2018	$932	—	$5,000		$8,250	—	—	$14,182

Douglas Barnett	2020	$711	—	—		$9,762	$10	$30	$10,513

	2019	$696	$5,000	—		$16,500	—	—	$22,196

	2018	$696	—	—		—	$3,074	$9,821	$13,591

Wade Jones	2020	$572	—	—		$7,876	—	—	$8,448

	2019	$554	—	—		$16,500	—	—	$17,054

	2018	$504	—	—		$16,500	—	—	$17,004

David Moore	2020	$464	—	—		$6,369	$10	$30	$6,873

David Shirk	2020	$696	$3,408	$5,000		$9,554	$19	$30	$18,707

	2019	$680	$2,963	$5,000		$16,500	—	$700	$25,843

	2018	$605	$3,127	$8,850	(b)	$16,500	—	$700	$29,782

(a)	Represents financial planning services reimbursed to Mr. Menke in 2020 for services provided in the amounts of $5,000 in each of 2019 and 2020.

(b)	Represents financial planning services reimbursed to Mr. Shirk in 2018 for services provided in the amounts of $3,850 and $5,000 in 2017 and 2018, respectively.

(c)

For 2020, represents amount paid in connection with a years-of-service award received. For 2018, represents amounts paid in connection with the reimbursement of Mr. Barnett’s reasonable attorneys’ fees and disbursements incurred by him in connection with the negotiation of his offer letter.

(d)

For 2020, represents a years-of-service award received. For Mr. Barnett, 2018 amounts represent (i) reimbursement of $9,552 for his reasonable attorneys’ fees and disbursements incurred by him in connection with the negotiation of his offer letter, per the terms of his offer letter, and (ii) contributions of $269 to his Health Savings Account. For Mr. Shirk, 2018 and 2019 amounts represent contributions of $700 to his Health Savings Account.

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2020 Grants of Plan-Based Awards Table

The following table sets forth, for each of our named executive officers, the plan-based awards granted during 2020.

Name	Grant Type	Grant Date	Approval Date(1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (Target) ($)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (Maximum) ($)	Estimated Future Payouts Under Equity Incentive Plan Awards (Target) (#)	Estimated Future Payouts Under Equity Incentive Plan Awards (Maximum) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Sean Menke	Annual cash incentive(2)			$1,462,500	$2,925,000
	Stock option(3)	03/13/2020	03/06/2020					420,420	$8.33	$449,849
	Performance- based RSU(4)	03/13/2020	03/06/2020			420,420	630,630			$3,502,099
	Time-based RSU(7)	06/15/2020	05/21/2020			579,580	579,580			$4,914,838
Douglas Barnett	Annual cash incentive(2)			$705,000	$1,410,000
	Stock option(3)	03/13/2020	03/06/2020					90,090	$8.33	$96,396
	Performance- based RSU(4)	03/13/2020	03/06/2020			90,090	135,135			$750,450
	Long-term performance- based cash incentive(6)	06/15/2020	05/21/2020	$2,000,000	$2,000,000
	Time-based RSU(7)					166,983	166,983			$1,416,016
Wade Jones	Annual cash incentive(2)			$506,950	$1,013,900
	Stock option(3)	03/13/2020	03/06/2020					60,060	$8.33	$64,264
	Performance- based RSU(4)	03/13/2020	03/06/2020			60,060	90,090			$500,300
	Long-term performance- based cash incentive(6)	06/15/2020	05/21/2020	$1,000,000	$1,000,000
	Time-based RSU(7)					161,637	161,637			$1,370,682
David Moore	Annual cash incentive(2)			$392,260	$784,520
	Stock option(3)	03/13/2020	03/06/2020					60,060	$8.33	$64,264
	Performance- based RSU(4)	03/13/2020	03/06/2020			60,060	90,090			$500,300
	Long-term performance- based cash incentive(6)	06/15/2020	05/21/2020	$1,000,000	$1,000,000
	Time-based RSU(7)					109,138	109,138			$925,490

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Name	Grant Type	Grant Date	Approval Date(1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (Target) ($)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (Maximum) ($)	Estimated Future Payouts Under Equity Incentive Plan Awards (Target) (#)	Estimated Future Payouts Under Equity Incentive Plan Awards (Maximum) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
David Shirk	Annual cash incentive(2)			$683,216	$1,366,432
	Stock option(3)	03/13/2020	03/06/2020					120,120	$8.33	$128,528
	Performance- based RSU(4)	03/13/2020	03/06/2020			120,120	180,180			$1,000,600
	Long-term performance- based cash incentive(6)	06/15/2020	05/21/2020	$2,000,000	$2,000,000
	Time-based RSU(7)					249,319	249,319			$2,114,225

(1)	Date of Compensation Committee approval of the reported awards.

(2)

The amounts reported reflect the target and maximum annual cash incentive opportunities payable to our named executive officers under the 2020 EIP as approved by the Compensation Committee in March 2020. Given the significant uncertainty created by the COVID-19 pandemic, in May 2020, the Compensation Committee revised the EIP metrics and capped the payout potential at 50% of the original target annual cash incentive opportunity, with any payments to be made in December 2020. In addition, the amounts reported reflect the effects of the base salary reduction from March 16, 2020 through July 6, 2020, in connection with the COVID-19 pandemic. For Messrs. Jones, Moore and Shirk, also reflects the base salary increase in June 2020. See “Compensation Elements of Total Direct Compensation—Annual Incentive Compensation” for additional information.

(3)

All options to purchase shares of our common stock granted to our named executive officers in 2020 were granted under our 2019 Omnibus Plan and are subject to time-based vesting conditions. Each of these options has an exercise price equal to the fair market value of the shares of our common stock on the date of grant and a term of 10 years. With respect to the options granted on March 13, 2020, one-third of the shares of our common stock subject to each such option vests on March 13, 2021 and on each anniversary thereafter, subject to the named executive officer’s continued employment through each vesting date.

(4)

The performance-based restricted stock unit awards granted on March 13, 2020 under the 2019 Omnibus Plan to our named executive officers consist of two tranches: the FCF PRSUs and the EBITDA PRSUs. Approximately 16.67% of the FCF PRSUs granted to each named executive officer in March 2020 have a one-year performance measurement and vesting period, approximately 33.33% have a two-year performance measurement and vesting period, and approximately 50% have a three-year performance measurement and vesting period. Approximately 16.67% of the FCF PRSUs granted to each named executive officer in March 2020 have a one-year performance measurement and vesting period, approximately 33.33% have a two-year performance measurement and vesting period, and approximately 50% have a three-year performance measurement and vesting period. The FCF PRSUs and EBITDA PRSUs granted in March 2020 initially had the potential to earn up to 150% of the target number of performance-based restricted stock units based on our actual performance in the applicable performance periods. Given the impact of the COVID-19 pandemic on our financial results in 2020, in July 2020 the Compensation Committee amended outstanding performance-based restricted stock units with 2020 performance periods, replacing the financial performance metrics with metrics and weightings representing key areas of focus for management in 2020. As a result of this change, the maximum payout for these outstanding performance-based restricted stock units with respect to the 2020 performance period was reduced from 150% to 100%. See “Compensation Elements of Total Direct Compensation—Long-Term Incentive Compensation—2020 Equity Awards—2020 Performance-Based Restricted Stock Unit Awards” for additional information.

(5)

These amounts reflect the aggregate grant date fair value of option and stock awards computed in accordance with ASC Topic 718. The fair value of each option award was estimated on the date of grant using the Black-Scholes option-pricing model, which generated a Black-Scholes-computed value of $1.07 per share on March 13, 2020. As noted above, given the impact of

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the COVID-19 pandemic on our financial results in 2020, in July 2020 the Compensation Committee amended outstanding performance-based restricted stock units with 2020 performance periods, replacing the financial performance metrics with metrics and weightings representing key areas of focus for management in 2020. Due to the nature of the terms of these modified awards, no grant date has been established under ASC Topic 718 and therefore a grant date fair value could not be calculated and included in the “Stock Awards” column with respect to these awards as of December 31, 2020.

(6)

The amounts reported reflect the long-term cash incentive opportunities payable to our named executive officers, other than our CEO, in connection with the grant of performance-based long-term cash incentive awards granted in 2020 that the named executive officers could receive and do not represent cash payout values. See “Compensation Elements of Total Direct Compensation—Long-Term Incentive Compensation—2020 Long-Term Performance-Based Cash Incentive Awards” for additional information. Mr. Menke did not receive a performance-based long-term cash incentive award in 2020.

(7)

The time-based restricted stock unit awards granted effective June 15, 2020 to the named executive officers under the 2019 Omnibus Plan vest as to 50% of the shares of Sabre common stock subject to such award on June 15 in each of calendar years 2021 and 2022, subject to continued employment through the vesting date. Mr. Menke was initially indicated to receive 855,163 restricted stock units. It was subsequently determined that the restricted stock unit grant was inadvertently partially in excess of the individual share limits specified in the Issuer’s 2019 Omnibus Plan. Specifically, it was determined that the grant in fact provided for a total grant of 579,580 restricted stock units and Mr. Menke waived any rights to any restricted stock units in excess of that number.

2020 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth, for each of our named executive officers, their equity awards outstanding as of December 31, 2020.

Name	Date of Grant of Equity Award	Option Awards— Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Awards— Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Awards— Option Exercise Price ($)	Option Awards— Option Expiration Date	Equity Incentive Plan Awards— Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards— Market or Payout Value of Unearned Shares, Units, Other Rights That Have Not Vested ($)

Sean Menke	03/13/2020	0	420,420(3)		$8.33	03/13/2030

	03/13/2020						210,210	(7)	$2,526,724

	03/13/2020						35,042	(7)	$421,205

	03/13/2020						70,063	(7)	$842,157

	03/13/2020						105,105	(7)	$1,263,362

	03/15/2019						202,703	(7)	$2,436,490

	03/15/2018						159,878	(7)	$1,921,734

	03/15/2017						48,375	(7)	$581,468

	06/15/2020						579,580	(9)	$6,966,552

Douglas Barnett	03/13/2020	0	90,090	(3)	$8.33	03/13/2030

	03/13/2020						45,045	(7)	$541,441

	03/13/2020						7,509	(7)	$90,258

	03/13/2020						15,013	(7)	$180,456

	03/13/2020						22,523	(7)	$270,726

	03/15/2019						72,394	(7)	$870,176

	08/15/2018						20,301	(8)	$244,018

	06/15/2020						166,983	(9)	$2,007,136

	08/15/2018						58,450	(6)	$702,569

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Name	Date of Grant of Equity Award	Option Awards— Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Option Awards— Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Awards— Option Exercise Price ($)	Option Awards— Option Expiration Date	Equity Incentive Plan Awards— Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards— Market or Payout Value of Unearned Shares, Units, Other Rights That Have Not Vested ($)

Wade Jones	03/13/2020	0		60,060	(3)	$8.33	03/13/2030

	01/15/2015	31,109	(4)	0		$19.47	01/15/2025

	03/13/2020							30,030	(7)	$360,961

	03/13/2020							5,006	(7)	$60,172

	03/13/2020							10,009	(7)	$120,308

	03/13/2020							15,015	(7)	$180,480

	03/15/2019							57,915	(7)	$696,138

	03/15/2018							47,583	(7)	$571,948

	03/15/2017							5,805	(7)	$69,776

	06/15/2020							161,637	(9)	$1,942,877

	05/15/2017							6,094	(6)	$73,250

David Shirk	03/13/2020	0		120,120	(3)	$8.33	03/13/2030

	03/15/2019	42,229	(5)	30,164	(5)	$21.35	03/15/2029

	03/15/2018	65,426	(5)	5,948	(5)	$22.03	03/15/2028

	06/15/2017	102,544	(4)	0		$22.53	06/15/2027

	03/13/2020							60,060	(7)	$721,921

	03/13/2020							10,012	(7)	$120,344

	03/13/2020							20,018	(7)	$240,616

	03/13/2020							30,030	(7)	$360,961

	03/15/2019							72,394	(7)	$870,176

	08/15/2018							33,400	(8)	$401,468

	03/15/2018							47,583	(7)	$571,948

	06/15/2020							249,319	(9)	$2,996,814

	06/15/2017							34,182	(6)	$410,868

David Moore	03/13/2020	0		60,060	(3)	$8.33	03/13/2030

	10/15/2019	7,231	(4)	21,693	(4)	$21.45	10/15/2029

	03/15/2019	10,135	(5)	13,031	(5)	$21.35	03/15/2029

	03/15/2018	15,702	(5)	7,138	(5)	$22.03	03/15/2028

	03/15/2017	16,326	(5)	1,089	(5)	$22.01	03/15/2027

	07/15/2016	13,120	(4)	0		$28.98	07/15/2026

	03/13/2020							30,030	(7)	$360,961

	03/13/2020							5,006	(7)	$60,172

	03/13/2020							10,009	(7)	$120,308

	03/13/2020							15,015	(7)	$180,480

	03/15/2019							17,375	(7)	$208,848

	03/15/2018							11,420	(7)	$137,268

	03/15/2017							4,354	(7)	$52,335

	06/15/2020							109,138	(9)	$1,311,839

	10/15/2019							21,693	(6)	$260,750

	08/15/2018							8,120	(6)	$97,602

(1)

Each option to purchase shares of our common stock (i) granted in 2014 through May 2016 was pursuant to the Sabre Corporation 2014 Omnibus Incentive Compensation Plan (the “2014 Omnibus Plan”), (ii) granted from May 2016 through April 2019 was pursuant to the 2016 Omnibus Plan, and (iii) granted after April 2019 was pursuant to the 2019 Omnibus Plan.

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Amounts in these columns do not include 1,004,852, 213,425, 240,815 and 132,206 options to purchase shares of our common stock held by Messrs. Menke, Barnett, Jones and Shirk, respectively, that were voluntarily forfeited by these named executive officers effective as of December 15, 2020. These named executive officers voluntarily forfeited these options, which had exercise prices of at least $21.00 per share, to replenish the number of shares available for issuance under the 2019 Omnibus Plan, in light of the difficult economic environment and to show solidarity with their fellow employees, and each has acknowledged that the company has no commitment, plans or intentions to provide any payment or benefits in exchange for such forfeiture.

(2)

Each restricted stock unit award covering shares of our common stock (i) granted in 2014 through May 2016 was granted pursuant to the 2014 Omnibus Plan (ii) granted from May 2016 through April 2019 was pursuant to the 2016 Omnibus Plan, and (iii) granted after April 2019 was pursuant to the 2019 Omnibus Plan.

(3)

These options to purchase shares of our common stock vest and become exercisable over three years, with one-third of these options vesting annually beginning in March 15, 2021, subject to the named executive officer’s continued employment through each vesting date.

(4)

These options to purchase shares of our common stock vest and become exercisable as to 25% of the shares subject to each such option on the first anniversary of the date of grant and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to the named executive officer’s continued employment through each vesting date.

(5)

These options to purchase shares of our common stock vest and become exercisable as to 25% of the shares subject to each such option on March 15 in the year following the grant and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to the named executive officer’s continued employment through each vesting date.

(6)

This restricted stock unit award vests as to 25% of the shares of our common stock on each the first four anniversaries of the date of grant, subject to the named executive officer’s continued employment through each vesting date.

(7)

The performance-based restricted stock unit awards granted on March 15, 2016 under the 2014 Omnibus Plan and on March 15, 2017 under the 2016 Omnibus Plan, vest as to 25% of the shares of our common stock subject to each such award on March 15 in each of the calendar years following the year of grant, with the total number of units eligible to vest being a minimum of 50% and a maximum of 100%, contingent upon our achievement of 90% or greater of the revenue target levels established for 2016 and 2017, respectively, as determined by our Board of Directors, consistent with the annual operating plan for such fiscal year, subject to each named executive officer’s continued employment through each such vesting date. The performance-based restricted stock unit awards granted on March 15, 2018 and March 15, 2019 under the 2016 Omnibus Plan vest annually as to 25% of the shares of our common stock subject to each such award on each March 15 following the date of grant, subject to each named executive officer’s continued employment through each such vesting date, with the total number of units eligible to be earned for each tranche ranging from zero to 150% of the number of units in that tranche, depending on the degree to which we achieve the revenue and Pre-Tax Adjusted EPS target levels established by the Board of Directors for the preceding calendar year. The performance-based restricted stock unit awards granted on March 13, 2020 under the 2019 Omnibus Plan to our named executive officers consist of two tranches: the FCF PRSUs and the EBITDA PRSUs. Approximately 16.67% of the FCF PRSUs granted to each named executive officer in March 2020 have a one-year performance measurement period, approximately 33.33% have a two-year performance measurement period, and approximately 50% have a three-year performance measurement period. The EBITDA PRSUs vest 33% per year March 13 in each of the calendar years following the year of grant, with the total number of units eligible to vest being a minimum of 50% and a maximum of 100%, contingent upon our achievement of EBITDA for each of the respective performance and vesting years, as determined by our Board of Directors, consistent with the annual operating plan for such fiscal year, subject to each named executive officer’s continued employment through each such vesting date. The FCF PRSUs and EBITDA PRSUs granted in March 2020 initially had the potential to earn up to 150% of the target number of performance-based restricted stock units based on our actual performance in the applicable performance periods. Given the impact of the COVID-19 pandemic on our financial results in 2020, in July 2020 the Compensation Committee amended outstanding performance-based restricted stock units with 2020 performance periods, replacing the financial performance metrics with metrics and weightings representing key areas of focus for management in 2020. As a result of this change, the maximum payout for these outstanding performance-based restricted stock units with respect to the 2020 performance period was reduced from 150% to 100%. In addition, in light of the significant ongoing uncertainty related to the subsequent impact of the COVID-19 pandemic on our 2021 financial results, the Compensation Committee also amended outstanding performance-based restricted stock units with 2021 and/or 2022 performance periods to replace the existing financial metrics with expense reduction and Adjusted Free Cash Flow metrics; however, the vesting dates of these awards did not change. See “Compensation Elements of Total Direct Compensation—Long-Term Incentive Compensation—2020 Equity Awards—2020 Performance-Based Restricted Stock Unit Awards” and “2021 Executive Compensation Program” for additional information.

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(8)

The performance-based restricted stock unit awards granted under the 2016 Omnibus Plan effective August 15, 2018 to Messrs. Barnett and Shirk vest as to one-third of the shares of our common stock subject to that award on March 15 in each of calendar years 2020, 2021 and 2022, subject to continued employment through each vesting date, with the total number of units eligible to be earned for each tranche ranging from zero to 100% of the number of units in that tranche, depending on the degree to which we achieve the revenue and Pre-Tax Adjusted EPS target levels established by the Board of Directors for the second half of 2018 and 2019, for 2020 and for 2021, respectively. Given the impact of the COVID-19 pandemic on our financial results in 2020, in July 2020 the Compensation Committee amended outstanding performance-based restricted stock units with 2020 performance periods, replacing the financial performance metrics with metrics and weightings representing key areas of focus for management in 2020. In addition, in light of the significant ongoing uncertainty related to the subsequent impact of the COVID-19 pandemic on our 2021 financial results, the Compensation Committee also amended outstanding performance-based restricted stock units with 2021 and/or 2022 performance periods to replace the existing financial metrics with expense reduction and Adjusted Free Cash Flow metrics; however, the vesting dates of these awards did not change. See “Compensation Elements of Total Direct Compensation—Long-Term Incentive Compensation—2020 Equity Awards—2020 Performance-Based Restricted Stock Unit Awards” and “2021 Executive Compensation Program” for additional information.

(9)

This restricted stock unit award vests as to 50% of the shares of our common stock on each of the two anniversaries of the date of grant, subject to the named executive officer’s continued employment through each vesting date.

2020 Options Exercises and Stock Vested Table

The following table sets forth, for each of our named executive officers, the number of shares of our common stock acquired and the aggregate value realized upon the vesting of restricted stock awards and restricted stock unit awards during the year ended December 31, 2020. There were no options exercised by the named executive officers during the year ended December 31, 2020. For purposes of the table, the value realized is based upon the fair market value of our common stock on the various vesting dates.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Sean Menke	230,049	$1,968,752

Douglas Barnett	63,506	$521,114

David Moore	46,910	$350,468

Wade Jones	58,160	$466,680

David Shirk	98,804	$828,164

Employment Agreements and Offer Letters

We have entered into employment agreements or offer letters with each of our named executive officers. Typically, the employment agreements provide for employment for a specified period of time (typically, two or three years), subject to automatic renewal for additional one-year terms unless either party provided written notice of non-renewal in accordance with the terms and conditions of the agreement. In addition, these agreements and offer letters included the named executive officer’s initial base salary or base salary at the time the agreement or offer letter was executed, an annual incentive opportunity under our EIP, and standard employee benefit plan and program participation. These agreements and offer letters also typically provided for a recommended equity award grant to be submitted to our Board of Directors for approval, with an exercise price, in the case of an option to purchase shares of our common

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stock, equal to the fair market value of the shares of our common stock on the date of grant and subject to our specified vesting requirements. These offers of employment were each subject to covenants during the period of employment and for a specified period thereafter involving non-solicitation of customers, suppliers, and employees, non-competition, and non-disclosure of confidential information and trade secrets.

Potential Payments upon Termination or Change in Control

Any termination of employment of our named executive officers is governed by the Executive Severance Plan. The Executive Severance Plan is designed to provide post-employment compensation payments and benefits that approximate the termination benefits that our executive officers with employment agreements were entitled to receive under their respective agreements. See “Compensation Discussion and Analysis—Post-Employment Compensation.”

The estimated potential payments and benefits payable to each of the named executive officers in the event of a termination of employment as of December 31, 2020 are described below. The actual amounts that would be paid or distributed to the named executive officers as a result of one of the termination events occurring in the future may be different than those presented below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the named executive officer’s base salary and the market price of the shares of our common stock. Although we have entered into written arrangements to provide these payments and benefits to these named executive officers in connection with a termination of employment under particular circumstances, we, or an acquirer, may mutually agree with our named executive officers on post-employment compensation terms that vary from those provided in these pre-existing arrangements. Finally, in addition to the amounts presented below, each named executive officer would also be able to exercise any previously-vested options to purchase shares of our common stock that he or she held. For more information about our named executive officers outstanding equity awards as of December 31, 2020, see “2020 Outstanding Equity Awards at Fiscal Year-End Table” above.

Along with the payments and benefits described in these named executive officers’ individual post-employment compensation arrangements, these executive officers are eligible to receive any benefits accrued under our broad-based benefit plans, such as accrued vacation pay, in accordance with the terms of those plans and policies.

Executive Severance Plan

Effective January 1, 2018, the Board of Directors adopted the Executive Severance Plan for key executives, including our named executive officers. Under the Executive Severance Plan, participants are eligible to receive certain payments and benefits in the event of a termination of their employment by Sabre without “cause” or a termination of employment by the participant for “good reason,” as well as upon “disability” (as each of these terms is defined in the Executive Severance Plan) and death.

In the event of a termination by Sabre without “cause” or by a participant for “good reason,” the participant, upon execution of a general release of liability against Sabre and subject to compliance with applicable post-termination restrictive covenants and other obligations, will generally be eligible to receive:

•

for a participant designated as a Level 1 Employee, an amount equal to 200% of the sum of his or her then-current annual base salary and 110% of the participant’s target incentive opportunity for the prior

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year (paid in installments over a period of 24 months following the date of termination), and (ii) for a participant designated as a Level 2 Employee, an amount equal to 150% of the sum of his or her then-current annual base salary and 110% of the participant’s target incentive opportunity for the prior year (paid in installments over a period of 18 months following the date of termination), and

•

continued medical, dental, and vision insurance coverage for the participant and his or her eligible dependents for the 24-month period (for a Level 1 Employee) or for the 18-month period (for a Level 2 Employee) following the date of termination, and senior executive level outplacement services for a period of one year; provided, however, that if the participant becomes re-employed and eligible to receive health insurance benefits under another employer-provided plan, the continued insurance coverage will terminate.

In the case of the participant’s death or disability (as well as in the event of a termination of employment by us without “cause” or by the participant for “good reason”), the participant will be eligible to receive (i) his or her base salary through the date of termination, (ii) reimbursement of any unreimbursed business expenses properly incurred prior to the date of termination that are subject to reimbursement, (iii) payment for vacation time accrued as of the date of termination but unused, in accordance with our vacation policy as in effect as of the date of termination, and (iv) an amount equal to any accrued but unpaid annual incentive for the immediately preceding year. The same amounts, except for the amount of any accrued but unpaid annual incentive for the immediately preceding year, are payable to the participant in the event of (A) a termination of employment by us for cause or (B) a voluntary termination of employment by the participant.

Our CEO has been designated as a Level 1 Employee and each of Sabre’s Executive Vice Presidents has been designated as Level 2 Employees under the Executive Severance Plan.

Equity Awards

Generally, under our 2014 Omnibus Plan, our 2016 Omnibus Plan, and our 2019 Omnibus Plan, in the event of a termination of employment:

•	all outstanding unvested time-based options to purchase shares of our common stock and other unvested time-based equity awards (and awards where all restrictions have not lapsed) expire, and

•

all outstanding vested and unexercised options to purchase shares of our common stock may continue to be exercised within 90 days following the date of the termination of employment, other than a termination for cause (extended to a one-year period if the termination of employment is due to disability or death).

Further, under our 2014 Omnibus Plan, our 2016 Omnibus Plan, and our 2019 Omnibus Plan, except as otherwise provided in the award agreement, if following a change in control of Sabre, an executive officer’s employment is terminated by us for any reason other than “cause” or he or she terminates his or her employment for “good reason,” or if following a change in control of Sabre, the outstanding awards are not assumed, continued, or substituted by the surviving corporation, then all restrictions applicable to awards granted under the 2014 Omnibus Plan, our 2016 Omnibus Plan, and our 2019 Omnibus Plan will lapse as of the time of the change in control, and any unvested award will become fully exercisable and vested as of the time of the change in control.

The terms of the 2020 grant agreements under the 2019 Omnibus Plan provide that, except in the case of “retirement” of the executive officer, if awards and grants are assumed and if following a change in control

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of Sabre (for a one-year period under the terms of the 2020 grant agreements), an executive officer’s employment is terminated by us for any reason other than “cause” or he or she terminates his or her employment for “good reason”:

•

any outstanding and unvested time-based options to purchase shares of our common stock will vest immediately and become exercisable or transferable in accordance with the terms of the applicable equity incentive plan, and

•

any shares of our common stock subject to restricted stock unit awards will vest in full, including in the case of awards with performance metrics based on an assumed attainment level of 100%, following the executive officer’s termination of employment.

•

any shares of our common stock subject to restricted stock unit awards with performance metrics will vest on based on an assumed attainment level of 100% following the executive officer’s termination of employment.

In the event of the “retirement” of the executive officer, the terms of the 2020 grant agreements under the 2019 Omnibus Plan provide that any outstanding and unvested time-based options to purchase shares of our common stock will vest immediately and become exercisable for one year as of the date of termination. “Retirement” means a voluntary or involuntary termination of employment, not for “cause,” at a minimum age of 60 with no less than five years of continuous employment, and with the sum of the executive’s age and number of years of continuous employment being no less than 70.

In the event of the death of the executive officer, the terms of the 2020 grant agreements under the 2019 Omnibus Plan provide that:

•	any outstanding and unvested time-based options to purchase shares of our common stock will vest immediately, and

•

any shares of our common stock subject to restricted stock unit awards will vest in full, including in the case of awards with performance metrics based on an assumed attainment level of 100%, immediately.

We have entered into certain non-competition agreements with the named executive officers that restrict their ability to compete with us during a specified post-employment period.

Summary of Estimated Payments and Benefits

The following table summarizes estimated post-employment payments and benefits that would have been payable to the other named executive officers in the event that their employment had been terminated or a change in control of Sabre had occurred as of December 31, 2020. No post-employment compensation is payable to any named executive officer who voluntarily terminates his or her employment with us (other than a voluntary resignation for good reason). The information set forth in the table for the other named executive officers is based on the assumption, in each case, that termination of employment or the change in control of Sabre occurred on December 31, 2020.

The table below provides an estimate for the other named executive officers of the value of accelerated vesting of outstanding and unvested equity awards assuming that a change in control of Sabre and a qualifying termination of employment occurred on December 31, 2020 and assuming a stock price of $12.02 per share, the closing price of a share of our common stock on the Nasdaq Stock Market on December 31, 2020.

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Potential Payments and Benefits upon Termination of Employment or Change in Control Table

Name and Triggering Event(1)	Severance or Multiple of Salary and Bonus(2)	Valuation of Equity Vesting Acceleration Assuming Cash-Out/ Payment of Long-Term Cash Incentive(3)	Value of Other Benefits(4)	Total

Sean Menke

Involuntary termination not in connection with change in control	$5,167,500	—	$53,102	$5,220,602

Involuntary termination in connection with change in control(5)(6)	$5,167,500	$18,511,041	$53,102	$23,731,643

Retirement	—	—	—	—

Death	—	$13,571,350	$2,450,000	$16,021,350

Disability	—	—	$1,700,000	$1,700,000

Douglas Barnett

Involuntary termination not in connection with change in control	$2,220,750	—	$40,521	$2,261,271

Involuntary termination in connection with change in control(5)(6)	$2,220,750	$7,239,212	$40,521	$9,500,483

Retirement	—	—	—	—

Death	—	$5,422,450	$1,410,000	$6,832,450

Disability	—	—	$1,200,000	$1,200,000

Wade Jones

Involuntary termination not in connection with change in control	$1,814,063	—	$50,614	$1,864,677

Involuntary termination in connection with change in control(5)(6)	$1,814,063	$5,297,531	$50,614	$7,162,208

Retirement	—	—	—	—

Death	—	$3,886,419	$1,250,000	$5,136,419

Disability	—	—	$1,200,000	$1,200,000

David Moore

Involuntary termination not in connection with change in control	$1,538,325		$36,476	$1,574,801

Involuntary termination in connection with change in control(5)(6)	$1,538,325	$4,012,185	$36,476	$5,586,986

Retirement	—	—	—	—

Death	—	$2,255,381	$3,620,000	$5,875,381

Disability	—		$1,700,000	$1,700,000

David Shirk

Involuntary termination not in connection with change in control	$2,220,750	—	$39,861	$2,260,611

Involuntary termination in connection with change in control(5)(6)	$2,220,750	$9,138,359	$39,861	$11,398,970

Retirement	—	—	—	—

Death	—	$6,883,900	$1,410,000	$8,293,900

Disability	—	—	$600,000	$600,000

(1)

The calculations presented in this table illustrate the estimated payments and benefits that would have been paid to each of the named executive officers had their employment been terminated on December 31, 2020 for each of the following reasons: a termination of employment without cause or a termination of employment by a named executive officer for good reason (including following a change in control of Sabre), retirement, death, or disability. The calculations are based on the closing price of our common stock on December 31, 2020 of $12.02 per share.

(2)	Termination benefits calculated in accordance with the Executive Severance Plan. For purposes of calculating the annual incentive, reflects the base salary in effect as of December 31, 2020.

(3)	For purposes of this analysis, assumes the following award information:

•

For Mr. Menke, amount includes the value of (1) outstanding unvested options to purchase 420,420 shares of our common stock, the vesting of which would accelerate, and (2) outstanding unvested restricted stock unit awards covering 1,410,956 shares of our common stock, the vesting of which would accelerate.

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EXECUTIVE COMPENSATION

•

For Mr. Barnett, amount includes the value of (1) outstanding unvested options to purchase 90,090 shares of our common stock, the vesting of which would accelerate, (2) outstanding unvested restricted stock unit awards covering 408,218 shares of our common stock, the vesting of which would accelerate, and (3) the amount of the 2020 long-term performance-based cash incentive award covering $2,000,000, the vesting of which would accelerate.

•

For Mr. Jones, amount includes the value of (1) outstanding unvested options to purchase 91,169 shares of our common stock, the vesting of which would accelerate, (2) outstanding unvested restricted stock unit awards covering 339,094 shares of our common stock, the vesting of which would accelerate, and (3) the amount of the 2020 long-term performance-based cash incentive award covering $1,000,000, the vesting of which would accelerate.

•

For Mr. Moore, amount includes the value of (1) outstanding unvested options to purchase 165,525 shares of our common stock, the vesting of which would accelerate, (2) outstanding unvested restricted stock unit awards covering 232,160 shares of our common stock, the vesting of which would accelerate, and (3) the amount of the 2020 long-term performance-based cash incentive award covering $1,000,000, the vesting of which would accelerate.

•

For Mr. Shirk, amount includes the value of (1) outstanding unvested options to purchase 366,431 shares of our common stock, the vesting of which would accelerate, (2) outstanding unvested restricted stock unit awards covering 556,998 shares of our common stock, the vesting of which would accelerate, and (3) the amount of the 2020 long-term performance-based cash incentive award covering $2,000,000, the vesting of which would accelerate.

(4)

For an involuntary termination of employment, amount includes the value of COBRA benefits and a $16,000 value for outplacement services. For death and disability, amount represents the payment of benefits under Sabre’s group life insurance plan, accidental death and disability plan, or long-term disability plan, as applicable (which are available to all U.S. salaried employees).

(5)

The change-in-control calculations assume that on December 31, 2020 (i) a change in control of Sabre occurred and (ii) the employment of each of the named executive officers was terminated without “cause.”

(6)

The potential payments and benefits reflect the maximum amounts that may be paid. Should the actual payments and benefits trigger an excise tax under Section 4999 of the Code, pursuant to such named executive officer’s employment agreement, each will either (x) have his or her payments reduced to the extent necessary to avoid the excise tax or (y) receive the full payment and be subject to the excise tax, whichever results in a better net after-tax benefit to such named executive officer.

CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Act, we are providing the following information about the relationship of the annual total compensation of our employees (other than our CEO) and the annual total compensation of our CEO, Sean Menke. For 2020:

•	the annual total compensation of our median employee was $70,874, and

•	the annual total compensation of our CEO, as reported in the 2020 Summary Compensation Table and adjusted as described below, was $10,589,426.

Based on this information, for 2020 we estimate the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 149 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. As explained by the SEC when it adopted Item 402(u), the rule was designed to allow stockholders to better understand and assess our compensation practices and pay ratio disclosures rather than to facilitate a comparison of this information from one company to another.

To identify our “median employee,” as well as to determine the annual total compensation of our median employee, we took the following steps:

•

We reviewed our employee population, consisting of full-time, part-time, and temporary employees as of November 1, 2020, for us and our consolidated subsidiaries. We selected this date, which is within the last three months of 2020, as the date upon which we would identify the “median employee” to allow sufficient time to identify that employee given the global scope of our operations.

•	As of November 1, 2020, we had approximately 7,531 employees, of which 2,404 were located in the U.S. and 5,127 were located outside of the U.S. Due to the complexity in obtaining their compensation

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EXECUTIVE COMPENSATION

information, we have excluded 355 employees (less than 5% of our total workforce) located in 42 countries from the determination of the median employee. All of the 355 employees in these 42 countries were excluded. A list of included and excluded countries, as well as the approximate number of employees in each of these countries, is included in Appendix B.

•

Due to the geographical distribution of our employee population, we use a variety of pay elements to structure the compensation arrangements of our employees. Consequently, to identify the “median employee” from our employee population, we compared base salary or wages as the most appropriate measure of compensation. In making this determination, we annualized the compensation of all permanent employees who were hired in 2020 but did not work for us or our consolidated subsidiaries for the entire year.

•

Once we identified our “median employee,” we identified and calculated the elements of this employee’s total compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $70,874. This annual total compensation includes the estimated value of the employee’s health care benefits (estimated for the employee and the employee’s eligible dependents to be $13,717) and other statutory benefits.

•

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2020 Summary Compensation Table, adjusted as follows. To maintain consistency between the annual total compensation of our CEO and the “median employee,” we added the estimated value of our CEO’s health care benefits (estimated for our CEO and our CEO’s eligible dependents at $26,366) to the amount reported in the 2020 Summary Compensation Table. This resulted in annual total compensation for purposes of determining the ratio in the amount of $10,589,426, which exceeds the amount reported for him in the 2020 Summary Compensation Table by this amount.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock, determined in accordance with the SEC’s rules and regulation, as of December 31, 2020 for (1) each person or group who is known by us to own beneficially more than 5% of our outstanding shares, (2) each of our named executive officers, (3) each of our directors, and (4) all of our executive officers and directors as a group.

	Shares of Common Stock Beneficially Owned(1)
	Number	Percent

5% Stockholders:

BlackRock, Inc.(2)	29,711,903	9.3%

The Vanguard Group(3)	28,532,250	9.0%

Invesco Ltd. (4)	18,981,213	6.0%

Named Executive Officers, Directors and Nominees for Director:

Sean Menke	754,874	*

Douglas Barnett	291,249	*

Wade Jones(5)	280,452	*

David Moore(6)	260,339	*

David Shirk(7)	596,863	*

George Bravante, Jr.(8)	67,546	*

Hervé Couturier	46,657	*

Renée James(9)	55,091	*

Lawrence W. Kellner(10)	75,000	*

Gary Kusin	69,152	*

Gail Mandel	34,571	*

Phyllis Newhouse(11)	—	—

Judy Odom(12)	71,577	*

Joseph Osnoss	18,923	*

Karl Peterson	18,923	*

Zane Rowe	47,221	*

Gregg Saretsky	28,571	*

John Scott	28,571	*

John Siciliano	29,423	*

Wendi Sturgis(13)	—	—

All Executive Officers, Directors and Nominees as a group (24 Persons)(14)	3,267,778	*

*	Represents beneficial ownership of less than 1%.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(1)

Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Unless otherwise noted, the address of each beneficial owner listed in the table is c/o Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092. Unless otherwise noted and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares shown as beneficially owned by the stockholder. Percentage of beneficial ownership is based on the number of shares outstanding as of December 31, 2020.

(2)

The number of shares of our common stock beneficially owned by BlackRock, Inc. (“BlackRock”) is based on the Schedule 13G/A filed by BlackRock with the SEC on February 5, 2021 (the “BlackRock 13G”). According to the BlackRock 13G, (i) the address of BlackRock is 55 East 52nd Street, New York, NY 10055 and (ii) BlackRock has sole voting power with respect to 28,620,660 shares, sole dispositive power with respect to 29,711,903 shares and no shared voting or dispositive power.

(3)

The number of shares of our common stock beneficially owned by The Vanguard Group (“Vanguard”) is based on the Schedule 13G/A filed by Vanguard with the SEC on February 10, 2021 (the “Vanguard 13G”). According to the Vanguard 13G, (i) the address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355 and (ii) Vanguard has no sole voting power, shared voting power with respect to 206,553 shares, sole dispositive power with respect to 28,070,161 shares and shared dispositive power with respect to 462,089 shares.

(4)

The number of shares of our common stock beneficially owned by Invesco Ltd. (“Invesco”) is based on the Schedule 13G filed by Invesco with the SEC on February 16, 2021 (the “Invesco 13G”). According to the Invesco 13G, (i) the address of Invesco is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309 and (ii) Invesco has sole voting power with respect to 18,743,870 and sole dispositive power with respect to 18,981,213 shares.

(5)	Includes 31,109 shares underlying options that are currently exercisable or exercisable within 60 days of December 31, 2020.

(6)	Includes 64,321 shares underlying options that are currently exercisable or exercisable within 60 days of December 31, 2020.

(7)	Includes 210,199 shares underlying options that are currently exercisable or exercisable within 60 days of December 31, 2020.

(8)	Includes 36,167 shares that are deferred pursuant to the Sabre Corporation Non-Employee Directors Compensation Deferral Plan (“Deferral Plan”).

(9)	Includes 28,551 shares that are deferred pursuant to the Deferral Plan.

(10)	Mr. Kellner retired from the Board effective April 29, 2020.

(11)	Ms. Newhouse is a nominee for director and does not currently serve on the Board of Directors.

(12)	Includes 36,167 shares that are deferred pursuant to the Deferral Plan.

(13)	Ms. Sturgis is a nominee for director and does not currently serve on the Board of Directors

(14)

Includes 100,885 shares that are deferred pursuant to the Deferral Plan, 372,613 shares underlying options that are currently exercisable or exercisable within 60 days of December 31, 2020, and 6,483 time-based restricted stock unit awards that vest within 60 days of December 31, 2020.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have adopted a written related party transaction policy. Pursuant to this policy, the Audit Committee of the Board of Directors is responsible for evaluating each related party transaction and determining whether the transaction is fair, reasonable and within our policy, and whether it should be ratified or approved. The Audit Committee, in evaluating a transaction, considers various factors, including the benefit of the transaction to us, the terms of the transaction and whether they are at arm’s-length and in the ordinary course of our business, the direct or indirect nature of the related party’s interest in the transaction, the size and expected term of the transaction, and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards. If less than a majority of the members of the Audit Committee is qualified to ratify or approve a transaction, the Audit Committee will submit the transaction to the disinterested directors of the Board of Directors, who will apply the same factors to evaluate, ratify or approve the transaction. The Audit Committee reviews, at least annually, a summary of our transactions with our directors and officers and with firms that employ our directors, as well as any other related party transactions.

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OTHER INFORMATION

OTHER INFORMATION

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers, and any person owning more than 10% of a class of our common stock to file reports with the SEC regarding their ownership of our stock and any changes in ownership. We maintain a compliance program to assist our directors and executive officers in making these filings. We believe that our executive officers, directors, and 10% stockholders timely complied with their filing requirements for 2020.

2021 Stockholder Proposals

Proposals by stockholders for inclusion in our proxy statement and form of proxy for the Annual Meeting of Stockholders to be held in 2021 pursuant to Rule 14a-8 of the Exchange Act should be addressed to the Corporate Secretary, Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092, and must be received at this address no later than November 17, 2021. Any such proposals must also otherwise comply with the requirements of the SEC relating to stockholder proposals. Upon receipt of a proposal, we will determine whether or not to include the proposal in the proxy statement and form of proxy in accordance with applicable law. It is suggested that proposals be forwarded by certified mail, return receipt requested.

Proxy Access Nominations and Annual Meeting Advance Notice Requirements

Stockholders who wish to nominate one or more director candidates to be included in our proxy materials pursuant to Section 2.19 of our Bylaws (a “proxy access nomination”) must submit written notice of the nomination to the Corporate Secretary, which generally must be received at least 120 days, but not more than 150 days, before the anniversary of the date that we commenced mailing of our definitive proxy statement for the previous year’s annual meeting. Any notice of a proxy access nomination must comply with the requirements of our Bylaws, which may be found in the investors section of our website at www.sabre.com, and any applicable law.

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors, to be submitted to the stockholders for consideration at an annual meeting but without being including in the Company’s proxy statement. In order for any matter to be “properly brought” before a meeting in accordance with the advance notice procedures in our Bylaws, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not earlier than the opening of business 120 days prior, and not later than the close of business 90 days before, the first anniversary date of the immediately preceding the Annual Meeting of Stockholders, or December 29, 2021 and January 28, 2022 for the 2022 Annual Meeting of Stockholders. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice.

Under our Bylaws, the Board of Directors may authorize rules and regulations for the conduct of meetings. Except to the extent inconsistent with such rules and regulations adopted by the Board of Directors, the chairman of the meeting of stockholders shall have the right to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the

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OTHER INFORMATION

rules and regulations are not followed. These procedures are only a summary of the provisions regarding stockholder nominations of directors and proposals of other business in our Bylaws. Please refer to our Bylaws for more information on these requirements.

The Chairman or other officer presiding at the Annual Meeting has the sole authority to determine whether any nomination or other proposal has been properly brought before the meeting in accordance with our Bylaws. If we receive a proposal other than pursuant to Rule 14a-8 or a nomination for the 2021 Annual Meeting of Stockholders, and such nomination or other proposal is not delivered within the time frame specified in our Bylaws, then the persons appointed by the Board and named in the proxies for the 2020 Annual Meeting of Stockholders may exercise discretionary voting power if a vote is taken with respect to that nomination or other proposal.

Householding

Some stockholders as of the record date who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single proxy package containing one annual report, one proxy statement, and multiple proxy cards for each stockholder. This procedure helps us reduce printing and postage costs associated with providing our proxy materials.

Once you have received notice that your broker or Sabre will be householding your materials, householding will continue until you are notified otherwise or you revoke your consent. You may request a separate copy of the Notice and/or set of our printed proxy materials by sending a written request to Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092, Attention: Corporate Secretary, or by calling (682) 605-1000.

If, at any time: (1) you no longer wish to participate in householding and would prefer to receive a separate set of our printed proxy materials or (2) you and another stockholder sharing the same address wish to participate in householding and prefer to receive one set of our printed proxy materials, please notify either your broker (if you hold your shares in street name) or Sabre (if you are a stockholder of record). You can notify Sabre by sending a written request to Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092, Attention: Corporate Secretary.

By Order of the Board of Directors.

Steve Milton
Corporate Secretary

SABRE CORPORATION

3150 Sabre Drive

Southlake, Texas 76092

Telephone: (682) 605-1000

March 18, 2021

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APPENDIX A

APPENDIX A

SABRE CORPORATION

2021 OMNIBUS INCENTIVE COMPENSATION PLAN

1. Purpose of the Plan.

This Sabre Corporation 2021 Omnibus Incentive Compensation Plan is intended to promote the interests of the Company and its stockholders by providing the employees of the Company, who are largely responsible for the management, growth, and protection of the business of the Company, with incentives and rewards to encourage them to continue in the service of the Company. The Plan is designed to meet this intent by providing such employees with a proprietary interest in pursuing the long-term growth, profitability, and financial success of the Company.

2. Definitions.

As used in the Plan or in any instrument governing the terms of any Award, the following definitions apply to the terms indicated below:

(a) “Affiliate” means the Company and any of its direct or indirect Subsidiaries.

(b) “Affiliated Entity” means any entity related to the Company as a member of a controlled group of corporations in accordance with Section 414(b) of the Code or as a trade or business under common control in accordance with Section 414(c) of the Code, for so long as such entity is so related, including without limitation any Affiliate.

(c) “Awards” mean all awards granted pursuant to the terms of the Plan including, but not limited to, Cash Incentive Awards, Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, restricted stock awards and restricted stock unit awards.

(d) “Award Agreement” means the written agreement, in a form determined by the Committee from time to time, between the Company and a Participant that evidences the grant of an Award and sets out the terms and conditions of an Award.

(e) “Board” means the Board of Directors of Sabre Corporation.

(f) “Cash Incentive Award” means an award granted pursuant to Section 8 of the Plan.

(g) “Cause” shall mean, when used in connection with the termination of a Participant’s Employment, (i) if the Participant is a participant in the Sabre Corporation Executive Severance Plan as of the Grant Date, the definition used in such Executive Severance Plan as of the Grant Date, (ii) if the Participant is not a participant in the Sabre Corporation Executive Severance Plan as of the Grant Date but has an effective employment agreement with the Company or any Affiliated Entity as of the Grant Date, the definition used in such employment agreement as of the Grant Date, or (iii) if the Participant is not a participant in the Sabre Corporation Executive Severance Plan and does not have an effective employment agreement as of

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APPENDIX A

the Grant Date, unless otherwise provided in the Participant’s Award Agreement, the termination of the Participant’s Employment on account of (i) a failure of the Participant to substantially perform his or her duties (other than as a result of physical or mental illness or injury); (ii) the Participant’s willful misconduct or gross negligence which is injurious to the Company or any Affiliated Entity (whether financially, reputationally or otherwise); (iii) a breach by a Participant of the Participant’s fiduciary duty or duty of loyalty to the Company or any Affiliated Entity; (iv) the Participant’s unauthorized removal from the premises of the Company or any Affiliated Entity of any document (in any medium or form) relating to the Company, any Affiliated Entity, or the customers of the Company or any Affiliated Entity other than in the good faith performance of the Participant’s duties; or (v) the indictment or a plea of nolo contendere by the Participant of any felony or other serious crime involving moral turpitude. Any rights the Company or any Affiliated Entity may have hereunder in respect of the events giving rise to Cause shall be in addition to the rights the Company or Affiliated Entity may have under any other agreement with the Employee or at law or in equity. If, subsequent to the termination of Employment of a Participant which is not a participant in the Sabre Corporation Executive Severance Plan as of the Grant Date or without an effective employment agreement as of the Grant Date, it is discovered that such Participant’s Employment could have been terminated for Cause, as such term is defined above (unless otherwise defined in a Grant Agreement), the Participant’s Employment shall, at the election of the Board, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred. Once an entity ceases to be an Affiliated Entity, even if an effective employment agreement as of the Grant Date was with such entity, such agreement shall continue to apply with regard to defining Cause (and for such purpose references to such entity shall be deemed to be references to the Company and any entity that continues to be an Affiliated Entity).

(h) “Change in Control” means the occurrence of any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company on a consolidated basis to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof; (ii) the approval by the holders of the outstanding voting power of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iii) any Person or Group(other than any employee benefit plan sponsored by Sabre Corporation) shall become the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of Common Stock representing more than 40% of the aggregate outstanding voting power of the Company and such Person or Group actually has the power to vote such Common Stock in any such election; (iv) the replacement of a majority of the Board over a two-year period from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or (v) consummation of a merger or consolidation of the Company with another entity in which the holders of the Common Stock of the Company immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, less than 50% of the common equity interests in the surviving corporation in such transaction. Notwithstanding the foregoing, with respect to any Award that constitutes “non-qualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of any payment in respect of such Award unless such event is also a “change in ownership,” “change in effective control” or “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

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APPENDIX A

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder.

(j) “Committee” means the Compensation Committee of the Board or such other committee as the Board shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan.

(k) “Common Stock” means Sabre Corporation Common Stock, $0.01 par value per share, or any other security into which the common stock shall be changed pursuant to the adjustment provisions of Section 11 of the Plan.

(l) “Company” means Sabre Corporation and all of its Subsidiaries, collectively.

(m) “Deferred Compensation Plan” means any plan, agreement or arrangement maintained by the Company from time to time that is established or maintained under this Plan and that provides opportunities for deferral of compensation.

(n) “Disability” shall mean a permanent disability as defined in the Company’s or an Affiliate’s disability plans, or as determined from time to time by the Company, in its sole discretion, or as specified in the Participant’s Award Agreement, provided that (i) in the event the Participant is a participant in the Sabre Corporation Executive Severance Plan and such Executive Severance Plan contains a different definition of the term “Disability” (or any derivation of such term), the definition in such Executive Severance Plan shall control or (ii) in the event the Participant is not a participant in the Sabre Corporation Executive Severance Plan but is a party to an effective employment agreement with the Company or any Affiliated Entity as of the Grant Date, and such agreement contains or operates under a different definition of “Disability” (or any derivative of such term), the definition of Disability used in such agreement at the time of grant shall be substituted for the definition set forth above for all purposes hereunder.

(o) “Effective Date” means the date the Plan is approved by the Company’s stockholders.

(p) “Employment” shall mean, except as otherwise required by Section 409A of the Code, employment with the Company or any Affiliated Entity, and shall include the provision of services as a consultant for the Company or any Affiliated Entity. A Participant’s Employment shall terminate on the date the Participant is no longer employed by an entity that is at least one of (i) the Company, (ii) an Affiliate, or (iii) an entity that is an Affiliated Entity as of such date. “Employed” shall have a correlative meaning.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Fair Market Value” means, with respect to a share of Common Stock, as of the applicable date of determination (i) closing price of a share of Common Stock on the date of grant as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and ask prices on the date of grant as reported on the NASDAQ Stock Market. In the event that the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its sole discretion taking into account the requirements of Section 409A of the Code.

(s) “Good Reason” shall mean, unless otherwise defined in a Participant’s Award Agreement (i) a material diminution in a Participant’s duties and responsibilities other than a change in such Participant’s duties and

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APPENDIX A

responsibilities that results from becoming part of a larger organization following a Change in Control, (ii) a decrease in a Participant’s base salary or bonus opportunity other than a proportionate decrease in bonus opportunity of less than 10% that applies to employees generally of the Company or its Affiliates otherwise eligible to participate in the affected plan, or (iii) a relocation of a Participant’s primary work location more than 50 miles from the Participant’s work location immediately prior to the Participant’s commencement of participation in the Plan, without the Participant’s prior written consent; provided, that, within twenty days following the occurrence of any of the events set forth herein, the Participant shall have delivered written notice to the Company of his or her intention to terminate his or her Employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Participant’s right to terminate Employment for Good Reason, and the Company shall not have cured such circumstances within thirty days following the Company’s receipt of such notice. Notwithstanding the foregoing, if, as of the Grant Date, the Participant is a participant in the Sabre Corporation Executive Severance Plan and such Executive Severance Plan contains a different definition of the term “Good Reason” (or any derivation of such term), the definition in such Executive Severance Plan as of the Grant Date shall control or, if the Participant is not a participant in the Sabre Corporation Executive Severance Plan but is a party to an effective employment with the Company or any Affiliated Entity that contains a different definition of the term “Good Reason” (or any derivation of such term), the definition in such employment agreement as of the Grant Date shall control. Once an entity ceases to be an Affiliated Entity, even if an effective employment agreement as of the Grant Date was with such entity, such agreement shall continue to apply with regard to defining Good Reason (and for such purpose references to such entity shall be deemed to be references to the Company and any entity that continues to be an Affiliated Entity).

(t) “Grant Date” means the date designated by the Committee and specified in the Award Agreement as the date the Award is granted.

(u) “Incentive Stock Option” means an Option qualified under Section 422 of the Code.

(v) “Non-Qualified Stock Option” means an Option that is not an “incentive stock option” within the meaning of Section 422 of the Code.

(w) “Option” means a stock option to purchase shares of Common Stock granted to a Participant pursuant to Section 6 of the Plan.

(x) “Other Stock-Based Award” means an award granted to a Participant pursuant to Section 7 of the Plan.

(y) “Participant” means an employee or other individual service provider of the Company who is eligible to participate in the Plan and to whom one or more Awards have been granted and, following the death of any such Person, his successors, heirs, executors, and administrators, as the case may be. For the avoidance of doubt, an individual who is serving as both an employee or individual consultant or other service provider in addition to his or her service as a member of the Board, such as an individual serving as an Executive Chairman of the Board or in another similar position, will be eligible to participate in the Plan and receive Awards hereunder (to the extent determined by the Committee from time to time) in respect of such employment or other provision of services.

(z) “Performance Measures” means such measures as are described in Section 9.

(aa) “Person” means a “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of Section 13(d)(3) of the Exchange Act.

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(ab) “Plan” means this Sabre Corporation 2021 Omnibus Incentive Compensation Plan, as it may be amended from time to time.

(ac) “Prior Plans” means the Sabre Corporation 2019 Omnibus Incentive Compensation Plan, the Sabre Corporation 2016 Omnibus Incentive Compensation Plan, the Sabre Corporation 2014 Omnibus Incentive Compensation Plan, the Sovereign Holdings, Inc. 2012 Management Equity Incentive Plan, the Sovereign Holdings, Inc. 2007 Management Equity Incentive Plan (as amended in 2010), and the Sovereign Holdings, Inc. Stock Incentive Plan.

(ad) “Qualifying Termination” shall mean, with respect to a Participant, (i) a termination of such Participant’s Employment by the Company or any of its then-Affiliated Entities) without Cause or by the Participant for Good Reason, or (ii) a termination of such Participant’s Employment in the event of a Participant’s death or Disability, in each of (i) or (ii), following a Change in Control of the Company. It is understood that a Participant shall not have a Qualifying Termination by virtue of ceasing to be Employed by an entity or its subsidiaries undergoing a Change in Control where, following such Change in Control, the Participant remains employed by an entity that was an Affiliated Entity of the entity or its subsidiaries undergoing a Change in Control immediately prior to such Change in Control.

(ae) “Sabre Corporation” means Sabre Corporation, a Delaware corporation, and any successor thereto.

(af) “Securities Act” means the Securities Act of 1933, as amended.

(ag) “Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act.

3. Stock Subject to the Plan, Share Counting Rules, and Individual Award Limits.

(a) Subject to adjustment as provided in Section 11 and the provisions of this Section 3, the number of shares of Common Stock that may be covered by Awards granted under the Plan shall be the sum of: (i) 12,000,000 shares of Common Stock, (ii) the number of shares remaining available for issuance under the Prior Plans that are not the subject of outstanding Awards as of the Effective Date, and (iii) any shares subject to outstanding Awards under any Prior Plan as of the Effective Date that become available for issuance in accordance with the share counting provisions of such Prior Plans. Shares of Common Stock issued under the Plan may be either authorized and unissued shares or treasury shares, or both, in the sole discretion of the Committee.

(b) For purposes of the preceding paragraph, shares of Common Stock covered by Awards shall only be counted as used or issued to the extent they are actually issued and delivered to a Participant (or such Participant’s permitted transferees as described in the Plan) pursuant to the Plan provided, however, that if the exercise price or tax withholding requirements related to any Award granted under the Plan is satisfied through the withholding by the Company of shares of Common Stock that are otherwise then deliverable in respect of such Award or through actual or constructive transfer to the Company of shares of Common Stock already owned, the number of shares of Common Stock withheld or transferred, will be deemed delivered for purposes of determining the number of shares of Common Stock available for issuance or transfer under the Plan. Furthermore, any shares of Common Stock received by a Participant in connection with an exercise of Options that are subsequently repurchased by the Company will be deemed delivered for purposes of determining the number of shares of Common Stock available for issuance or transfer under the Plan. However, if all or any portion of an Award issued pursuant to the Plan expires, or

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is forfeited, terminated or cancelled, without the issuance of shares of Common Stock, or is exchanged with the Committee’s permission, prior to the issuance of shares of Common Stock, for an Award not involving shares of Common Stock, the number of shares of Common Stock subject to Awards that have been so forfeited, terminated, cancelled, or have expired, as the case may be, will again be available for issuance or transfer under the Plan. In addition, because shares of Common Stock will count against the number reserved in Section 3(a) upon delivery, and subject to the share counting rules under this Section 3(b), the Committee may determine that Awards may be outstanding that relate to a greater number of shares of Common Stock than the aggregate remaining available under the Plan, so long as Awards will not result in delivery and vesting of shares of Common Stock in excess of the number then available under the Plan.

(c) Shares of Common Stock covered by Awards granted pursuant to the Plan in connection with the assumption, replacement, conversion, or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger (within the meaning of NASDAQ Listing Rule 5635) as provided in Section 11 of the Plan shall not count as used under the Plan for purposes of Section 3.

(d) Notwithstanding anything in the Plan to the contrary, and subject to adjustment as provided in Section 11:

(i) the number of shares of Common Stock that may be covered by Incentive Stock Options shall not exceed 12,000,000 shares of Common Stock in the aggregate;

(ii) the number of shares of Common Stock that may be covered by Awards (other than Options or stock appreciation rights) granted under the Plan to any Participant in a single fiscal year of the Company may not exceed 2,000,000 shares, and the number of shares of Common Stock that may be covered by Options or stock appreciation rights granted under the Plan to any Participant in a single fiscal year of the Company may not exceed 2,000,000 shares; and

(iii) the amount payable with respect to any Cash Incentive Award granted under the Plan to any Participant in a single fiscal year of the Company that is subject to performance-based vesting may not exceed (i) $5,000,000.

4. Administration of the Plan.

(a) The Committee

The Plan shall be administered by the Board or a Committee of the Board consisting of two or more persons, each of whom may, from time to time, qualify as a “non-employee director” (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act) and as “independent” within the meaning of any applicable stock exchange or similar regulatory authority on which the Common Stock is then listed, in each case if and to the extent required by applicable law.

(b) Grant of Awards

(i) The Committee shall, consistent with the terms of the Plan, from time to time designate those individuals who shall be granted Awards under the Plan and the amount, type, and other terms and conditions of such Awards, which need not be identical for each Participant. The Committee shall have full

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discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and the terms of any Award (and any Award Agreement) granted thereunder and to adopt, amend and rescind from time to time such rules and regulations for the administration of the Plan as the Committee may deem necessary or appropriate. Decisions of the Committee shall be final, binding, and conclusive on all parties.

(ii) Awards granted under the Plan may, in the Committee’s discretion, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award, any award granted under another plan of the Company or any business entity to be acquired by the Company, or any other right of a Participant to receive payment from the Company. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as, or a different time from, the grant of such other Awards or awards.

(iii) On or after the Grant Date of an Award under the Plan, the Committee may (i) accelerate the date on which any such Award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such Award, including, without limitation, extending the period following a termination of a Participant’s Employment during which any such Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability, or transferability, as the case may be, of any such Award, (iv) grant other Awards in addition to, in tandem with, or in substitution or exchange for, any Award, any award granted under another plan of the Company or any business entity to be acquired by the Company, or (v) provide for the accrual and payment of dividends or dividend equivalents with respect to any such Award, provided that in the case of this (v), no dividend equivalents shall be paid on any Award until such time as the underlying Award has vested, and any dividends payable in respect of Awards of restricted stock shall not vest unless and until the restricted stock awards to which such dividends relate have also vested; provided, further, in each of (i) through (v) that the Committee shall not have any such authority and shall not take any such action to the extent that the grant of such authority or the taking of such action would cause any tax to become due under Section 409A of the Code and provided further, that the vesting period for ninety-five percent (95%) of the shares of Common Stock issued pursuant to Options and Other-Stock Based Awards shall be a minimum of one (1) year from the date of grant. Notwithstanding anything herein to the contrary, without the approval of the stockholders of the Company, the Company shall not reprice any stock option (within the meaning of NASDAQ Listing Rule 5635(c) and any other formal or informal guidance issued by the NASDAQ), which for this purpose also means any of the following or any other action that has the same effect: (i) lowering the exercise price of an Option or stock appreciation right after it is granted, (ii) any other action that is treated as a repricing under United States generally accepted accounting principles, or (iii) canceling an Option or stock appreciation right at a time when its exercise price exceeds the Fair Market Value of the underlying shares of Common Stock, in exchange for another Option or stock appreciation right, shares of restricted Common Stock, other Awards, cash or other property; provided, however, that the foregoing transactions shall not be deemed a repricing if pursuant to an adjustment or other action authorized under Section 11.

(iv) The Committee may grant dividend equivalents to any Participant based on the dividends declared on shares of Common Stock that are subject to any Award during the period between the Grant Date and the date the Award is exercised, vests, pays out, or expires. Such dividend equivalents may be awarded or paid in the form of cash, shares of Common Stock, restricted stock, or restricted stock units, or a combination, and shall be determined by such formula and at such time and subject to such accrual, forfeiture, or payout restrictions or limitations as determined by the Committee in its sole discretion.

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(v) In addition, the Committee may permit a Participant to defer such Participant’s receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to such Participant in connection with any Award. If any such deferral is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures, in accordance with Section 409A of the Code (to the extent applicable), for such payment or Common Stock delivery deferrals and any notional earnings to be credited on such deferred amounts.

(c) Delegation of Authority

(i) All of the powers and responsibilities of the Committee under the Plan may be delegated by the Committee, in writing, to any subcommittee thereof, in which case the acts of such subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may also from time to time authorize a subcommittee consisting of one or more members of the Board of Directors (including members who are employees of the Company) or employees of the Company to grant Awards to persons who are not “executive officers” of the Company (within the meaning of Rule 16a-1 under the Exchange Act), subject to such restrictions and limitations as the Committee may specify and to the requirements of Section 157 of the Delaware General Corporation Law.

(ii) In addition, the Committee may delegate the administration of the Plan to one or more officers or employees of the Company, and such administrator(s) may have the authority to execute and distribute Award Agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to Awards, to process or oversee the issuance of Common Stock under Awards, to interpret and administer the terms of Awards, and to take such other actions as may be necessary or appropriate for the administration of the Plan and of Awards under the Plan, provided that in no case shall any such administrator be authorized (i) to grant Awards under the Plan, (ii) to take any action inconsistent with Section 409A of the Code or (iii) to take any action inconsistent with Section 157 of the Delaware General Corporation Law and other applicable provisions of the Delaware General Corporation Law. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and, except as otherwise specifically provided, references in this Plan to the Committee shall include any such administrator. The Committee and, to the extent it so provides, any subcommittee, shall have sole authority to determine whether to review any actions and/or interpretations of any such administrator, and if the Committee shall decide to conduct such a review, any such actions and/or interpretations of any such administrator shall be subject to approval, disapproval, or modification by the Committee.

(d) Payments by the Company and Registration of Common Stock

(i) The Company shall pay any amount payable with respect to an Award in accordance with the terms of such Award, provided that the Committee may, in its discretion, defer the payment of amounts payable with respect to an Award subject to and in accordance with the terms of any Deferred Compensation Plan, to the extent such Deferred Compensation Plan permits deferral of Awards granted hereunder. Payments to be made by the Company upon the exercise or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Common Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Common Stock in connection with such settlement, in the Committee’s discretion or upon occurrence of one or more specified events; provided that, with respect to any Award subject to Section 409A of the Code, such acceleration or payment shall comply with Section 409A of the Code.

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(ii) The Company may, to the extent permitted by applicable law and permissible under Section 409A of the Code, deduct from and set off against any amounts the Company may owe to the Participant from time to time (including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant), such amounts as may be owed by the Participant to the Company, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 4.

(iii) Sabre Corporation shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, Sabre Corporation shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless and until Sabre Corporation is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded.

(iv) Furthermore, the Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Common Stock or payment of other benefits under any Award until completion of such registration or qualification of such Common Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Common Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions (including that the certificates evidencing shares of Common Stock bear such legends) as it may consider appropriate in connection with the issuance or delivery of Common Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations; provided that the Committee shall take no action to the extent that the taking of such action would cause any tax to become due under Section 409A of the Code. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Common Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery, or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.

(e) Limitation on Liability

(i) The Committee may employ attorneys, consultants, accountants, agents, and other persons, and the Committee, the Company, and its officers, directors, and employees shall be entitled, in good faith, to rely or act upon any advice, opinions, or valuations of any such persons. In addition, the Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any officer, director, or employee of the Company, the Company’s independent auditors, consultants, or any other agents assisting in the administration of the Plan.

(ii) No member of the Committee, nor any person acting pursuant to authority delegated by the Committee, nor any officer, director, or employee of the Company acting at the direction or on behalf of

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the Committee, shall be liable for any action, omission, or determination relating to the Plan, and Sabre Corporation shall, to the fullest extent permitted by law, indemnify and hold harmless each member of the Committee, each person acting pursuant to authority delegated by the Committee, and each other officer, director, or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission, or determination was taken or made by such member, director, employee, or other person acting pursuant to authority delegated by the Committee in bad faith and without reasonable belief that it was in the best interests of the Company.

5. Eligibility.

The Persons who shall be eligible to receive Awards pursuant to the Plan shall be those employees of the Company whom the Committee shall select from time to time. Eligible persons shall include any Person who has been offered Employment by the Company, provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced Employment. Each Award granted under the Plan shall be evidenced by an instrument in writing in form and substance approved by the Committee.

6. Options.

The Committee may from time to time grant Options, subject to the following terms and conditions:

(a) Exercise Price

The exercise price per share of Common Stock covered by any Option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the Grant Date. The Award Agreement of each Option shall fix the exercise price and clearly identify such Option as either an Incentive Stock Option or as a Non-Qualified Stock Option.

(b) Term and Exercise of Options

(i) Each Option shall become vested and exercisable on such date or dates, during such period, and for such number of shares of Common Stock as shall be determined by the Committee on or after the date such Option is granted; provided, however, that no Option shall be exercisable after the expiration of ten years from the date such Option is granted; and, provided, further, that each Option shall be subject to earlier termination, expiration, or cancellation as provided in the Plan or in the relevant Award Agreement.

(ii) Each Option may be exercised in whole or in part. The partial exercise of an Option shall not cause the expiration, termination, or cancellation of the remaining portion thereof.

(iii) An Option shall be exercised by such methods and procedures as the Committee determines from time to time, including, without limitation, through net physical settlement.

(iv) Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the

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lifetime of a Participant, only by the Participant; provided, however, that the Committee may permit Non-Qualified Stock Options to be sold, pledged, assigned, hypothecated, transferred, or disposed of, on a general or specific basis, subject to such conditions and limitations as the Committee may determine. In addition, the Committee may impose such restrictions on any shares acquired pursuant to the exercise of an Option as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such shares.

(v) Options granted under the Plan are intended to be exempt from Section 409A of the Code.

(c) Special Rules for Incentive Stock Options

(i) The aggregate Fair Market Value of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company shall not exceed $100,000. Such Fair Market Value shall be determined as of the Grant Date of such Incentive Stock Option. In the event that the aggregate Fair Market Value of shares of Common Stock with respect to such Incentive Stock Options exceeds $100,000, then Incentive Stock Options granted hereunder to such Participant shall, to the extent and in the order required by regulations promulgated under the Code (or any other authority having the force of regulations), automatically be deemed to be Non-Qualified Stock Options, but all other terms and provisions of such Incentive Stock Options shall remain unchanged. In the absence of such regulations (and authority), or in the event such regulations (or authority) require or permit a designation of the Options which shall cease to constitute Incentive Stock Options, Incentive Stock Options granted hereunder shall, to the extent of such excess and in the order in which they were granted, automatically be deemed to be Non-Qualified Stock Options, but all other terms and provisions of such Incentive Stock Options shall remain unchanged.

(ii) Incentive Stock Options may only be granted to individuals who are employees of the Company. No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of Sabre Corporation or any of its Subsidiaries, unless (i) the exercise price of such Incentive Stock Option is at least one hundred and ten percent (110%) of the Fair Market Value of a share of Common Stock at the time such Incentive Stock Option is granted and (ii) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

7. Other Stock-Based Awards.

The Committee may from time to time grant equity, equity-based or equity-related Awards not otherwise described herein in such amounts and subject to such terms and conditions as the Committee shall determine. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may (i) involve the transfer of actual shares of Common Stock to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units, or share-denominated performance units, and (iv) be designed to comply with applicable laws of jurisdictions other than the United States; provided, that each Other Stock-Based Award shall be

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denominated in, or shall have a value determined by reference to, a number of shares of Common Stock that is specified at the time of the grant of such award. Notwithstanding the foregoing, to the extent any such Other Stock-Based Award is subject to Section 409A of the Code, the Award Agreement of such Other Stock-Based Award shall contain terms and conditions (including, without limitation and to the extent applicable, deferral and payment provisions) that comply with Section 409A of the Code.

8. Cash Incentive Awards.

The Committee may grant to any Participant Cash Incentive Awards that are subject to the terms and conditions of the Plan. Cash Incentive Awards granted under the Plan may be settled in cash or in other property, including shares of Common Stock, provided that the term “Cash Incentive Award” shall exclude any Option or Other Stock-Based Award. Without limiting the generality of the foregoing, a Cash Incentive Award may provide for target awards based on allocation among Participants of a bonus or incentive pool. For the avoidance of doubt, nothing herein is intended to limit or shall limit the Company’s ability to grant cash-based awards that are not subject to the Plan.

9. Performance-Based Compensation.

(a) The Committee may issue Awards under the Plan, the grant, payment or vesting of which is conditioned upon the satisfaction of Performance Measures. Such Performance Measures may include any one or more of the following, including in combination: adjusted net earnings, appreciation in and/or maintenance of the price of Common Stock (including, without limitation, comparisons with various stock market indices), attainment of strategic and operational initiatives, budget, cash flow (including, without limitation, free cash flow), cost of capital, cost reduction, earnings and earnings growth (including, without limitation, earnings per share, earnings before taxes, earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization), market share, market value added, net income, net sales, net revenue, operating profit and operating income, pretax income before allocation of corporate overhead and bonus, reductions in costs, return on assets and return on net assets, return on equity, return on invested capital, revenues, sales and sales growth, successful acquisition/divestiture, total stockholder return and improvement of stockholder return, gross margin, measures of liquidity or credit metrics, cash flow per share, improvements or attainments of expense levels, or improvements or attainment of working capital levels or debt reduction, or such other measures as the Committee may determine from time to time. A Performance Measure (i) may relate to the performance of the Participant, Sabre Corporation, a Subsidiary, any business group, business unit or other subdivision of the Company, or any combination of the foregoing, as the Committee deems appropriate and (ii) may be expressed as an amount, as an increase or decrease over a specified period, as a relative comparison to the performance of a group of comparator companies or a published or special index, or any other measure of the selected performance criteria, as the Committee deems appropriate. Performance goals may differ for Awards granted to any one Participant or to different Participants. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances, render previously established Performance Measures unsuitable, the Committee may in its discretion modify such Performance Measures or the related levels of achievement, in whole or in part, as the Committee deems appropriate and equitable.

(b) The Committee shall determine the length of the measurement or performance period applicable to each Award whose grant, vesting or payment is subject to the achievement of Performance Measures. Such measurement or performance periods may be overlapping.

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(c) Nothing in this Section 9 is intended to limit the Committee’s discretion to adopt conditions with respect to any Award, or to require the Committee to issue Awards. The Committee may, subject to the terms of the Plan, amend previously granted Awards whose grant, vesting or payment is subject to Performance Measures.

10. Effect of Separation from Service.

(a) Each Award Agreement shall set forth the effect of the Participant’s termination of Employment on any outstanding Awards. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Awards issued, and may reflect distinctions based on the reasons for the termination of Employment.

(b) Except as to any awards constituting stock rights exempt from Section 409A of the Code, termination of Employment shall mean a ‘separation from service’ within the meaning of Section 409A, unless the Participant is retained as a consultant pursuant to a written agreement and such agreement provides otherwise. The Employment of a Participant with the Company shall be deemed to have terminated for all purposes of the Plan if such person is employed by or provides services to a Person that is a Subsidiary of the Company and such Person ceases to be a Subsidiary of the Company, unless the Committee determines otherwise. Subject to Section 409A and unless otherwise determined by the Committee, (i) a Participant who ceases to be an employee of the Company but continues, or simultaneously commences, services as a director on the Board shall not be deemed to have had a termination of Employment for purposes of the Plan and (ii) a Participant who ceases to be an employee of the Company but continues, or simultaneously commences, services as an independent contractor or consultant to the Company shall be deemed to have had a termination of Employment for purposes of the Plan. Without limiting the generality of the foregoing, the Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of Employment. Furthermore, no payment shall be made with respect to any Awards under the Plan that are subject to Section 409A of the Code as a result of any such authorized leave of absence or absence in military or government service unless such authorized leave or absence constitutes a separation from service for purposes of Section 409A of the Code and the regulations promulgated thereunder.

11. Adjustment Upon Certain Changes.

(a) Shares Available for Grants

In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares, or similar corporate change, the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Awards in any year, and the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Awards to any individual Participant in any year, shall be appropriately adjusted by the Committee. In the event of any change in the number of shares of Common Stock outstanding by reason of any other similar event or transaction, the Committee shall, to the extent deemed appropriate by the Committee, make such adjustments in the number and class of shares of Common Stock with respect to which Awards may be granted.

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(b) Increase or Decrease in Issued Shares Without Consideration

In the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Committee shall, to the extent deemed appropriate by the Committee, appropriately adjust the number of shares of Common Stock subject to each outstanding Award and the exercise price per share of Common Stock of each such Award.

(c) Certain Mergers

In the event that any merger, consolidation or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of the surviving corporation in such transaction, the Committee shall, to the extent deemed appropriate by the Committee, adjust each Award outstanding on the date of such merger or consolidation so that it pertains and applies to the securities which a holder of the number of shares of Common Stock subject to such Award would have received in such merger or consolidation.

(d) Certain Other Transactions

In the event of (i) a dissolution or liquidation of Sabre Corporation, (ii) a sale of all or substantially all of the Company’s assets (on a consolidated basis), (iii) a merger, consolidation, or similar transaction involving Sabre Corporation in which Sabre Corporation is not the surviving corporation, or (iv) a merger, consolidation or similar transaction involving Sabre Corporation in the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, other than shares of the surviving corporation in such transaction, the Committee shall, to the extent deemed appropriate by the Committee, but subject to Section 409A of the Code to the extent applicable, have the power to:

(i) cancel, effective immediately prior to the occurrence of such event, each Award (whether or not then exercisable, and including, without limitation, Awards with an exercise price that exceeds the then-current Fair Market Value of the Common Stock), and, in full consideration of such cancellation, pay to the Participant to whom such Award was granted an amount in cash, for each share of Common Stock subject to such Award, equal to the value, as determined by the Committee in its reasonable discretion, of such Award, provided that with respect to any outstanding Option such value shall be equal to the excess, if any, of (A) the value, as determined by the Committee in its reasonable discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (B) the exercise price of such Option; and

(ii) provide for the exchange of each Award (whether or not then exercisable or vested) for an Award with respect to (A) some or all of the property which a holder of the number of shares of Common Stock subject to such Award would have received in such transaction or (B) securities of the acquiror or surviving entity and, incident thereto, make an equitable adjustment as determined by the Committee in the exercise price of the Award, or the number of shares or amount of property subject to the Award or provide for a payment (in cash or other property) to the Participant to whom such Award was granted in partial consideration for the exchange of the Award.

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(e) Other Changes

In the event of any change in the capitalization of Sabre Corporation or corporate change other than those specifically referred to in paragraphs (b), (c), or (d), including, without limitation, an extraordinary cash dividend, the Committee shall, to the extent deemed appropriate by the Committee, make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in such other terms of such Awards as the Committee may consider appropriate.

(f) Cash Incentive Awards

In the event of any transaction or event described in this Section 11, including without limitation any corporate change referred to in paragraph (e) hereof, the Committee may, as the Committee may consider appropriate in respect of such transaction or event, make such adjustments in the terms and conditions of any Cash Incentive Awards.

(g) No Other Rights

Except as expressly provided in the Plan or any Award Agreement, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or dividend equivalents, any increase or decrease in the number of shares of stock of any class, or any dissolution, liquidation, merger, or consolidation of Sabre Corporation or any other corporation. Except as expressly provided in the Plan, no issuance by Sabre Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to, or the terms related to, any Award.

(h) Savings Clause

No provision of this Section 11 shall be given effect to the extent that such provision (i) would cause any tax to become due under Section 409A of the Code or (ii) would result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act.

12. Change in Control.

Except as otherwise set forth in a Participant’s Award Agreement, in the event (a) a Participant has a Qualifying Termination following a Change in Control of the Company or (b) of a Change in Control in which outstanding Awards are not assumed, continued, or substituted by the surviving corporation:

(i) All deferral of settlement, forfeiture conditions and other restrictions applicable to Awards granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control without regard to deferral and vesting conditions; and

(ii) Any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of the Change in Control.

13. Rights under the Plan.

(a) No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Award granted pursuant to the Plan until the date of the issuance of such shares on

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APPENDIX A

the books and records of Sabre Corporation. Except as otherwise expressly provided in Section 11 hereof, no adjustment of any Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued. Nothing in this Section 13 is intended, or should be construed, to limit authority of the Committee to cause the Company to make payments based on the dividends that would be payable with respect to any share of Common Stock if it were issued or outstanding, or to grant rights related to such dividends.

(b) Nothing in the Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (b) limit the right or power of the Company to take any action which such entity deems to be necessary or appropriate. Neither the adoption of the Plan nor the grant of any Award shall be construed as creating any limitations on the power of the Board of Directors or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

(c) The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person. The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.

14. No Special Employment Rights; No Right to Award.

(a) Nothing contained in the Plan or any Award shall confer upon any Participant any right with respect to the continuation of his employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award.

(b) No person shall have any claim or right to receive an Award hereunder. The Committee’s granting of an Award to a Participant at any time shall neither require the Committee to grant an Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

15. Tax Provisions & Withholding.

(a) Cash Remittance

Whenever shares of Common Stock are to be issued upon the exercise of an Option or the grant or vesting of an Award, and whenever any amount shall become payable in respect of any Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy federal, state, and local withholding tax requirements, if any, attributable to such exercise, grant, vesting, or payment prior to the delivery of any certificate or certificates for such shares or the effectiveness of the lapse of such restrictions or making of such payment. In addition, upon the exercise or settlement of any Award in cash, or any payment with respect to any Award, the Company shall have the right to withhold from any payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state,

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APPENDIX A

and local withholding tax requirements, if any, attributable to such exercise, settlement, or payment. The Company can delay the delivery to a Participant of any Common Stock or cash payable to such Participant to determine the amount of withholding to be collected and to collect and process such withholding.

(b) Stock Remittance

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant, or vesting of an Award, the Participant may tender to Sabre Corporation a number of shares of Common Stock that have been owned by the Participant for at least six months (or such other period as the Committee may determine) having a Fair Market Value at the tender date determined by the Committee to be sufficient to satisfy the federal, state, and local withholding tax requirements, if any, attributable to such exercise, grant, or vesting but not greater than such withholding obligations. Such election (i) shall be irrevocable, made in writing, and signed by the Participant, (ii) shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate, and (iii) shall satisfy the Participant’s obligations under this Section 15, if any. The Company can delay the delivery to a Participant of any Common Stock or cash payable to such Participant to determine the amount of withholding to be collected and to collect and process such withholding.

(c) Stock Withholding

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant, or vesting of an Award, the Company shall withhold a number of such shares having a Fair Market Value at the exercise date determined by the Committee to be sufficient to satisfy the federal, state, and local withholding tax requirements, if any, attributable to such exercise, grant, or vesting but not greater than such withholding obligations. Such election (i) shall be irrevocable, made in writing, and signed by the Participant, (ii) shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate, and (iii) shall satisfy the Participant’s obligations under this Section 15, if any. The Company can delay the delivery to a Participant of any Common Stock or cash payable to such Participant to determine the amount of withholding to be collected and to collect and process such withholding.

(d) Consent to and Notification of Section 83(b) Election

No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award Agreement or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or other applicable provision.

(e) Notification Upon Disqualifying Disposition Under Section 421(b)

If any Participant shall make any disposition of shares of Common Stock delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (i.e., a disqualifying disposition), such Participant shall notify the Company of such disposition within ten days thereof.

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APPENDIX A

16. Amendment or Termination of the Plan.

(a) The Board may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that to the extent that any applicable law, regulation, or rule of a stock exchange requires stockholder approval in order for any such revision or amendment to be effective, such revision or amendment shall not be effective without such approval. The preceding sentence shall not restrict the Committee’s ability to exercise its discretionary authority hereunder pursuant to Section 4 hereof, which discretion may be exercised without amendment to the Plan; provided that no provision of this Section 16 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

(b) Except as expressly provided in the Plan, no action hereunder may, without the consent of a Participant, materially adversely affect the Participant’s rights under any previously granted and outstanding Award.

(c) Nothing in the Plan shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.

17. No Obligation to Exercise.

The grant to a Participant of an Award shall impose no obligation upon such Participant to exercise such Award.

18. Transfer Restrictions.

(a) Upon the death of a Participant, outstanding Awards granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Award, or the right to exercise any Award, shall be effective to bind the Company unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Award.

(b) Except as provided in the preceding paragraph (regarding transfers upon the death of a Participant) and Section 6 (regarding the transfer of certain Non-Qualified Stock Options), no Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated, or otherwise encumbered or subject to any lien, obligation, or liability of such Participant to any party (other than the Company), or assigned or transferred by such Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) may be transferred to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee, subject to any terms and conditions which the Committee may impose thereon (which may include limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of

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APPENDIX A

registration forms under the Securities Act specified by the Securities and Exchange Commission). A beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

19. Retirement and Welfare Plans.

Neither Awards made under the Plan nor shares of Common Stock or cash paid pursuant to such Awards will be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit or except as the Committee may otherwise determine in its discretion.

20. Certain Limitations on Awards to Ensure Compliance with Section 409A of the Code.

(a) The Company intends that the Plan and each Award granted hereunder that is subject to Section 409A of the Code shall comply with Section 409A of the Code and that the Plan shall be interpreted, operated and administered accordingly. In the event any term and/or condition of an Award granted hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such term and/or condition shall be restructured, to the extent possible, in a manner, determined by the Committee, which does not cause such an accelerated or additional tax. Any reservation of rights by the Company hereunder affecting the timing of payment of any Award subject to Section 409A of the Code will only be as broad as is permitted by Section 409A of the Code. Notwithstanding anything herein to the contrary, in no event shall the Company be liable for the payment of or gross up in connection with any taxes and or penalties owed by the Participant pursuant to Section 409A of the Code. For purposes of Section 409A of the Code, each installment payment provided under the Plan shall be treated as a separate payment.

(b) Notwithstanding anything herein or in any Award Agreement to the contrary, in the event that a Participant is a “specified employee” (within the meaning of Section 409A(2)(B) of the Code) as of the date of such Participant’s termination of Employment, any Awards subject to Section 409A of the Code payable to such Participant as a result of his or her termination of Employment, shall be paid on the first business day of the first calendar month that begins after the six-month anniversary of the date of the Participant’s termination of Employment, or, if earlier, the date of the Participant’s death.

21. Participants Based Outside of the United States.

Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company operates or has employees, the Committee, in its sole discretion, shall have the power and authority to:

(a) Determine which Affiliates and Subsidiaries shall be covered by the Plan;

(b) Determine which employees outside the United States are eligible to participate in the Plan;

(c) Modify the terms and conditions of any Award granted to employees outside the United States to comply with applicable foreign laws;

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APPENDIX A

(d) Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 21 by the Committee shall be attached to the Plan document as appendices; and

(e) Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

22. Legend.

The certificates or book entry for shares of Common Stock may include any legend or coding, as applicable, which the Committee deems appropriate to reflect any restrictions on transfer of such shares.

23. Severability; Entire Agreement.

If any of the provisions of the Plan or any Award Agreement is finally held to be invalid, illegal, or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreement or other agreements or documents designated by the Committee as setting forth the terms of an Award contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations, and warranties between them, whether written or oral, with respect to the subject matter thereof.

24. Descriptive Headings.

The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms contained herein.

25. Governing Law.

The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of Delaware without regard to its conflict of law principles.

26. Clawback.

Notwithstanding anything herein to the contrary, the Company will be entitled, to the extent permitted or required by applicable law, Company policy including without limitation the Executive Compensation Recovery Policy and/or the requirements of an exchange on which the Company’s shares of Common Stock

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APPENDIX A

are listed for trading, in each case, as in effect from time to time, to recoup compensation of whatever kind paid by the Company or any of its affiliates at any time to a Participant under the Plan and the Participant, by accepting Awards pursuant to the Plan and any Award Agreement, agrees to comply with any Company request or demand for such recoupment.

27. Effective Date and Term of Plan.

The Plan was initially adopted and shall be effective as of the Effective Date. The Plan shall terminate automatically on the ten (10) year anniversary of the Effective Date and may be terminated on any earlier date as provided in Section 16, but all Awards made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the Plan.

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APPENDIX B

APPENDIX B

List of Included and Excluded Countries

Countries Included in Analysis
Country Name	Employee Count
United States	2,404
India	1,540
Poland	1,313
Uruguay	828
Singapore	240
United Kingdom	175
Germany	127
China	85
Australia	70
Bahrain	51
Austria	46
Russia	38
Iceland	37
Italy	36
Brazil	35
Argentina	34
Sweden	33
France	30
Columbia	28
United Arab Emirates	26

Total	7,176

Countries Excluded from Analysis
Country Name	Employee Count
Israel	25
Mexico	23
Spain	22
Hong Kong	20
Canada	19
Thailand	18
Netherlands	18
Turkey	17
Saudi Arabia	17
Malaysia	17
Japan	16
New Zealand	13
Greece	13
South Africa	10
Switzerland	8
Peru	8
Lebanon	8
Kuwait	8
Kazakhstan	8
Chile	8
Sri Lanka	7
Egypt	6
Cyprus	5
Jordan	4
Vietnam	3
Ireland	3
Ecuador	3
Dominican Republic	3
Romania	2
Korea	2
Costa Rica	2
Bulgaria	2
Belgium	2
Qatar	1
Portugal	1
Panama	1
Jamaica	1
El Salvador	1
Denmark	1
Bolivia	1
Barbados	1

Total	355

Sabre Corporation 2021 Proxy Statement	|	B-1

ANNUAL MEETING OF SABRE CORPORATION

Date:	Wednesday, April 28, 2021
Time:	9:30 A.M. (Central Daylight Time)
Place:	Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/SABR for more details and to register for the Virtual Meeting.

Please make your marks like this: ☒ Use dark black pencil or pen only
Board of Directors Recommends a Vote FOR Proposals 1, 2, 3 and 4 and 1 YEAR on proposal 5.
1:	Election of Directors (term to expire at the 2022 Annual Meeting of Stockholders)
		For	Against	Abstain		Directors Recommend i
	01 George Bravante, Jr.	☐	☐	☐		For
	02 Hervé Couturier	☐	☐	☐		For
	03 Gary Kusin	☐	☐	☐		For
	04 Gail Mandel	☐	☐	☐		For
	05 Sean Menke	☐	☐	☐		For
	06 Phyllis Newhouse	☐	☐	☐		For
	07 Karl Peterson	☐	☐	☐		For
	08 Zane Rowe	☐	☐	☐		For
	09 Gregg Saretsky	☐	☐	☐		For
	10 John Scott	☐	☐	☐		For
	11 Wendi Sturgis	☐	☐	☐		For
		For	Against	Abstain
2:	To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2021.	☐	☐	☐		For

3:	To approve our 2021 Omnibus Incentive Compensation Plan.	☐	☐	☐		For

4:	To hold an advisory vote on the compensation of our named executive officers.	☐	☐	☐		For

		1 Year	2 Years	3 Years	Abstain	For

5:	To hold an advisory vote on the frequency of the advisory stockholder vote on the compensation of our named executive officers.	☐	☐	☐	☐	1 Year

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Annual Meeting or any adjournments or postponements.

Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/ SABR for more details and to register for the Virtual Meeting.

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears hereon. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Sabre Corporation

to be held on Wednesday, April 28, 2021

for Holders of Record as of March 2, 2021

This proxy is being solicited on behalf of the Board of Directors

	INTERNET	TO VOTE BY:
TELEPHONE 866-206-5104
Go To

www.proxypush.com/SABR • Cast your vote online. • View Meeting Documents.	OR	• Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.
MAIL

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Sean Menke, Aimee Williams-Ramey and Steve Milton, and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Sabre Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, FOR THE PROPOSALS IN ITEMS 2, 3 and 4 AND FOR 1 YEAR IN ITEM 5.

PROXY TABULATOR FOR SABRE CORPORATION P.O. BOX 8016 CARY, NC 27512-9903

Revocable Proxy – Sabre Corporation

Annual Meeting of Stockholders

Wednesday, April 28, 2021 9:30 a.m. (Central Daylight Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Sean Menke, Aimee Williams-Ramey and Steve Milton, and each of them and each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of capital stock of Sabre Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders on Wednesday, April 28, 2021, 9:30 a.m. to be held virtually, and any and all adjournments thereof, as set forth herein.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the nominees for directors specified in Item 1, FOR Items 2, 3 and 4 and for 1 YEAR in Item 5.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)